As filed with the Securities and Exchange Commission on December 7, 2006
Registration Number 333-138729

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEV PHARMACEUTICALS, INC.
(Name of Small Business Issuer in its Charter)

Delaware	2834	88-0211496
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 1700
New York, New York 10168
(212) 682-3096
(Address and telephone number of principal executive offices)

Joshua D. Schein, Ph.D.
Chief Executive Officer
Lev Pharmaceuticals, Inc.
122 East 42nd Street, Suite 1700
New York, New York 10168
(212) 682-3096
(Name, address and telephone number of agent for service)

Copies to:
Victor J. DiGioia, Esq.
Michael A. Goldstein, Esq.
Goldstein & DiGioia, LLP
45 Broadway
New York, New York 10006
(212) 599-3322

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01	32,482,692	$0.98	$31,833,038.16	$3,406.14

Common Stock, underlying Warrants, par value $0.01 (3)	11,390,846	$0.98	$11,163,029.08	$1,194.44

Common Stock, underlying Warrants, par value $0.01 (4)	198,519	$1.18	$234,252.42	$25.06

Common Stock, underlying Warrants, par value $0.01 (4)	225,000	$0.98	$220,500.00	$23.59

Common Stock, underlying Warrants, par value $0.01 (4)	100,000	$1.10	$110,000.00	$11.77

Total	44,397,057	---	---	$4,661.00*
_______________
* Total fee previously paid.
(1) All of the shares registered pursuant to this registration statement are to be offered by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below.
(2) Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the bid and asked prices on the OTC Bulletin Board on November 9, 2006.
(3) Represents shares of common stock issuable upon exercise of warrants held by the selling stockholders issued in connection with our recent private placement. In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).
(4) Represents shares of common stock issuable upon exercise of warrants held by certain of the selling stockholders. In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, December 7, 2006

LEV PHARMACEUTICALS, INC.

44,397,057 Shares of Common Stock

This prospectus relates to the sale of up to 44,397,057 shares of our common stock which may be offered by the selling stockholders identified in this prospectus. The shares offered in this prospectus include:

•	32,307,692 shares of common stock issued to investors in our October 2006 private placement

•	9,692,308 shares of common stock issuable upon exercise of warrants issued to investors in our October 2006 private placement

•	1,897,057 shares of common stock issuable upon exercise of warrants issued to the placement agent and another registered broker-dealer in connection with our October 2006 private placement

•	175,000 shares of common stock owned by a consultant to whom we granted registration rights

•	325,000 shares of common stock issuable upon exercise of warrants owned by certain selling stockholders identified in this prospectus.

We will not receive any proceeds from the resale of shares of our common stock. However, we may receive proceeds from the exercise of the warrants referred to above, unless the warrants are exercised under a “cashless exercise” right.

Our common stock currently trades on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the symbol “LEVP.OB.” On December 4, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $1.04 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form SB-2 under the Securities Act of 1933 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling stockholders may, from time to time, sell or otherwise dispose of up to 44,397,057 shares of our common stock at any time or from time to time. Each time a selling stockholder sells or otherwise disposes of securities, the selling stockholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the common stock being offered. A prospectus supplement may include additional risk factors or other considerations applicable to the common stock. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. You may only rely on the information contained in this prospectus or that we have referred you to. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Accordingly, these statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Thus, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing;
•	the timely obtaining of and thereafter maintaining regulatory approvals and patents;
•	the commercialization of our product candidates, at reasonable costs;
•	the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies;
•	our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders;
•	our ability to protect intellectual property;
•	our ability to retain management and obtain additional employees as required; and
•	our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry..

We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in the section “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. Unless the context otherwise requires, Lev Pharmaceuticals, Inc. and its wholly-owned subsidiary, Lev Development Corp., are referred to throughout this prospectus as “Lev,” “we,” “us” or “our company.” All such references prior to the Public Company Merger on December 29, 2004 described below, refer to Lev Development Corp. only.

Our Company

We are a development stage biopharmaceutical company that was formed in July 2003 to develop and commercialize therapeutic products for the treatment of inflammatory diseases. Our product candidates are based on C1-esterase inhibitor, C1-INH, a human plasma protein that modulates inflammation and is potentially applicable as a treatment for a range of medical indications. During 2005, we initiated a Phase III clinical trial of our lead product candidate, C1-INH for the treatment, both acute and prophylactic, of hereditary angioedema (“HAE”). In October 2005, we received fast track designation status by the U.S Food and Drug Administration, (“FDA”) for the treatment of HAE. We are also developing C1-INH for the treatment of acute myocardial infarction (“AMI”), or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role. We have certain rights to C1-INH technology through agreements with Sanquin Blood Supply Foundation (“Sanquin”), an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands.

Product Programs

Our lead program is the development of C1-INH for the treatment of HAE. HAE is a rare genetic disorder characterized by episodic attacks of edema (swelling) in the extremities, face, abdomen and, most seriously, the airway passages. The disease is caused by a deficiency of C1-INH, and there are believed to be 10,000 or more people with HAE in the United States.

In July 2004, we received orphan drug designation from the FDA for C1-INH (human), which, upon product licensure from the FDA, could provide us with a seven-year exclusive right to market the C1-INH product as a treatment for HAE in the United States. This designation is for both acute and prophylactic treatment. In October 2005, we received fast track designation status by the FDA for both acute and prophylactic treatment of HAE. Fast track designation facilitates the development and expedites the review of drugs and biologics intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. We initiated a Phase III clinical trial of C1-INH for the acute treatment of HAE in March 2005 and in November 2005 we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE. The trials are multi-center, placebo-controlled, double-blind studies designed to examine the use of C1-INH in both treating acute attacks of HAE and in preventing the onset of such attacks. Phase III clinical trials of this type are highly unpredictable, and may take from one year to many years for completion, depending on a large number of factors, most of which are entirely beyond our control. Following completion of a successful Phase III trial, we intend to submit a biologics license application, or BLA, to the FDA. Preparation of this BLA could take from six months to substantially more than one year. Following the submission of the BLA, the FDA may take from six months, in the case of an expedited review, to more than one year, to review the BLA. There can be no assurance that any of these timelines can or will be met, and there can be no assurance that the outcome of our Phase III trials will be successful or that the results of the trials will support licensure by the FDA.

Our second development program is focused on the use of C1-INH in treating AMI, commonly known as a heart attack. AMI results from an obstruction of blood flow to the heart. There are approximately 865,000 patients with AMI in the United States annually, resulting in an estimated 171,000 directly attributable deaths. Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data presented by others, we believe that C1-INH may be useful as a treatment for AMI. We intend to initiate a research program in 2007 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI. We may also initiate studies for C1-INH in treating AMI, or another indication, during 2007. There can be no assurance, however, that we will have sufficient resources to deploy in furtherance of all of these potential research programs, in addition to our ongoing clinical trials, within the next twelve months or at all.

The process of inflammation underlies a number of other serious diseases, including gram-negative septicemia and inflammatory bowel disease, and is now also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer’s disease and stroke. As a potent mediator of inflammation, C1-INH has been examined as a potential treatment for some of these diseases in animal studies, and, in a limited number of disorders, in clinical studies as well. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, we intend to develop C1-INH for certain other diseases and disorders. We believe that the extensive clinical experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

Public Company Merger

On November 5, 2004, Fun City Popcorn, Inc. a non-operating public company incorporated in Nevada (“FCP”), Lev Acquisition Corp., its wholly-owed subsidiary (“Lev Sub”), and Lev Development Corp., previously know as Lev Pharmaceuticals, Inc. (“Old Lev” or “LDC”), entered into an Agreement and Plan of Merger (as amended on December 8, 2004, the “Agreement”). On December 29, 2004, the merger closed and pursuant to the Agreement, Lev Sub merged into Old Lev and the combined entity became a wholly-owned subsidiary of FCP (the “Public Company Merger”). As a result of the Public Company Merger, FCP issued 5,029,795 shares of common stock and 4,789,433 shares of Series A convertible preferred stock to holders of outstanding Old Lev common stock.

Delaware Reincorporation

Later, on December 29, 2004, the Board of Directors and stockholders of FCP approved a merger of FCP into a newly formed, wholly-owned subsidiary of FCP incorporated in Delaware (the “Recapitalization Merger”). This merger was undertaken to increase the authorized number of shares of common stock to permit the conversion of the Series A preferred stock, to reincorporate FCP in the State of Delaware and to change the name of the company. On February 17, 2005, the Recapitalization Merger closed and the issued and outstanding Series A Preferred Stock of FCP was automatically converted into an aggregate of 66,767,994 shares of common stock, which, along with the 4,505,530 shares of FCP common stock outstanding prior to the Public Company Merger and the 5,029,795 shares of common stock issued to the Old Lev stockholders in the Public Company Merger, resulted in a total of 76,303,319 shares of common stock outstanding as of February 17, 2005. As part of the Recapitalization Merger, Old Lev changed its name to Lev Development Corp. and FCP changed its name to Lev Pharmaceuticals, Inc. As a result of these mergers, the stockholders of Old Lev acquired approximately 94% of our outstanding common stock.

October 2006 Private Placement

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The securities were sold in units. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.7 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes.

The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We made our determination of the availability of such exemptions based upon the facts and circumstances surrounding the private placement, including the representations and warranties made by the purchasers in the Securities Purchase Agreement and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares and the related Warrants. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist it in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants were issued on the substantially the same terms as the Warrants issued to the investors. We will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement we entered into with the investors.

We are obligated to register the re-offer and re-sale of the common stock issued in the private offering and the common stock underlying the warrants and this registration statement is being filed pursuant to such obligation. We agreed to file the registration statement within 30 days of closing and have it declared effective within 120 days of the filing date or 180 days from the filing date if the SEC conducts a review of the filing. If the registration statement is not declared effective within such time periods, we will issue to each investor, as partial liquidated damages, such number of additional common stock purchase warrants as is equal to 3.0% of the purchase price paid by such investor pursuant to the Securities Purchase Agreement, which warrants will be exercisable for a period of five years at a price of $0.01 per share.

General

Our principal executive office is located at 122 East 42nd Street, Suite 1700, New York, New York 10168 and our telephone number is (212) 682-3096. Our website is www.levpharma.com. Information contained in our website shall not be deemed to constitute a part of this prospectus.

THIS OFFERING

Shares offered by Selling Stockholders	44,397,057 shares of common stock, including 11,914,365 shares of common stock issuable upon the exercise of warrants.
Common Stock outstanding before the Offering(1)	114,010,236
Common Stock to be outstanding after the Offering(2)	125,924,601
Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the exercise of the warrants, unless the warrants are exercised under a “cashless exercise” right. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.
OTC Bulletin Board Trading Symbol	LEVP.OB

(1) As of December 1, 2006. Does not include 20,824,037 shares issuable upon exercise of various warrants and options to purchase common stock as of such date. Includes 120,000 options and 125,000 warrants to purchase shares of our common stock which will not vest unless the holder satisfies certain performance criteria.
(2) Assumes the issuance of all shares offered hereby that are issuable upon exercise of certain warrants.

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks related to our business

We are at an early stage of development as a company and currently have no source of revenue and may never become profitable.

We are a development stage biopharmaceutical company with a limited operating history. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends on: first, obtaining FDA marketing approval for any of our products and, second, successfully commercializing and bringing to market these products. In particular, if we do not successfully develop and commercialize C1-INH for the treatment of HAE, we will be unable to generate any revenue for many years, if at all and, even if successful in obtaining FDA marketing approval for C1-INH for the treatment of HAE, it will be at least two years before we can expect to begin to generate revenue. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of September 30, 2006, we had a deficit accumulated during the development stage of $17,705,975. We have from inception incurred and will continue to incur significant and increasing operating losses for the next several years as we conduct Phase III clinical trials of C1-INH for the acute and prophylactic treatment of HAE, and advance C1-INH for the treatment of AMI into clinical development. In addition, if we receive regulatory approval of any of our product candidates, we expect to incur significant sales and marketing expenses in the future. Because of the numerous risks and uncertainties associated with developing and commercializing these product candidates, we are unable to predict the extent of future losses or when and if we will become profitable.

We are a development stage company, making it difficult for you to evaluate our business and your investment.

We are in the development stage and our operations and the development of our proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including:

•	the absence of an operating history;

•	the lack of commercialized products;

•	insufficient capital;

•	expected substantial and continual losses for the foreseeable future;

•	limited experience in dealing with regulatory issues;

•	limited marketing and manufacturing experience;

•	an expected reliance on third parties for the development and commercialization of some of our proposed products;

•	a competitive environment characterized by numerous, well-established and well-capitalized competitors;

•	uncertain market acceptance of our proposed products; and

•	reliance on key personnel.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company.

We may need to raise substantial additional capital to fund our operations, and our failure to obtain funding when needed would adversely affect our development programs and other operations.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

•	complete the clinical development of C1-INH for the treatment of HAE;
•	continue the development of our other product candidates;
•	finance our general, administrative and license acquisition costs;
•	prepare regulatory approval applications and seek approvals for C1-1NH and our other product candidates;
•	launch and commercialize our product candidates, if any such product candidates receive regulatory approval; and
•	develop and implement sales, marketing and distribution capabilities.

Our cash used in operations increased significantly over the period from July 21, 2003 (inception) to September 30, 2006 and we expect that our cash used in operations will increase significantly over the next several years. Based on our current levels of research and development and our business plan, we believe that our existing cash and cash equivalents (including the proceeds received from our recent private placement), payments for research and development services and other payments required to be made by our collaboration partners, if any, should be sufficient to fund our anticipated levels of operations through at least the end of 2007. We have based this estimate on various assumptions that may prove to be wrong. Due to the foregoing factors, we may need to raise additional capital to complete the development and commercialization of our current product candidates. Our future funding requirements will depend on many factors, including, but not limited to:

•	the rate of progress and cost of our clinical trials and other development activities;
•	any future decisions we may make about the scope and prioritization of the programs we pursue;
•	the costs and timing of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the timing of, and the costs involved in, obtaining regulatory approvals;
•	the costs of establishing sales, marketing and distribution capabilities;
•	the effect of competing technological and market developments;
•	ongoing determinations of the potential commercial success of our proposed products;
•	the costs involved in utilizing third party contract research organizations for preclinical studies and clinical trials;
•	the availability of third parties, and the cost, to manufacture compounds for clinical trial supply;
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and
•	general market conditions for offerings from biopharmaceuticals companies.

To date, our sources of cash have been primarily limited to the sale of equity securities. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and /or the commercialization of one or more of our product candidates. Accordingly, any failure to raise adequate capital in a timely manner would have a material adverse effect on our business, operating results, financial condition and future growth prospects. We also may be required to:

•	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and
•	relinquish, license or otherwise dispose of rights to technologies, on unfavorable terms, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

If either of our agreements with Sanquin terminate, we may be unable to continue our business.

Our business is highly dependent on distribution and license rights that we have received from Sanquin pursuant to a distribution agreement relating to the treatment of HAE and a license agreement relating to the treatment of AMI. If we fail to fulfill certain obligations or fail to meet certain milestones under the distribution agreement, including completion of enrollment in the trials by July 2007, the distribution agreement may be terminated. In addition, Sanquin has the right to terminate the agreement if it is unable to maintain liability insurance for its United States obligations, under certain circumstances as described in the distribution agreement. In addition, either party may terminate the agreement upon an uncured breach. If Sanquin terminates the distribution agreement, we would have to retain another supplier of C1-INH for the treatment of HAE. If we are unable to locate another supplier of C1-INH comparable to Sanquin on economically acceptable terms, or at all, we will not be able to commercialize our product candidates and we may be forced to cease our operations.

Under the license agreement, Sanquin granted us an exclusive license to use certain patent, patent applications and know-how related to the use of C1-INH technology for the treatment of AMI. Under the terms of the license agreement, we are obligated to make minimum and earned royalty and other payments to Sanquin. If we fail to fulfill those obligations or other material obligations, the license agreement may be terminated by Sanquin. If Sanquin terminates the license agreement, we will have no further rights to utilize the intellectual property covered by the license agreement, we would not be able to commercialize the applicable product candidate for the treatment of AMI and we may be forced to cease our operations relating to the treatment to AMI using C1-INH, particularly if we do not have rights to other product candidates.

We are dependent on Sanquin as our sole source of supply for C1-1NH.

Pursuant to our distribution agreement with Sanquin, Sanquin will supply us with certain annual minimum and maximum amounts of C1-INH. In the event demand for C-1NH is greater than the amount supplied by Sanquin, we would have to find alternative suppliers of C1-1NH. If we are unable to locate another supplier of C1-1NH comparable to Sanquin on economical terms, or at all, we may lose business and our reputation in the marketplace could be adversely affected.

Our proposed products are in the development stages and will likely not be commercially introduced for one or more years, if at all.

Our proposed products are in the development stages and will require further development, preclinical and clinical testing and investment prior to commercialization in the United States and abroad. We have not commercially introduced any products and do not expect to do so until 2008 at the earliest, depending upon the timing of our completion of clinical trials, our preparation and filing, and the FDA’s review, of our biologics license application for our proposed products. We cannot assure you that any of our proposed products will:

•	be successfully developed;

•	prove to be safe and efficacious in clinical trials;

•	meet applicable regulatory standards or obtain required regulatory approvals;

•	demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease;

•	be capable of being produced in commercial quantities at reasonable costs;

•	obtain coverage and favorable reimbursement rates from insurers and other third-party payors; or

•	be successfully marketed or achieve market acceptance by physicians and patients.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

In order to receive regulatory approval for the commercialization of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate safety and efficacy of these product candidates. Clinical testing is expensive, can take many years to complete and its outcome is uncertain. Failure can occur at any time during the clinical trial process.

The results of preclinical studies and early clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. The data collected from clinical trials of our product candidates may not be sufficient to support the submission of a biologics license application to the FDA or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, we cannot determine if or when we will have an approved product for commercialization or achieve sales or profits.

Delays in clinical testing could result in increased cost to us and delay our ability to generate revenue.

We may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable clinical trial terms with prospective sites, in obtaining institutional review board approval to conduct a trial at a prospective site, in recruiting patients to participate in a trial or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollments, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Prescribing physicians will also have to decide to use our product candidates over existing drugs that have established safety and efficacy profiles. Any delays in completing our clinical trials will increase our cost, slow down our product development and approval process and delay our ability to generate revenue.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further developments or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

If we are unable to satisfy regulatory requirements, we may not be able to commercialize our product candidates.

We need FDA approval prior to marketing our product candidates in the United States. If we fail to obtain FDA approval to market our product candidates, we will be unable to sell our products in the United States and we will not generate any revenue.

The FDA regulatory review and approval process, which includes evaluation of preclinical studies and clinical trials of a product candidate as well as the evaluation of our manufacturing process and our contract manufacturers’ facilities, is lengthy, expensive and uncertain. To receive approval, we must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. We cannot predict if or when we might submit for regulatory review any of our product candidates currently under development. Any approvals we may obtain may not cover all of the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions, or contra-indications with respect to conditions of use.

The FDA has substantial discretion in the approval process and may either refuse to file our application for substantive review or may form the opinion after review of our data that our application is insufficient to allow approval of our product candidates. If the FDA does not file or approve our application, it may require that we conduct additional clinical, preclinical or manufacturing validation studies and submit that data before it will reconsider our application. Depending on the extent of these or any other studies, approval of any applications that we submit may be delayed by several years or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to make our application approvable. If any of these outcomes occur, we may be forced to abandon our applications for approvals, which might cause us to cease operations.

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

The commercial success of our product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

Our product candidates have never been commercialized in the United States for any indication. Even if approved for sale by the appropriate regulatory authorities, physicians may not prescribe our product candidates, in which case we could not generate revenue or become profitable. Market acceptance of C1-INH for the treatment of HAE and our other product candidates by physicians, healthcare payors and patients will depend on a number of factors, including:

•	acceptance by physicians and patients of each such product as a safe and effective treatment;
•	cost effectiveness;
•	adequate reimbursement by third parties;
•	potential advantages over alternative treatments;
•	relative convenience and ease of administration; and
•	prevalence and severity of side effects.

If our product candidates are unable to compete effectively with marketed treatments, our commercial opportunity will be reduced or eliminated.

We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Many products are either under development or are currently marketed for the treatment of HAE and AMI. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize competing products that are safer, more effective, have fewer side effects or are less expensive than our product candidates. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

Because we will most often be competing against significantly larger companies with established track records, we will have to demonstrate to physicians that based on experience, clinical data, side-effect profiles and other factors, our products are preferable to existing products. If we are unable to compete effectively and differentiate our products from currently marketed products, we may never generate meaningful revenue.

If we are not first to market for our HAE product, the Orphan Drug Act may provide a competitor with up to seven years of market exclusivity.

The Orphan Drug Act was created to encourage companies to develop therapies for rare diseases by providing incentives for drug development and commercialization. One of the incentives provided by the act is seven years of market exclusivity for the first product in a class licensed for the treatment of a rare disease. HAE is considered to be a rare disease under the Orphan Drug Act, and companies may obtain orphan drug status for therapies that are developed for this indication. We believe ZLB Behring and Pharming NV are currently developing products that the FDA may determine to be in the same class as our C1-INH product candidate. In the event that either of these companies are first to obtain FDA licensure for their product, we could be prevented from obtaining licensure and marketing our C1-INH product candidate for the treatment of HAE.

We currently have a very limited sales and marketing organization. If we are unable to establish a direct sales force or we are unable to enter into marketing agreements with third parties in the United States to promote our products, the commercial opportunity for our products may be diminished.

We currently have a very limited sales and marketing organization. If any of our product candidates are approved by the FDA, we intend to market these products directly to health care providers in the United States through our own sales force or enter into marketing agreements with third parties. We will incur significant additional expenses and may need to commit significant additional management resources to promote and sell our products. In the event we are unable to develop our own sales force or collaborate with a third party to sell our product candidates, we may not be able to commercialize our product candidates, which would negatively impact our ability to generate revenue.

If the FDA does not approve our contract manufacturers’ facilities, we may be unable to develop or commercialize our product candidates.

We rely on Sanquin to manufacture our product candidates, and currently have no plans to develop our own manufacturing facility. The facilities used by Sanquin to manufacture our product candidates will require approval by the FDA. There can be no assurance that Sanquin will be able to obtain or maintain compliance with the FDA’s requirements. We may need to find alternative manufacturing facilities, which would result in significant costs to us as well as a delay of up to several years in obtaining approval for and manufacturing of our product candidates.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to seek or obtain regulatory approval for or commercialize our product candidates.

We have an agreement with a third party clinical research organization, or CRO, to implement, provide monitors and manage data for our clinical programs. We and our CRO are required to comply with current Good Clinical Practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. In the future, if we or our CRO fails to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials for products in clinical development comply with GCPs. In addition, our clinical trials must be conducted with products produced under current Good Manufacturing Practices, or cGMP regulations, and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our current or future relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates, and will face an even greater risk if we sell our products commercially. Currently, we are not aware of any anticipated product liability claims with respect to our product candidates. In the future, an individual may bring a liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury. If we cannot successfully defend ourself against the product liability claim, we may incur substantial liabilities. We have clinical trial liability insurance that covers our clinical trials with an annual aggregate limit of $5,000,000. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We believe that we will be able to procure sufficient insurance coverage for our proposed clinical development activities. However, as enrollment in our clinical trials increases and we initiate additional clinical trials, such insurance coverage may prove insufficient to cover any liability claims brought against us. In addition, because of the increasing costs of insurance coverage, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Even if we receive regulatory approval for our product candidates, we will be subject to ongoing significant regulatory obligations and oversight.

If we receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for post-approval studies. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses of commercializing and marketing these products.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management, particularly Judson Cooper, our Chairman and Executive Vice President, and Joshua D. Schein, Ph.D., our Chief Executive Officer. The loss of services of Mr. Cooper or Dr. Schein, or one or more other members of senior management could delay or prevent the successful completion of our planned clinical trials or the commercialization of our product candidates.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with eight employees as of September 30, 2006. To continue our clinical trials and commercialize our product candidates, we will need to expand our employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Reimbursement may not be available for our product candidates, including due to legislative or regulatory reform of the healthcare system, which could diminish our sales or affect our ability to sell our products profitably.

As a result of legislative proposals and the trend towards managed healthcare in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs. Market acceptance and sales of our product candidates will depend on reimbursement policies and healthcare reform measures. The levels at which government authorities and third-party payers, such as private health insurers and health maintenance organizations, reimburse patients for the price they pay for our products will affect whether we are able to commercialize these products. We cannot be sure that reimbursement will be available for any of these products. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our products. We have not commenced efforts to have our product candidates reimbursed by government or third party payers. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize our products.

Rapid technological change could make our product candidates obsolete.

Biopharmaceutical technologies have undergone rapid and significant change and we expect that they will continue to do so. Any compounds, products or processes that we develop may become obsolete or uneconomical before we recover any expenses incurred in connection with their development. Rapid technological change could make our products obsolete or uneconomical.

Compliance with the Sarbanes-Oxley Act of 2002 will result in increased expenditures.

We are exposed to significant costs and risks associated with complying with increasingly stringent and complex regulation of corporate governance and disclosure standards. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations require a growing expenditure of management time and external resources. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal controls, and attestations of the effectiveness of our internal controls by our independent auditors. Although we are not currently required to comply with all of the requirements of Section 404, we have begun the process of testing our internal controls. This process could result in our needing to implement measures to improve our internal controls. Any failure by us to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. This process may also require us to hire additional personnel and outside advisory services and will result in significant accounting and legal expenses. We expect to incur significant expense in future periods to comply with regulations pertaining to corporate governance and internal controls as described above.

We have a significant amount of net operating loss and credit carryforwards the use of which may be limited in certain circumstances.

As of December 31, 2005, we have available, for tax purposes, unused net operating loss carryforwards of approximately $4,327,000 that expire from 2023 to 2025. We also have approximately $247,000 of research and development credits that expire from 2024 to 2025. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of our net operating loss and credit carryforwards prior to August 23, 2004 is limited due to a cumulative change in ownership of more than 50% that occurred within a three-year period. In the event we achieve profitable operations, any significant limitation on the utilization of net operating loss and credit carryforwards would have the effect of increasing our current tax liability.

Risks related to our intellectual property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our product candidates and the methods used to manufacture them, as well as successfully defending these patents against third party challenges. We will only be able to protect our product candidates from unauthorized making, using, selling, and offering to sell or importation by third parties to the extent that we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent position of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our licensed patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•
others may be able to make compounds that are competitive with our product candidates but that are not covered by the claims of our licensed patents, or for which we are not licensed under our license agreements;

•
we or our licensor might not have been the first to make the invention covered by our future pending patent applications, if any, or the pending patent applications and issued patents of our licensors;

•	we or our licensor might not have been the first to file patent applications for these inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies;
•	it is possible that our pending patent applications, if any, or one or more of the pending patent applications of our licensor, will not result in issued patents;
•	the issued patents of our licensor may not provide us with any competitive advantage, or may be held invalid or unenforceable as a result of legal challenges by third parties;
•	we may not develop additional proprietary technologies that are patentable; or
•	the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights or use our technology.

If we pursue litigation to stop someone else from using the inventions claimed in our owned or licensed patents or the patents issuing from a licensed application, that individual or company has the right to ask the court to rule that these patents are invalid and/or should not be enforced. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our products. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to cease engaging in activities judged to be covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid and/or unenforceable, and we may not be able to do this. Proving invalidity and/or unenforceability is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or patents issued from a licensed application or our licensors’ pending applications or that we or our licensors were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of inventions in the United States. The cost of these proceedings would be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Risks Relating to our Private Placement

As a result of the shares issued in the private placement, the number of shares of our common stock outstanding has increased substantially and certain purchasers beneficially own significant blocks of our common stock; upon registration under the Securities Act, these shares will be generally available for resale in the public market.

Upon the closing of the private placement in October 2006, we issued to a small group of institutional and other accredited investors an aggregate of 32,307,692 shares of common stock, plus warrants to purchase an aggregate of 9,692,308 additional shares of common stock. The issuance of these shares and warrants resulted in substantial dilution to stockholders who held our common stock prior to the private placement. Under the purchase agreement for the private placement, we have agreed to file one or more registration statements with the SEC covering the resale of the all of the shares of common stock issued or to be issued in the private placement, including the shares of common stock issuable upon exercise of the warrants. We have also granted to the purchasers piggyback rights to participate in any company registration, subject to certain limitations. Upon such registration of the shares issued in the private placement, these shares will become generally available for immediate resale in the public market. The market price of our common stock could fall due to an increase in the number of shares available for sale in the public market.

If we do not obtain and maintain effectiveness of the registration statements covering the resale of the shares issued in the private placement, we will be required to pay certain liquidated damages, which could be material in amount.

The terms of the securities purchase agreement in connection with the private placement require us to pay certain liquidated damages to the purchasers in the private placement in the event that the registration statement does not become effective 120 days after the filing date (if the registration statement is not reviewed by the SEC) or 180 days after the filing date (if it is so reviewed), and ending on the third anniversary of the second closing. If the SEC does not declare this registration statement effective within the aforementioned time periods, we will be obligated to issue to each purchaser a number of additional warrants equal to 3.0% of that purchaser’s aggregate purchase price, which would result in our issuance of an additional 630,000 warrants. These amounts could be material and result in additional dilution.

Risks related to our common stock and its market value

Market volatility may affect our stock and the value of your investment.

The market prices for securities of biopharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	announcements of technological innovations or new products by us or our competitors;
•	announcements of FDA approval or non-approval of our product candidates or delays in the FDA review process;
•	actions taken by regulatory agencies with respect to our product candidates, clinical trials, manufacturing process or sales and marketing activities;
•	regulatory developments in the United States and foreign countries;
•	the success of our development efforts to acquire or in-license additional products or product candidates;
•	any intellectual property infringement action, or any other litigation, involving us;
•	non-issuance of patents on our, or our licensors’, pending patent applications, or invalidation of our, or our licensors’, patents or other intellectual property rights;
•	announcements concerning our competitors, or the biotechnology or biopharmaceutical industries in general;
•	actual or anticipated fluctuations in our operating results;
•	changes in financial estimates or recommendations by securities analysts;
•	sales of large blocks of our common stock;
•	sales of our common stock by our executive officers, directors and significant stockholders; and
•	the loss of any of our key scientific or management personnel.

The occurrence of one or more of these factors may cause our stock price to decline, and you may not be able to resell your shares at or above the price you paid for your shares. In addition, the stock market in general, and the markets for biotechnology and biopharmaceutical stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market conditions may adversely affect the trading price of our common stock.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical stocks have experienced significant stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

The ownership interests of our officers and directors could conflict with the interests of our other stockholders.

As of December 1, 2006, our officers and directors beneficially own approximately 27.6% of our common stock. As a result, these stockholders, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders.

Because our common stock is a “penny stock” there may be a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in obtaining future financing. Further, our securities are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of the 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have a tangible net worth less then $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitable inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the penny stock rules for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant new events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares offered by this prospectus and issuable upon the exercise of outstanding options or warrants, the market price of our common stock could fall. The shares offered by this prospectus represent approximately 35% of our outstanding common stock (assuming issuance of shares of common stock upon exercise of the warrants we issued in our recent private placement). These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In addition, as of September 30, 2006, there were approximately 75,905,757shares of restricted common stock outstanding that may be eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our common stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders may also have a depressive effect on the market for our securities.

Because we do not intend to pay dividends, you will benefit from an investment in our common stock only if it appreciates in value.

We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. The success of your investment in our common stock will likely depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which you purchased your shares.

Provisions in our charter documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•
advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

Exercise of outstanding options and warrants will dilute stockholders and could decrease the market price of our common stock.

As of December 1, 2006, we had issued and outstanding options and warrants to purchase an aggregate of 20,824,037 additional shares of common stock, including the warrants issued in our recent private placement. To the extent that these securities are exercised or converted, dilution to our shareholders will occur. The exercise of these securities by the holders could existence of the outstanding options and warrants may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

USE OF PROCEEDS

We are not selling any shares of our common stock and therefore, there will be no proceeds to us from the sale of shares of common stock. However, we may receive up to approximately $10,052,000 upon the exercise of the outstanding warrants held by certain selling stockholders for which we have registered the shares of common stock underlying the warrants, unless the warrants are exercised under a “cashless exercise” right. We intend to use any proceeds from the exercise of warrants for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

Overview

We are a development stage biopharmaceutical company that was formed in July 2003 to develop and commercialize therapeutic products for the treatment of inflammatory diseases. Our product candidates are based on C1-INH, a human plasma protein that modulates inflammation and is potentially applicable as a treatment for a range of medical indications. During 2005, we initiated a Phase III clinical trial of our lead product candidate, C1-INH, for the treatment, both acute and prophylactic, of hereditary angioedema (“HAE”). In October 2005, we received fast track designation status by the FDA for the treatment of HAE. We are also developing C1-INH for the treatment of AMI and selective other diseases and disorders in which inflammation is known or believed to play an underlying role. We have certain rights to C1-INH technology through agreements with Sanquin, an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands.

From July 21, 2003 (inception) through September 30, 2006, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development and general and administrative activities. We do not currently have any commercial biopharmaceutical products, and do not expect to have such for a number of years, if at all.

As we do not expect to generate product revenues or profits over the next several years, management of cash flow is extremely important. The most significant use of our cash is for research and development activities, which include clinical trials and regulatory clearance. During 2005, our research and development expenses were $2,368,834 and during the three and nine months ended September 30, 2006, our research and development expenses were $1,556,341 and $3,492,834, respectively.

Merger Transactions

On November 5, 2004, Fun City Popcorn (“FCP”), its wholly-owned subsidiary, Lev Acquisition Corp. (“Lev Sub”) and Lev Development Corp., previously know as Lev Pharmaceuticals, Inc. (“Old Lev” or “LDC”), entered into the Agreement and Plan of Merger (as amended on December 8, 2004, the “Agreement”). On December 29, 2004, the merger closed and pursuant to the Agreement, Lev Sub merged into Old Lev and the combined entity became a wholly-owned subsidiary of FCP (the “Public Company Merger”). As a result of the Public Company Merger, FCP issued 5,029,795 shares of common stock and 4,789,433 shares of Series A convertible preferred stock to holders of outstanding Old Lev common stock.

On December 29, 2004, the Board of Directors and stockholders of FCP approved a merger of FCP into a newly formed, wholly-owned subsidiary of FCP incorporated in Delaware (the “Recapitalization Merger”). This merger was undertaken to increase the authorized number of shares of common stock to permit the conversion of the Series A preferred stock, to reincorporate FCP in the State of Delaware and to change the name of the company. On February 17, 2005, the Recapitalization Merger closed and the issued and outstanding Series A Preferred Stock of FCP was automatically converted into an aggregate of 66,767,994 shares of common stock which, along with the 4,505,530 shares of FCP common stock outstanding prior to the Public Company Merger and the 5,029,795 shares of common stock issued to the Old Lev stockholders in the Public Company Merger, resulted in a total of 76,303,319 shares of common stock outstanding as of February 17, 2005. As part of the Recapitalization Merger, Old Lev changed its name to Lev Development Corp., FCP changed its name to Lev Pharmaceuticals, Inc. and we increased our authorized common stock to 200,000,000 shares and our preferred stock to 20,000,000 shares. As a result of these mergers, the stockholders of Old Lev acquired approximately 94% of our outstanding common stock.

The Public Company Merger, which resulted in the stockholders of Old Lev obtaining control of FCP, represents a recapitalization of FCP, or a “reverse merger”, rather than a business combination. In connection therewith, Old Lev's historical capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP while Old Lev’s historical accumulated deficit was carried forward.

The Consolidated Statement of Operations reflects the activities of Old Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Old Lev paid $350,000 for the acquisition of FCP including $283,732 to certain stockholders and assuming the outstanding tax liability of $66,268. In connection with these mergers, the exercise price of the outstanding warrants and options remained the same. We recorded a charge of approximately $75,000 for the change in value of our outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value; risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0% and expected volatility of 70%.

Financing Activities

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.7 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist us in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants will be issued on the substantially the same terms as the Warrants issued to the investors. In addition, we will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement we entered into with the investors. The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We made our determination of the availability of such exemptions based upon the facts and circumstances surrounding the private placement, including the representations and warranties made by the purchasers in the Securities Purchase Agreement and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares and the related Warrants.

In May 2005, we completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We sold 100.9 units for gross proceeds of $5,044,774. Our net proceeds were $4,365,097 after payment of fees and expenses, including registration costs. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent.

Plan of Operation

Our plan of operation for the next twelve months is to focus primarily on our Phase III clinical trials of our lead product candidate, C1-INH for the acute and prophylactic treatment of HAE. In addition, we intend to initiate a research program in 2007 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI.

Satisfaction of Cash Resources

 To date, we have relied solely upon selling equity securities in private placements to generate cash to implement our plan of operations. We believe that our cash and cash equivalents of $1,199,337 as of September 30, 2006, will be sufficient to meet our cash requirements for the next twelve months after giving effect to our receipt of net proceeds of $19.7 million in our recent financing which was completed on October 20, 2006. However, we will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement we entered into with the investors. Based on our current levels of research and development and our business plan, we believe that our existing cash and cash equivalents (including the proceeds received from our recent private placement), payments for research and development services and other payments required to be made by our collaboration partners should be sufficient to fund our anticipated levels of operations through at least the end of 2007. As of September 30, 2006, we have cash commitments through December 31, 2006 of approximately $1,070,700 to primarily fund our clinical research organization and employment contracts. A significant expense for the Phase III clinical trials is the C1-INH product that we purchase from Sanquin. This does not affect our cash position because Sanquin has granted continuing loans to us in the amount of the aggregate purchase price of the C1-INH product. Each loan will be forgiven if regulatory approval is obtained. If regulatory approval is not received, then each loan is payable on the earlier of January 16, 2014 or the termination of the Sanquin distribution agreement. We expect to increase our expenditures for the Phase III clinical trials over the next twelve months. We also expect that our general and administrative expenses and will increase for the next year as we hire additional staff.

As we expect that our cash used in operations will increase significantly over the next several years, we may need to raise additional capital to complete the development and commercialization of our current product candidates. No assurances can be given that we will be successful in raising additional capital from any proposed financings. Further, we cannot assure you that any additional financing will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling shares of common stock or convertible securities, the ownership of our existing shareholders will be diluted. Further, if additional funds are raised though the issuance of equity or debt securities, such additional securities may have powers, designations, preferences or rights senior to our currently outstanding securities. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition. Further, if expenditures required to achieve our plans are greater than projected or if revenues are less than, or are generated more slowly than, projected, we will need to raise a greater amount of funds than currently expected.

Research/Product Programs

Hereditary Angioedema

In January 2004, we entered into a distribution and manufacturing services agreement with Sanquin relating to the treatment of HAE. Sanquin currently manufactures and markets a highly purified preparation of C1-INH in Europe and pursuant to the agreement, Sanquin agreed to provide us with C1-INH for use in our clinical trials and for commercial distribution upon regulatory licensure. Pursuant to the agreement, we have distribution rights in Israel and all countries in North, Central and South America, with the exception of the Dutch Overseas Territories, Argentina and Brazil.

Under the distribution agreement, we have the primary responsibility to conduct the Phase III clinical trials of C1-INH for the treatment of HAE and to prepare and file all regulatory applications necessary to register the product candidate. Sanquin agreed to provide us with the technical data and support necessary to assist us in preparing and filing all such regulatory applications.

Furthermore, Sanquin agreed to supply C1-INH for our Phase III clinical trials. Upon receipt of FDA approval for our product candidate for the treatment of HAE, upon commercial launch of this product and thereafter during the term of the agreement, Sanquin will supply us with our commercial requirements for C1-INH for the treatment of HAE in each country where we have received regulatory approval. Our purchase of C1-INH from Sanquin is subject to minimum annual purchase requirements upon receipt of FDA approval.

We initiated a Phase III clinical trial of C1-INH for the acute treatment of HAE in March 2005 and initiated a phase III clinical trial for C1-INH for the prophylactic treatment of HAE in November 2005. In July 2004, we received orphan drug designation from the FDA for C1-INH (human), which, upon product licensure by the FDA, could provide us with a seven-year exclusive right to market our C1-INH product as a treatment for HAE in the United States. In October 2005, we received fast track designation status from the FDA.

Acute Myocardial Infarction

We entered into a separate license agreement with Sanquin on January 27, 2004 relating to the treatment of AMI. Under this agreement, we have an exclusive, worldwide, royalty-bearing license, with the right to sublicense, to the use of C1-INH for the treatment of AMI. In connection with the license agreement, we paid Sanquin certain fees and reimbursed Sanquin for certain expenses. In addition, we have an obligation to pay Sanquin royalties on sales of products incorporating the licensed technology.

This second development program is focused on the use of C1-INH in treating AMI. Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data, we believe that C1-INH may be useful as a treatment for AMI. We intend to initiate a research program in 2007 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI. In 2007, we may also initiate studies for C1-INH in treating AMI. There can be no assurance, however, that we will have sufficient resources to deploy in furtherance of all of these potential research programs, in addition to our ongoing clinical trials, within the next twelve months or at all.

Critical Accounting Policies

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Our accounting policies are described in Note B of the notes to our financial statements included elsewhere in this registration statement. The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could materially change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements.

Research and development costs

We expense all research and development costs as incurred for which there is no alternative future use. Such expenses include licensing fees and costs associated with planning and conducting clinical trials.

Income taxes

We account for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires that we recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. We record an estimated valuation allowance on our deferred tax assets if it is not more than likely that these deferred tax assets will be realized.

Equity-based compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share Based Payment,” which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in our Consolidated Statements of Operations as compensation based on their fair values on the date of grant. We adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective application method described in the statement. Under the modified prospective method, we will apply the standard to new awards granted or modified effective January 1, 2006. Also, we will recognize compensation expense for the unvested portion of awards outstanding as of December 31, 2005 over the remaining service periods. At January 1, 2006, we had $259,523 of unearned compensation cost related to unvested stock option awards. This compensation cost will be recognized over the remaining vesting period, which is estimated to be $138,282 during 2006 and $121,241 during 2007. In addition, we will no longer mark to market variable awards. These amounts do not include the impact of any new awards granted after adoption of this accounting statement.

SFAS No. 123(R) also requires the tax benefits in excess of recognized compensation expenses to be reported as a financing cash flow, rather than as an operating cash flow. This requirement may serve to reduce our future cash provided by operating activities and increase future cash provided by financing activities, to the extent of associated tax benefits that may be realized in the future; however, it will not have an impact on the company’s overall cash flows.

Repricing of Warrants and Options

Following the Public Company and Reincorporation Mergers, in May 2005, our Board of Directors determined that the basis for the exchange of options and warrants to purchase common stock of Old Lev outstanding prior to the mergers for options and warrants to purchase our common stock should be changed and determined to reduce the exercise price to be proportionate before the merger transaction occurred. Though the number of shares issuable upon exercise of these options and warrants was increased, the parties to the merger did not proportionately reduce the exercise price of these options and warrants to account for the increase in the number of shares outstanding after the merger. The reduced exercise price of these warrants and options was calculated by multiplying the number of shares issuable upon exercise of these warrants and options prior to the mergers times the relevant exercise price, and then dividing that dollar amount by the new number of shares issuable upon exercise of these warrants and options after the mergers.

Prior to the Public Company Merger, warrants to purchase 66,667 and 39,000 shares of common stock were outstanding with exercise prices of $0.10 and $0.85 per share, respectively. Subsequently, pursuant to the exchange ratio in the Agreement, warrants to purchase 190,327 and 111,341 shares of common stock were outstanding with exercise prices of $0.10 and $0.85 per share, respectively. The Board believed this was unfair to the holders of the warrants and made a determination to treat the warrant holders on the same basis as the holders of common stock of Old Lev. Accordingly, in May 2005, the exercise price of outstanding warrants to purchase 190,327 shares was reduced from $0.10 to $0.04 per share, and the exercise price of other outstanding warrants to purchase 111,341 shares was reduced from $0.85 to $0.30 per share. At the date of this repricing, we recognized a charge to operations of approximately $28,000 for the incremental value of these warrants based upon the Black Scholes option pricing model, with a risk free interest rate of 3.58%; expected life of five years; dividend yield of 0%; and expected volatility of 70%.

In addition, prior to the Public Company Merger, stock options to purchase 500,000 shares of common stock at an exercise price of $0.85 per share were held by each of Joshua D. Schein, Ph.D., our Chief Executive Officer, and by Judson Cooper, our Chairman. Subsequently, pursuant to the exchange ratio in the Agreement, each person’s options were converted into options to purchase 1,427,450 shares of common stock with an exercise price of $0.85 per share (an aggregate of 2,854,900 shares). In May 2005, in addition to repricing the warrants, the Board further determined, subject to obtaining stockholder approval at our next annual meeting, to reduce the exercise price of these options from $0.85 to $0.30 per share. The Board made the determination to seek stockholder approval because it believed that stockholder approval was necessary to reduce the exercise price of such options under the terms of our 2004 Omnibus Incentive Compensation Plan. In addition, the Board believed that the repricing of these options should be subject to stockholder approval because the reduction in exercise price of the stock options directly benefits our Chief Executive Officer and Chairman. However, it should be noted that our Chief Executive Officer and Chairman are also principal stockholders who voted on this proposal. The stockholders approved this repricing at the annual meeting held on December 12, 2005. Presently, Messrs. Schein and Cooper each own options to purchase 1,427,450 shares of common stock at an exercise price of $0.30 per share as opposed to the prior exercise price of $0.85 per share. If they exercise all of these options, Messrs. Schein and Cooper would realize a cash savings of, and the proceeds we would receive would be reduced by, $785,098 for each of them. A charge of $1,427,450 was recorded to our Consolidated Statement of Operations based upon our stock price when our stockholders approved the repricing at the stockholders' meeting and subsequent changes to our stock price through December 31, 2005. These charges ceased upon the adoption of SFAS No. 123(R) on January 1, 2006.

The fair value of warrants granted to non-employees for financing or services are included in the financial statements and expensed over the life of the services performed. Warrants issued in connection with services or financings were valued at the grant date using the Black Scholes option pricing model. The amounts recorded for the year ended December 31, 2005 and December 31, 2004 were $10,825 and $2,005,530 respectively.

Results of Operations

The following analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, our condensed consolidated financial statements and the notes to these financial statements contained elsewhere in this Registration Statement.

Three Months Ended September 30, 2006 as compared to the Three Months Ended September 30, 2005

We had no revenues during the three months ended September 30, 2006 and September 30, 2005 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the three months ended September 30, 2006 and 2005 were $1,556,341 and $555,730, respectively. The increase of $1,001,611 primarily represents expenses relating to the progress of the Phase III clinical trials of which $83,129 was for employee stock option expense, $85,297 was for compensation expense for warrants issued to a consultant and $118,000 was for consulting expenses as described in Note G to our Unaudited Financial Statements. In March 2005, we initiated a Phase III clinical trial for the acute treatment of HAE. In November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE.

General and administrative expenses for the three months ended September 30, 2006 and 2005 were $999,903 and $688,982, respectively. The increase of $310,921 was primarily due to increases in payroll and related benefits, professional fees and share-based compensation for employee options. Employee stock compensation for options granted was $133,204 for the three months ended September 30, 2006 and the Company did not have this expense in the prior period ended September 30, 2005.

Interest income for the three months ended September 30, 2006 and 2005 was $19,535 and $60,800, respectively. The decrease of $41,265 was attributed to having less cash to invest.

Due to the factors mentioned above, the net loss for the three months ended September 30, 2006 was $2,548,705 or a loss of $ 0.03 per common share, basic and diluted, as compared to a loss of $1,186,039 for the three months ended September 30, 2005 or a loss of $0.01 per common share, basic and diluted.

Nine Months Ended September 30, 2006 as compared to the Nine Months Ended September 30, 2005

We had no revenues during the nine months ended September 30, 2006 and September 30, 2005 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the nine months ended September 30, 2006 and 2005 were $3,492,834 and 1,580,519, respectively. The increase of $1,912,315 primarily represents expenses relating the progress of the Phase III clinical trials. In March 2005, we initiated a Phase III clinical trial for the acute treatment of HAE. In November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE. The increase is due to increased purchases of C1-INH of $415,703, employee stock option expense of $115,390, compensation expense for warrants issued to a consultant of $129,176 and $176,000 to a consultant as described in the Notes to our Unaudited Financial Statements.

General and administrative expenses for the nine months ended September 30, 2006 and 2005 were $2,863,452 and $1,791,297 respectively. The increase of $1,072,155 was primarily due to increases in payroll and related benefits, investor relations, donations, professional fees and share-based compensation for employee options. Employee stock compensation for options granted was $207,125 for the nine months ended September 30, 2006 and we did not have this expense in the prior period ended September 30, 2005.

Interest income for the nine months ended September 30, 2006 and 2005 was $98,533 and $126,276, respectively. The decrease of $27,743 was attributed to having less cash to invest.

Due to the factors mentioned above, the net loss for the nine months ended September 30, 2006 was $6,285,125 or a loss of $ 0.08 per common share, basic and diluted, as compared to a loss of $3,248,667 for the nine months ended September 30, 2005 or a loss of $0.04 per common share, basic and diluted.

Year Ended December 31, 2005 as compared to Year Ended December 31, 2004

We had no revenues during the year ended December 31, 2005 and December 31, 2004 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the year ended December 31, 2005 were $2,368,834 as compared to $1,126,933 for the year ended December 31, 2004. The increase of $1,241,901 is primarily due to expenses for our Phase III clinical trials of our lead product candidate, C1-INH for the acute treatment of HAE, which commenced in March 2005. In addition, in November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE. In January 2004, our research and development activities commenced with the signing of a distribution and manufacturing services agreement. Included in research and development expense for the year ended December 31, 2004 was compensation expense of $19,968 that was recorded at fair value and was for a warrant issued to a consultant who assisted us with development programs for the design of our clinical trials.

Merger costs of $283,732 were recorded for the year ended December 31, 2004 in connection with the Public Company Merger.

General and administrative expenses were $4,110,005 for the year ended December 31, 2005 as compared to $3,262,461 for the year ended December 31, 2004. The increase of $847,544 was due to increased salaries and benefits, non-cash compensation charges, professional fees, travel and related costs and additional costs incurred as a result of being a public reporting company. For the year ended December 31, 2005, we recorded non-cash compensation expense of $1,466,094 consisting of (i) $1,427,450 for option repricing for the benefit of our Chairman and our CEO that was approved by our stockholders (see Note I to our Consolidated Financial Statements), (ii) $27,819 for warrant repricing that was approved by the Board of Directors (see Note I to our Consolidated Financial Statements) and (iii) $10,825 for the issuance of warrants to a consultant, the fair value of which was calculated based upon the Black-Scholes option pricing model. For the year ended December 31, 2004, there were non-cash compensation expenses of $2,060,763 consisting of (i) $1,985,562 for the issuance of warrants to two consultants in connection with the development of our strategic business plan, obtaining our license from Sanquin and consulting on our corporate structure and (ii) $75,201 for the incremental increase in value of certain warrants and options based upon a modification in the terms of the agreements resulting from the Public Company Merger. Compensation expense was calculated based upon the Black-Scholes option pricing model.

Interest income for the year ended December 31, 2005 was $181,895 as compared to $50,912 for the year ended December 31, 2004. The increase of $131,983 is attributable to obtaining a higher rate of interest in funds invested although there was less cash to invest during 2005 than in 2004.

Interest expense for the year ended December 31, 2005 was $11,412 and is primarily attributable to the imputed interest related to the loan from Sanquin, our supplier of C1-INH product.

Due to the factors mentioned above, the net loss for the year ended December 31, 2005 was $6,308,356 or $0.08 per common share, basic and diluted, based upon weighted average shares outstanding of 79,624,173 shares as compared to a loss for the year ended December 31, 2004 of $4,622,214 or $0.07 per common share, basic and diluted, based upon weighted average shares outstanding of 62,384,476.

Liquidity and Capital Resources

As of September 30, 2006, we had cash, cash equivalents and investments of $1,199,337 and working capital was $242,018. Subsequently, in October 2006, we received net proceeds of approximately $19.7 million in a private placement of our securities. However, we will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement we entered into with the investors in this financing. Net operating cash used in operations was $4,749,913 for the nine months ended September 30, 2006 and was primarily due to our loss of $6,285,125 which was offset by non cash expenses of $1,238,951. Net cash used in operating activities was $2,826,481 for the nine months ended September 30, 2005. This increase in cash used of $3,458,644 in operating activities as compared to the same period last year primarily relates to the difference in the net loss of $3,036,458 and non cash expenses of $966,205. Pursuant to the Sanquin loan agreement, purchases made during our Phase III clinical trials are added to our loans and we are not required to make any principal payments. As of September 30, 2006, our purchase commitment to Sanquin was approximately $4,200,000 and the loan was $1,006,216, net of debt discount. We received a price increase for C1-INH effective March 1, 2006. The loans will be forgiven when regulatory approval from the FDA is received. If we do not receive regulatory approval, the loans are repayable on the earlier of January 16, 2014, or the termination of the Agreement. The loans do not bear interest and we impute interest using the effective interest rate method. Cash provided by investing activities for the nine months ended September 30, 2006 was $2,466,634 primarily resulting from proceeds from the sale of investments. Cash from financing activities for the year ended December 31, 2005 was $4,365,097 and resulted from the sale of common stock and warrants in a May 2005 private placement. We did not receive cash from financing activities during our 2006 fiscal year until we completed the private placement in October 2006.

Our distribution agreement with Sanquin terminates on December 31, 2007, unless extended by us for up to two three-year periods or by mutual agreement of the parties prior to its expiration. Commencing with the receipt of FDA regulatory approval of C1-INH and thereafter, we must purchase from Sanquin a minimum amount of C1-INH valued in Euros equal to be approximately $9,516,000 (as of September 30, 2006) per calendar year.

In connection with the license agreement with Sanquin for the treatment of AMI we are required to create a comprehensive research plan for the commercial exploitation of the licensed technology. We continue to work with Sanquin on the design of the research plan. We agreed to commit a minimum of $125,000 per annum during the first three years following the execution of the license agreement toward research on the licensed technology conducted by Sanquin and by other parties. To date, we have funded approximately $141,000 to third parties engaged in this research. We also have an obligation to pay Sanquin royalties on sales of products incorporating the technology.

On March 2, 2005, we entered into a CRO services agreement with INC Research that governs INC Research’s provision of services in connection with the support of clinical investigation, clinical data management, clinical monitoring and/or research of our Phase III clinical trials. We entered into a separate services agreement with INC Research in September 2006 which governs INC Research’s provision of additional services in connection with our Phase III clinical trials and activities related to the commercialization of our product candidates. Pursuant to the 2006 services agreement, we entered into three separate work orders, each pertaining to the following aspects of the Phase III clinical trials: open label acute treatment of HAE, pharmacokinetics and open label prophylaxis treatment of HAE. The services provided by INC Research pursuant to both contractual arrangements are on a work-order basis and we are invoiced on a time and materials basis. Although these work orders may continue through the completion of the trials, which we estimate will occur during the fourth fiscal quarter of 2007, we have the right to terminate both agreements, and any pending work-order, on prior notice and without cause. As of September 30, 2006, we have estimated that we will pay INC Research at least $1,492,000 for its services under both agreements in 2006 and 2007. However, due to the variability associated with the conduct of clinical trials, we are unable to estimate with certainty the duration of or the future costs we will incur under our CRO agreement. We anticipate that these costs will increase significantly above our current estimates in future periods as a result of our initiation or expansion of the clinical trials.

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.7 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist it in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants were issued on substantially the same terms as the Warrants issued to the investors.

In the May 2005 private placement, we received net proceeds of approximately $4,365,100 from the sale of 100.9 units. Each unit was sold at a price of $50,000 and consisted of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in this private placement. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. The placement agent warrants are exercisable at $1.35 per share and expire in May 2010.

In February and March 2004, we received proceeds of $7,968,495 in a private placement, net of issuance costs of $51,465, from the sale of 3,425,879 shares of common stock at $0.26 per share and from the sale of 23,913,848 shares of common stock at $0.30 per share, respectively. In December 2003, we received proceeds in a private placement of $300,000 from the sale of 1,141,960 shares of common stock at $0.26 per share.

As of September 30, 2006, we have cash commitments for the remainder of the 2006 fiscal year of approximately $1,070,700 primarily to fund our clinical research organization and employment contracts.

To date, we have relied primarily upon selling equity securities from private placements to generate cash to implement our plan of operations. Based on our current levels of research and development and our business plan, we believe that our cash and cash equivalents as of September 30, 2006 and the net proceed of approximately $19.7 million from our recently completed private placement should be sufficient to fund our anticipated levels of operations through at least the end of 2007. Our capital resources are focused on the clinical development and regulatory approval of C1-INH for the treatment of HAE. As we expect that our cash used in operations will increase significantly over the next several years, we may need to raise additional capital to complete the development and commercialization of our current product candidates. No assurances can be given that we will be successful in raising additional capital from any proposed financings. Further, we cannot assure you that any additional financing will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling shares of common stock or convertible securities, the ownership of our existing shareholders will be diluted. Further, if additional funds are raised though the issuance of equity or debt securities, such additional securities may have powers, designations, preferences or rights senior to our currently outstanding securities. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition. Further, if expenditures required to achieve our plans are greater than projected or if revenues are less than, or are generated more slowly than, projected, we will need to raise a greater amount of funds than currently expected.

As a development stage enterprise, our primary efforts, to date, have been devoted to conducting research and development, raising capital, forming collaborations and recruiting staff. We have limited capital resources and have experienced a net loss attributable to our common stockholders of $17,705,975 since inception and have had negative cash flows from operations since inception. These losses have resulted principally from costs incurred in research and development activities, including acquisition of technology rights and general and administrative expenses. We expect to incur additional operating losses until such time as we generate sufficient revenue to offset expenses, and we may never achieve profitable operations.

We expect our cash requirements for operating activities will increase due to the following future activities:

•	Conduct commercialization activities in support of our product candidates, including development of market plans and regional sales and marketing capabilities;

•	Conduct clinical programs, including clinical trials to support regulatory submissions of our product candidates;

•	Maintain, protect and expand our intellectual property;

•	Develop expanded internal infrastructure; and

•	Hire additional personnel.

Contractual Obligations and Commitments

The following is a summary of our significant contractual cash obligations for the periods indicated that existed as of September 30, 2006.

		Less than	1 - 2	3 - 5	More than
	Total	1 year	years	years	5 years
Office lease	$58,646	$23,976	$35,670	$0	$0
CRO contract	1,492,005	546,421	0	0	0
Executive employment contracts	2,912,741	266,281	2,092,654	553,806	0
Research and development contract	234,000	234,000	0	0	0
Total obligations	$4,697,392	$1,070,678	$2,128,324	$553,806	$0

Our major contractual obligations relate to our office lease, clinical trial costs, research and development, purchase commitments and obligations to pay royalties and compensation under employment contracts. We expect to devote substantial resources to continue our research and development efforts, to expand our product pipeline and to support our product candidates as they move forward in the clinical development process. Our funding requirements will depend on numerous factors, including:

•	the scope and results of our clinical trials;
•	advancement of other product candidates into development;
•	potential acquisition or in-licensing of other product candidates, commercial products or technologies;
•	the timing of, and the costs involved in, obtaining regulatory approvals;
•	the cost of manufacturing activities for product candidates;
•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and
•	our ability to establish and maintain additional collaborative arrangements.

We expect product development costs to increase in the future as more of our product candidates enter clinical trials. In addition, we may be obligated to make milestone payments on certain of our product candidates as they progress through the clinical trial process.

The duration and cost of clinical trials may vary significantly over the life of a particular project as a result of, among other things, the following factors:

•	the length of time required to recruit qualified patients for clinical trials;
•	the duration of patient dosing and follow-up in light of trial results;
•	the number of clinical sites required for trials; and
•	the number of patients that ultimately participate.

Our distribution agreement with Sanquin terminates on December 31, 2007, unless extended by us for up to two three-year periods or by mutual agreement of the parties prior to its expiration. Commencing with the receipt of FDA regulatory approval of C1-INH and thereafter, we must purchase from Sanquin a minimum amount of C1-INH valued in Euros equal to be approximately $9,516,000 (as of September 30, 2006) per year. In addition, during our clinical trial period we purchase C1-INH and our commitment is approximately $4,200,000 as of September 30, 2006. Such amount is added to our loan agreement with Sanquin and will be forgiven if regulatory approval is received. If regulatory approval is not received, then the loan is due on the earlier of January 16, 2014 or the termination of the distribution agreement.

In connection with the license agreement with Sanquin for the treatment of AMI, we are required to create a comprehensive research plan for the commercial exploitation of the licensed technology. We continue to work with Sanquin on the design of the research plan. We agreed to commit a minimum of $125,000 per annum during the first three years following the execution of the license agreement toward research on the licensed technology conducted by Sanquin and by other parties. To date, we have funded approximately $141,000 to third parties engaged in this research. We also have an obligation to pay Sanquin royalties on sales of products incorporating the technology.

On March 2, 2005, we entered into a CRO services agreement with INC Research that governs INC Research’s provision of services in connection with the support of clinical investigation, clinical data management, clinical monitoring and/or research of our Phase III clinical trials. We entered into a separate services agreement with INC Research in September 2006 which governs INC Research’s provision of additional services in connection with our Phase III clinical trials and activities related to the commercialization of our product candidates. Pursuant to the 2006 services agreement, we entered into three separate work orders, each pertaining to the following aspects of the Phase III clinical trials: open label acute treatment of HAE, pharmacokinetics and open label prophylaxis treatment of HAE. The services provided by INC Research pursuant to both contractual arrangements are on a work-order basis and we are invoiced on a time and materials basis. Although these work orders may continue through the completion of the trials, which we estimate will occur during the fourth fiscal quarter of 2007, we have the right to terminate both agreements, and any pending work-order, on prior notice and without cause. As of September 30, 2006, we have estimated that we will pay INC Research at least $1,492,000 for its services under both agreements in 2006 and 2007. However, due to the variability associated with the conduct of clinical trials, we are unable to estimate with certainty the duration of or the future costs we will incur under our CRO agreement. We anticipate that these costs will increase significantly above our current estimates in future periods as a result of our initiation or expansion of the clinical trials.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of September 30, 2006, with the exception of our office space and copier lease. We have satisfied our office lease obligation and are occupying our current office on a month-to-month basis. We entered into a one-year lease agreement for additional office space in the metropolitan Philadelphia, Pennsylvania area for approximately $54,000.

New Accounting Pronouncements

On September 15, 2006 the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements.  The Statement provides guidance for using fair value to measure assets and liabilities.  This Statement references fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The Statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value.  The Statement does not expand the use of fair value in any new circumstances.  It is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The adoption of SFAS No. 157 is not expected to have a material impact on our financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 prescribes a recognition threshold and measurement criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return, among other items. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition with respect to uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not anticipate that the adoption of this Statement will have a material effect on our financial position or results of operation.

BUSINESS

Introduction

We are a development stage biopharmaceutical company that was formed in July 2003 to develop and commercialize therapeutic products for the treatment of inflammatory diseases. Our product candidates are based on C1-esterase inhibitor, C1-INH, a human plasma protein that modulates inflammation and is potentially applicable as a treatment for a range of medical indications. During 2005, we initiated a Phase III clinical trial of our lead product candidate, C1-INH, for the treatment, both acute and prophylactic, of HAE. In October 2005, we received fast track designation status by the U.S FDA for the treatment of HAE. We are also developing C1-INH for the treatment of AMI, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role. We have certain rights to C1-INH technology through agreements with Sanquin Blood Supply Foundation, an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands.

Product Programs

Our lead program is the development of C1-INH for the treatment of HAE. HAE is a rare genetic disorder characterized by episodic attacks of edema (swelling) in the extremities, face, abdomen and, most seriously, the airway passages. The disease is caused by a deficiency of C1-INH, and there are believed to be 10,000 or more people with HAE in the United States.

Sanquin has been producing and selling successive generations of C1-INH, prepared from human plasma, in the Netherlands for over 30 years for the treatment of HAE. Continuous product development efforts at Sanquin have resulted in the product under investigation, a highly purified C1-INH that is the next generation of the product that has been marketed in the Netherlands since 1997. Despite its long record of use in Europe, however, C1-INH has never been introduced in the United States. Through a supply and distribution agreement with Sanquin, we have the exclusive right to market and sell C1-INH prepared by Sanquin for the treatment of HAE in North America and certain other geographic regions.

In July 2004, we received orphan drug designation from the FDA for C1-INH (human), which, upon product licensure from the FDA, could provide us with a seven-year exclusive right to market the C1-INH product as a treatment for HAE in the United States. This designation is for both acute and prophylactic treatment. In October 2005, we received fast track designation status by the FDA for both acute and prophylactic treatment of HAE. Fast track designation facilitates the development and expedites the review of drugs and biologics intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. We initiated a Phase III clinical trial of C1-INH for the acute treatment of HAE in March 2005 and we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE in November 2005. The trials are multi-center, placebo-controlled, double-blind studies designed to examine the use of C1-INH in both treating acute attacks of HAE and in preventing the onset of such attacks. Phase III clinical trials of this type are highly unpredictable, and may take from one year to many years for completion, depending on a large number of factors, most of which are entirely beyond our control. Following completion of a successful Phase III trial, we intend to submit a biologics license application, or BLA, to the FDA. Preparation of this BLA could take from six months to substantially more than one year. Following the submission of the BLA, the FDA may take from six months, in the case of an expedited review, to more than one year, to review the BLA. There can be no assurance that any of these timelines can or will be met, and there can be no assurance that the outcome of our Phase III trials will be successful or that the results of the trials will support licensure by the FDA.

Our second development program is focused on the use of C1-INH in treating AMI, commonly known as a heart attack. AMI results from an obstruction of blood flow to the heart. There are approximately 865,000 patients with AMI in the United States annually, resulting in an estimated 171,000 directly attributable deaths. Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data presented by others, we believe that C1-INH may be useful as a treatment for AMI. We intend to initiate a research program in 2007 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI. In 2007, we may also initiate studies for C1-INH in treating AMI. There can be no assurance, however, that we will have sufficient resources to deploy in furtherance of all of these potential research programs, in addition to our ongoing clinical trials, within the next twelve months or at all.

The process of inflammation underlies a number of other serious diseases, including gram-negative septicemia and inflammatory bowel disease, and is now also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer's disease and stroke. As a potent mediator of inflammation, C1-INH has been examined as a potential treatment for some of these diseases in animal studies, and, in a limited number of disorders, in clinical studies as well. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, we intend to develop C1-INH for certain other diseases and disorders. We believe that the extensive clinical experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

Strategy

Our goal is to create a biopharmaceutical company that develops and commercializes a portfolio of C1-INH products that offer improved efficacy and safety characteristics over existing treatments. The key elements of our strategy are to:

•	complete the development of our lead product candidate, C1-INH for the treatment of HAE;
•	market and sell our HAE product independently or together with a third party;
•	advance our second product candidate, C1-INH for the treatment of AMI, into pre-clinical development in the United States; and
•	selectively develop C1-INH for additional therapeutic indications.

Technology

C1-INH is a human plasma protein that modulates inflammation and coagulation. In Europe, C1-INH, produced by several manufacturers, has been used to treat patients with HAE safely and effectively for more than 30 years, and is widely accepted as the treatment of choice for HAE. It is this extensive record of safety and efficacy that provides the basis for our lead program, the development of C1-INH in the United States for the treatment of HAE.

Beyond this record of clinical experience, however, C1-INH is also a well-characterized and well-understood molecule that is known to play a key role regulating the complex biochemical interactions of blood-based systems involved in inflammation and coagulation. C1-INH is known to be either a major or minor inhibitor of multiple proteins involved in these systems. More specifically, C1-INH is known to inhibit three key biochemical pathways underlying inflammation and/or coagulation - the complement system, the contact pathway of intrinsic coagulation and the fibrinolytic system. Under normal circumstances, these systems play important roles in defending the body from infection, injury and disease and in repairing tissue damage. If improperly controlled, however, these same systems can cause or contribute to disease and tissue damage. Excessive activity in one or more of these systems is known or believed to contribute to a number of diseases or disorders, including: myocardial infarction, ischemic-reperfusion injury, inflammatory bowel disease, gram-negative septicemia, Alzheimer’s disease and stroke.

Based on (i) the demonstrated role of these inflammatory pathways in specific diseases, (ii) the known function of C1-INH in regulating these pathways and (iii) the extensive clinical experience in using C1-INH to treat HAE, C1-INH has been extensively studied, both clinically and pre-clinically, as a potential treatment for a number of diseases. We intend to leverage and extend these studies to develop a portfolio of products based on C1-INH.

Hereditary Angioedema

Background

HAE is a genetic disorder characterized by episodes of edema (swelling) in the extremities, face, abdomen, and airway passages. The majority of patients have stretches of severe abdominal pain, nausea, and vomiting that is caused by swelling in the intestinal wall. Attacks that involve the face and throat must be taken seriously and medical treatment should be sought without delay. Swelling of the throat can close the air passage and cause death by suffocation. The mortality rate from untreated airway obstruction has been reported to be over 30% with death most frequently caused by asphyxiation due to airway closure. The course of the disease is diverse and unpredictable, even within a single patient over his lifetime. Swelling caused by HAE usually lasts for 24-72 hours, but the length of an attack can range from four hours to four days. On average, patients experience approximately one attack per month, but the frequency is highly variable. As many as 5% to 10% of patients are severely affected, experiencing attacks one to three times per week. HAE affects between 1:10,000 and 1:50,000 individuals worldwide and there are believed to be 10,000 or more people with HAE in the United States.

HAE is caused by a defective gene for C1-INH, and this defect is passed on in families - a child has a 50% chance of inheriting this disease if one parent is affected. The absence of family history, however, does not rule out HAE diagnosis, and as many as 20% of HAE cases involve patients who appear to have had a spontaneous mutation of the C1-INH gene at conception. The genetic defect results in production of either inadequate or nonfunctioning C1-INH protein.

C1-INH is known to inhibit three key biochemical pathways underlying inflammation and/or coagulation - the complement system, the contact pathway of intrinsic coagulation and the fibrinolytic system. Excessive activity of each of these systems has been demonstrated in HAE, as evidenced by increased levels of components of the complement system, kallikrein, coagulation Factors XIa and XIIa, and plasmin. The biochemical imbalance that results from reduced levels of functional C1-INH leads to the production of proteins and peptides that cause fluids to be released from the capillaries into surrounding tissues thereby causing edema.

In the absence of C1-INH activity, activated C1 and plasmin generate certain inflammatory mediators that are thought to be causal factors of the angioedema observed in patients with HAE. C1-INH concentrate replaces the missing or non-functional protein and inhibits the catalytic subunits of the first component of the classic complement pathway (C1r and C1s), and also inhibits the function of kallikrein, plasmin, and coagulation factors XIa and XIIa.

Because HAE is rare and has a wide variability in disease expression, it is not uncommon for patients to remain undiagnosed or misdiagnosed for many years. Many patients report that their frequent and severe abdominal pain was inappropriately diagnosed as psychosomatic. Although rare, HAE is a disease with potentially catastrophic consequences for those affected. Aside from the potentially fatal acute respiratory compromise, unnecessary exploratory surgery has been performed on patients experiencing gastrointestinal edema because abdominal HAE attacks mimic conditions requiring surgery.

Traditionally, HAE has been classified into two types (I and II). The most common form of the disease, Type I, is characterized by low levels of C1-INH and affects about 85% of patients, whereas Type II HAE affects 15% of patients and is characterized by non-functional C1-INH. A third type of HAE has been identified in which the abnormal C1-INH protein binds to albumin, effectively reducing the amount of functional C1-INH.

Current Treatments of HAE

Treatment of HAE can be categorized as: (i) mitigation or acute treatments to remedy the symptoms of infrequent episodic acute attacks; and (ii) preventive or prophylactic treatments for patients severely affected by HAE.

There are currently no approved treatments for acute attacks available in the United States. Rather, current therapies primarily focus upon treating the symptoms of an acute attack. For swelling of the intestinal wall, which can cause debilitating pain, narcotics such as morphine and antiemetics for nausea are given, but these medications only address the symptoms and not the underlying cause. For severe laryngeal swelling, which can be life threatening, rescue therapy such as intubation or tracheotomy may be required. The use of fresh frozen plasma, which contains C1-INH but which also contains a wide variety of other factors that may activate multiple inflammatory pathways and exacerbate an attack, is also used in some instances. Facial and extremity attacks are usually left to resolve on their own.

Long-term prevention therapy is recommended for patients who experience more than one attack per month, or for whom the disease significantly interferes with their quality of life. Most of these patients are currently treated with anabolic steroids that reduce the frequency of attacks of edema. The most commonly used steroids are alpha-alkylated androgens such as stanozolol and danazol. Although these drugs are effective in some patients in reducing the number and severity of the most serious attacks, they do not prevent all attacks. In addition, use of such anabolic steroids can have numerous side effects ranging from hepatotoxicity (liver toxicity), virilization (development of male sexual characteristics in a female), weight gain, acne and hirsutism (unwanted hair growth).

C1-Esterase Inhibitor for the Treatment of HAE

HAE has been shown to be effectively treated with intravenous administration of C1-INH purified from human plasma. In Europe, C1-INH, produced by several manufacturers, has been used to treat patients with HAE safely and effectively for more than 30 years, and is widely accepted by treating physicians and HAE associations around the world as the treatment of choice for acute attacks of HAE. It can be used to treat acutely, when there is an attack, or prophylactically, to prevent attacks. This treatment concept is similar to hemophilia, in which a patient is treated regularly with the particular clotting factor for which he is deficient, as well as on demand for specific bleeding episodes. In spite of this long record of safety and efficacy in Europe, C1-INH has never been introduced in the United States, and it is our objective to bring C1-INH to the United States for the treatment of patients with HAE.

Our first product candidate, C1-INH prepared from human plasma, is being developed for both acute and prophylactic treatment of HAE. C1-INH is given by intravenous administration. Published studies by others have shown C1-INH treatment to resolve angioedema in 30 minutes to two hours, compared to 24-72 hours when untreated. A research study published in the New England Journal of Medicine in 1996 provided evidence that this treatment was safe and effective for both prevention of attacks and as an acute attack therapy. In addition, rapid resolution of laryngeal, facial, abdominal, and extremity swelling was observed. A study published in the Archives of Internal Medicine in 2001 concluded C1-INH to be highly effective in treating the laryngeal edema of HAE with rapid resolution of symptoms. More recently, a European study published in the Journal of Allergy and Clinical Immunology in 2006 concluded that administration of C1-INH resulted in the more rapid and effective treatment or prevention of severe angioedema attacks. We believe these studies, which did not involve our product, and others showing comparable efficacy, are representative of the extensive European clinical experience using C1-INH as a treatment for HAE for more than 30 years.

On March 2, 2005, we entered into a CRO services agreement with INC Research that governs INC Research’s provision of services in connection with the support of clinical investigation, clinical data management, clinical monitoring and/or research of our Phase III clinical trials. We entered into a separate services agreement with INC Research in September 2006 which governs INC Research’s provision of additional services in connection with our Phase III clinical trials and activities related to the commercialization of our product candidates. Pursuant to the 2006 services agreement, we entered into three separate work orders, each pertaining to the following aspects of the Phase III clinical trials: open label acute treatment of HAE, pharmacokinetics and open label prophylaxis treatment of HAE. The services provided by INC Research pursuant to both contractual arrangements are on a work-order basis and we are invoiced on a time and materials basis. Although these work orders may continue through the completion of the trials, which we estimate will occur during the fourth fiscal quarter of 2007, we have the right to terminate both agreements, and any pending work-order, on prior notice and without cause. As of September 30, 2006, we have estimated that we will pay INC Research at least $1,492,000 for its services under both agreements in 2006 and 2007. However, due to the variability associated with the conduct of clinical trials, we are unable to estimate with certainty the duration of or the future costs we will incur under our CRO agreement. We anticipate that these costs will increase significantly above our current estimates in future periods as a result of our initiation or expansion of the clinical trials.

In October 2005, we received fast track designation status by the FDA for the treatment of HAE. We initiated a Phase III clinical trial of C1-INH for the acute treatment of HAE in March 2005. In November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE.

Acute Myocardial Infarction

Background

AMI, commonly known as a heart attack, is a sudden, life-threatening cardiac disorder caused by an obstruction of blood flow to the heart. The major symptom of AMI is chest discomfort, but associated symptoms include nausea, vomiting, shortness of breath, and dizziness. AMI varies in severity and symptoms, and the intensity of the symptoms depends on the size of the area of heart muscle affected by the infarction. Clinical diagnosis of AMI is typically based on elevation of two cardiac enzyme markers, creatine kinase and troponin, markers considered highly reliable measures of cardiac injury.

AMI results in the development of myocardial necrosis, or death of heart cells or tissue, due to ischemia (lack of oxygen). The heart cells are not supplied with sufficient oxygen to meet their metabolic requirements. The most common cause of AMI is atherosclerosis or the accumulation of plaques in the arterial wall. Plaques can rupture and form a thrombus, or clot, that partially or totally blocks arterial blood flow. Patients with this condition suffer the disruption of the normal pattern of contractions of the heart muscle leading to atrial fibrillation (rapid uncontrolled beat) and/or heart failure. There are approximately 865,000 patients with AMI in the United States annually, resulting in an estimated 171,000 directly attributable deaths.

Current Treatments of AMI

Current treatments of AMI are limited and are aimed at restoring blood flow, improving tissue oxygenation and preventing further arterial obstruction. The first line of treatment usually includes oxygen (to reduce the workload of the heart), aspirin (to inhibit further clot formation), nitroglycerin (to reduce the oxygen requirements of the heart) and morphine (for pain). Fibrinolytic drugs, such as streptokinase, urokinase or alteplase, are administered to dissolve clots, and heparin is given as an anticoagulant to prevent further clot formation. Percutaneous transluminal coronary angioplasty, or PTCA, is commonly performed to restore blood flow to the affected coronary artery, a procedure that may involve the placement of a stent to prevent closure of the vessel. In some cases, coronary arterial bypass graft surgery may be required. Antiplatelet medications, such as aspirin and clopidogrel, have become a cornerstone of therapy for AMI. These medications prevent the accumulation of platelets, a trigger event in clot formation. Newer strategies include the use of platelet glycoprotein IIb-IIIa receptor inhibitors, low molecular weight heparin, and Factor Xa inhibitors.

C1-INH for the Treatment of AMI

Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. The later stages of cardiac cell injury during AMI, however, result at least in part from an inflammatory response. Activation of the complement system has been demonstrated, inflammatory mediators have been identified, and certain anti-inflammatory drugs have been shown to reduce infarct size in animal models. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data, we believe that C1-INH may be useful as a treatment for AMI.

Two of the major inflammatory pathways believed to be involved in AMI are the complement system and the contact pathway of intrinsic coagulation. C1-INH is an important inhibitor of both of these pathways and, therefore, may provide a therapeutic benefit in the treatment of AMI. C1-INH has been studied extensively in animal models of myocardial infarction in rat, pig, cat and dog models. In these studies, C1-INH was shown both to restore blood flow and to reduce cardiac damage. The use of C1-INH in treating AMI has also been studied in a preliminary clinical trial published in the European Heart Journal in 2002. In 13 patients, release of troponin T and creatine kinase MB, two accepted biochemical markers of cardiac damage, were reduced by 36% and 57%, respectively, compared to 18 controls. We entered into an exclusive worldwide license with Sanquin for the use of C1-INH for the treatment of AMI.

The supply of plasma derived C1-INH may not be sufficient to commercialize a product for the treatment of AMI, therefore we intend to initiate a research program in 2007 for the development of a genetically engineered or recombinant version of C1-INH. We may also initiate studies for C1-INH in treating AMI, or another indication, during 2007. There can be no assurance, however, that we will have sufficient resources to deploy in furtherance of all of these potential research programs, in addition to our ongoing clinical trials, within the next twelve months or at all.

Other Inflammatory Diseases

The process of inflammation underlies a number of serious diseases, including rheumatoid arthritis and inflammatory bowel disease, and is now also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer's disease and stroke. C1-INH has been examined as a potential treatment for some of these diseases, in animal studies, and, in a limited number of disorders, in clinical studies as well. C1-INH has been studied in animal models of pancreatitis, lung transplantation, burn injuries and traumatic shock. Preliminary clinical studies have been done in coronary bypass surgery, gram-negative septicemia and bone marrow transplantation. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, we intend to develop C1-INH for certain additional diseases and disorders. We believe that the extensive clinical experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

Distribution, Manufacturing and Licensing Relationships

Distribution and Manufacturing Services Agreement with Sanquin

We entered into a Distribution and Manufacturing Services Agreement with Sanquin as of January 16, 2004. Under this agreement, Sanquin has granted us (i) the exclusive right to distribute, market, offer for sale, sell, import and promote C1-INH derived from human plasma manufactured by Sanquin for the treatment of HAE in Israel and in all countries in North America and South America (other than the Dutch Overseas Territories, Argentina and Brazil), and (ii) a right of first refusal to distribute, market, offer for sale, sell, import and promote C1-INH derived from human plasma manufactured by Sanquin for the treatment of HAE in certain other geographic regions and under certain conditions.

Under the distribution agreement, it is our responsibility to conduct the Phase III clinical trials of C1-INH for the treatment of HAE and to prepare and file all regulatory applications necessary to register the product candidate. In exchange, Sanquin agreed to provide us with the technical data and support necessary to assist us in preparing and filing all such regulatory applications.

Furthermore, Sanquin agreed to supply C1-INH for our Phase III clinical trials. Upon receipt of FDA approval for our product candidate for the treatment of HAE, upon commercial launch of this product and thereafter during the term of the agreement, Sanquin will supply us with our commercial requirements for C1-INH for the treatment of HAE in each country where we have received regulatory approval, subject to minimum annual purchase requirements in Euros equal to approximately $9,516,000 per year (as of September 30, 2006).

The initial term of this agreement expires on December 31, 2007, subject to extension. We have the right to extend the term of this agreement for up to six years in two successive three year periods upon written notice to Sanquin no later than six months before this agreement or an extension of this agreement terminates.

In accordance with the agreement, we have obtained FDA consent for our plan to collect necessary data to support licensure by the FDA in the United States and we have secured the support of a clinical research organization to conduct our Phase III clinical trials for our HAE product candidate. Sanquin has the right to terminate this agreement in the event, among other things, that:

•	we fail to complete the enrollment of our Phase III clinical trials for our HAE product candidate by July 2007;
•	we fail to submit a BLA to the FDA within a specified time frame; or
•	we fail to obtain marketing approval in the United States within a specified time frame.

Exclusive License Agreement with Sanquin

We entered into a license agreement with Sanquin on January 27, 2004. Under this agreement, we have an exclusive, worldwide, royalty-bearing license, with the right to sublicense Sanquin patent rights and know-how relating to the use of C1-INH for the treatment of AMI. In connection with the license agreement, we paid Sanquin certain fees and reimbursed Sanquin for certain expenses. In addition, we have an obligation to pay Sanquin royalties on sales of products incorporating the licensed technology.

We are required to create a comprehensive research plan for the commercial exploitation of the licensed technology. We are continuing to work with Sanquin on the design of the research plan. We agreed to commit a minimum of $125,000 per annum during the first three years following the execution of the license agreement toward research on the licensed technology conducted by Sanquin and other parties. As of September 30, 2006, we have funded approximately $141,000 to third parties engaged in this research. In addition, we have agreed to use commercially reasonable efforts to manufacture and market products incorporating the licensed technology. We intend to initiate a research program in 2007 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI. In 2007, we may also initiate studies for C1-INH in treating AMI. There can be no assurance, however, that we will have sufficient resources to deploy in furtherance of all of these potential research programs, in addition to our ongoing clinical trials, within the next twelve months or at all.

The license agreement, unless it is terminated earlier, shall continue in force until the expiration, invalidation or unenforceability of the last to expire patent licensed pursuant to the agreement. The U.S. patent licensed from Sanquin will expire on July 18, 2017, provided that applicable maintenance fees are timely paid.  Either party may terminate the agreement in the event of an uncured material breach by the other.

Intellectual Property

The following factors are important to our success:

•	receiving patent protection for our product candidates;
•	not infringing the intellectual property rights of others;
•	preventing others from infringing our intellectual property rights; and
•	maintaining our patent rights and trade secrets.

We actively seek, when appropriate, protection for our proposed products, technologies and proprietary information through United States and foreign patents. In addition, we rely upon trade secrets and contractual arrangements to protect our proprietary information.

As of September 30, 2006, under our license agreement with Sanquin, we license a United States patent and an International Patent Application including any foreign patents issuing therefrom related to our technologies, compounds and their applications in pharmaceutical development or their use as pharmaceuticals and in particular for the use of C1-INH in the treatment of AMI. We face the risk that our licensed patent and any patents issued to us in the future may be challenged or circumvented or may otherwise not provide protection for any commercially viable products that we develop. We also note that United States patents and patent applications may be subject to interference proceedings and/or reexamination proceedings in the United States Patent and Trademark Office (and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office), which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the very patent rights sought by us, which in turn could affect our ability to market a potential product to which that patent filing was directed. In the event that we seek to enforce any of our owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which, if successful, would result in the entire loss of our patent (or of our licensed patent), or the relevant portion of our patent (or of our licensed patent) and not just with respect to that particular infringer. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations.

In addition, our ability to assert our patents against a potential infringer, depends on our ability to detect the infringement in the first instance. Many countries, including certain European countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties in some circumstances (for example, when the patent owner has failed to commercialize or “work” the invention in that country, or the third party has patented improvements). In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Compulsory licensing of life-saving drugs is also becoming increasingly popular in developing countries either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which could limit our potential revenue opportunities. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection.

Our success will also depend in part upon our not infringing patents issued to others. If our product candidates are found to infringe the patents of others, our development, manufacture and sale of such potential products could be severely restricted or prohibited and substantial liability could be incurred.

Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim relating to infringement of patents that is successfully asserted against us may require us to pay substantial damages. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, if a patent infringement suit were brought against us or our future strategic partners or licensees, if any, we or they may be forced to stop or delay developing, manufacturing or selling potential products that are alleged to infringe a third party's intellectual property unless that party grants us or our strategic partners or licensees rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we or our strategic partners or licensees were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some or all of our potential products or may have to cease at least some of our business operations as a result of patent infringement claims, which could severely harm our business.

Much of our technology and many of our processes depend upon the knowledge, experience and skills of our scientific and technical personnel. To protect rights to our proprietary know-how and technology, we generally require all employees, contractors, consultants, advisors, visiting scientists and collaborators as well as potential collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information. The agreements with employees and consultants also require disclosure and assignment to us of ideas, developments, discoveries and inventions. These agreements may not effectively prevent disclosure of our confidential information or provide meaningful protection for our confidential information.

Competition

We operate in an industry characterized by intense competition and rapid technological change. New developments occur and are expected to continue to occur at a rapid pace. Discoveries or commercial developments by our competitors may render some or all of our technologies, products or potential products obsolete or non-competitive.

Our principal focus is on the development of therapeutic products. We conduct research and development programs to develop and test product candidates and demonstrate to appropriate regulatory agencies that these products are safe and effective for therapeutic use in particular indications. Our principal competitors are companies that are already marketing products in those indications or are developing new products for those indications. Most of these organizations have greater financial resources and drug development experience than we do. Companies developing therapeutics for the treatment of HAE include Dyax Corp., Jerini AG, Pharming Group NV and ZLB Behring. Other competitors and potential competitors include companies that market and develop anabolic steroid-based drugs and anti-inflammatory compounds.

HAE is a disease that fits within the definition of the Orphan Drug Act, and therefore any company that develops a therapy for this indication could, upon licensure, obtain a seven year marketing exclusivity in the United States for the licensed indication. We believe ZLB Behring and Pharming Group N.V. are currently developing therapy for the acute treatment of HAE that the FDA may consider the same as ours under the Orphan Drug Act. In the event that these companies obtain FDA product licensures before us, we could be prevented from obtaining FDA licensure and marketing our C1-INH product for the treatment of HAE for up to seven years.

For potential cardiovascular disease product applications, our potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than we do.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of pharmaceuticals, and in our ongoing research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases, state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require the expenditure of substantial resources. Regulatory approval, when and if obtained for any of our product candidates, may be limited in scope which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

Preclinical Studies

Before testing any compounds with potential therapeutic value in human subjects in the United States, stringent government requirements for preclinical data must be satisfied. Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results obtained from studies in several animal species, as well as from in vitro studies, are submitted to the FDA as part of an investigational new drug application, or IND, and are reviewed by the FDA prior to the commencement of human clinical trials. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial trials in human volunteers.

Clinical Trials

If a company wants to test a new drug in humans, an IND must be prepared and filed with the FDA. The IND becomes effective if not rejected or put on clinical hold by the FDA within 30 days. In addition, an Institutional Review Board comprised in part of physicians at the hospital or clinic, as well as others representing the interests of the community where the proposed trials will be conducted, must review and approve the trial protocol and monitor the trial and the investigators on an ongoing basis. The FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Clinical Trial Phases

Clinical trials typically are conducted in three sequential phases, phases I, II and III, with phase IV trials potentially conducted after marketing approval. These phases may be compressed, may overlap or may be omitted in some circumstances.

•
Phase I clinical trials. After an IND becomes effective, Phase I human clinical trials can begin. These trials evaluate a drug's safety profile, and the range of safe dosages that can be administered to healthy volunteers and/or patients, including the maximum tolerated dose that can be given to a trial subject with the target disease or condition. Phase I trials also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action.

•
Phase II clinical trials. Phase II clinical trials typically are designed to evaluate the potential effectiveness of the drug in patients and to further ascertain the safety of the drug at the dosage given in a larger patient population.

•
Phase III clinical trials. In Phase III clinical trials, the drug is usually tested in a controlled, randomized trial comparing the investigational new drug to an approved form of therapy in an expanded and well-defined patient population and at multiple clinical sites. The goal of these trials is to obtain definitive statistical evidence of safety and effectiveness of the investigational new drug regime as compared to an approved standard therapy in defined patient populations with a given disease and stage of illness.

•
Phase IV clinical trials. The FDA may require post-approval studies, known as Phase IV studies, to develop additional information regarding the product. In addition, the FDA requires post-approval adverse event reporting, and the agency has the power to require changes in labeling or to prevent further marketing of a product. The FDA may also decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market.

Biologics License Application

After completion of clinical trials, if there is substantial evidence that the drug is safe, pure and potent, a biologics license application, or BLA, is prepared and submitted for the FDA to review. The BLA must contain all of the essential information on the drug gathered to that date, including data from preclinical and clinical trials, and the content and format of a BLA must conform with all FDA regulations and guidelines. Accordingly, the preparation and submission of a BLA is a major undertaking for a company. In addition, the FDA reviews a BLA to determine whether the facility in which a product is manufactured, processed, packed or held meets standards designed to assure the product's continued safety, purity and potency.

The FDA reviews all BLAs submitted before it accepts them for filing and may request additional information from the sponsor rather than accepting a BLA for filing. In such an event, the BLA must be submitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA. By law, the FDA has 180 days in which to review the BLA and respond to the applicant. The review process is often significantly extended by the FDA through requests for additional information and clarification. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, other scientific experts and patient representatives, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation, but gives great weight to it. If the FDA evaluations of both the BLA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be satisfied in order to secure final approval. If the FDA's evaluation of the BLA submission or manufacturing facility is not favorable, the FDA may refuse to approve the BLA or issue a not approvable letter.

Other Regulatory Requirements

Any products that we manufacture or distribute under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with current good manufacturing processes (“cGMP”) regulations which impose procedural and documentation requirements upon us and any third party manufacturers we utilize.

The FDA closely regulates the marketing and promotion of drugs. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use.

The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our product candidates or approval of new indications for our existing products. We cannot predict the likelihood, nature or extent of adverse governmental regulations that might arise from future legislative or administrative action, either in the United States or abroad.

Approvals Outside of the United States

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. There is no assurance that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

Employees

As of September 30, 2006, we had eight employees. We consider our relationship with our employees to be satisfactory.

DESCRIPTION OF PROPERTY

Until November 1, 2006, our principal executive office was located at: 122 East 42nd Street, Suite 2606, New York, New York. We occupied these premises pursuant to a sublease which expired on August 31, 2006 and in accordance with a monthly arrangement with the landlord thereafter. Commencing November 1, 2006, our principal executive office is located at 122 East 42nd Street, Suite 1700, New York, New York. We occupy this space pursuant to a two-month arrangement with the landlord, which can be renewed on a monthly basis thereafter. We are continuing to seek a longer-term arrangement for suitable office space in the New York, NY area. Our monthly payment under our current arrangement is $5,300. In addition, in September, 2006, we entered into a twelve month lease for approximately 3,100 square feet of office space in the metropolitan Philadelphia, Pennsylvania area. Our rent obligation for this lease is $4,458 per month.

LEGAL PROCEEDINGS

We are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors as of September 30, 2006 are:

Name	Age	Position

Joshua D. Schein, Ph.D.	46	Chief Executive Officer and Director
Judson Cooper	48	Chairman of the Board, Executive Vice President and Secretary
Douglas J. Beck	45	Chief Financial Officer
Scott Eagle	47	Director
Eric I. Richman	45	Director
Thomas Lanier	47	Director

Joshua D. Schein, Ph.D. has been our Chief Executive Officer and a Director since December 29, 2004 and Chief Executive Officer and a Director of Lev Development Corp., or LDC, since the commencement of LDC’s operations in July 2003. Dr. Schein is also a founder of SIGA Technologies, Inc., a publicly traded biotechnology company, and served as its Chief Executive Officer from August 1998 to April 2001. Dr. Schein also served as SIGA’s acting Chief Executive Officer from April 1998 to August 1998, as Secretary and a Director from December 1995 to April 2001, and as Chief Financial Officer from December 1995 until April 1998. Dr. Schein is also a founder of DepoMed, Inc., a publicly traded drug delivery company, and served as a director of the company from December 1995 to June 1998. From January 1996 to August 1998, Dr. Schein was an executive officer and a director of Virologix Corporation, a private biotechnology company that he co-founded and which was subsequently acquired by Access Pharmaceuticals, a publicly traded biotechnology company. From June 1996 to September 1998, Dr. Schein was an executive officer and a director of Callisto Pharmaceuticals, Inc., a publicly traded biotechnology company that he co-founded. Dr. Schein is also a founder of Hemoxymed, Inc., a publicly traded biotechnology company. Since 1997, Dr. Schein has been a principal of Prism Ventures LLC, a privately held limited liability company focused on the biotechnology industry. Dr. Schein received a Ph.D. in neuroscience from the Albert Einstein College of Medicine, an MBA from the Columbia Graduate School of Business, and a B.A. in biochemistry from Brandeis University.

Judson Cooper has been our Chairman of the Board, Executive Vice President and Secretary since December 29, 2004 and Chairman of LDC since the commencement of operations of LDC in July 2003 and Executive Vice President since November 1, 2004. Mr. Cooper is also a founder of SIGA Technologies, Inc., a publicly traded biotechnology company, and served as its Chairman from August 1998 to April 2001. Mr. Cooper also served as SIGA's acting Chairman from April 1998 to August 1998, as a Director from December 1995 to April 2001, as Executive Vice President from November 1996 to April 2001, and as its founding President from December 1995 to November 1996. Mr. Cooper is also a founder of DepoMed, Inc., a publicly traded drug delivery company and served as a director of the company from December 1995 to June 1998. From January 1996 to August 1998, Mr. Cooper was an executive officer and a director of Virologix Corporation, a private biotechnology company that he co-founded and which was subsequently acquired by Access Pharmaceuticals, a publicly traded biotechnology company. From June 1996 to September 1998, Mr. Cooper was an executive officer and a director of Callisto Pharmaceuticals, Inc., a publicly traded biotechnology company that he co-founded. Mr. Cooper is also a founder of Hemoxymed, Inc., a publicly traded biotechnology company. Since 1997, Mr. Cooper has been a principal of Prism Ventures LLC, a privately held limited liability company focused on the biotechnology industry. Mr. Cooper is a graduate of the Kellogg School of Management.

Douglas J. Beck is a CPA and has been our Chief Financial Officer since May 25, 2005. He was our controller since February 21, 2005. From September 2004 to October 2004, Mr. Beck served as a consultant to Pfizer, Inc. From December 2002 to September 2004, Mr. Beck served in various capacities with Henry Bros. Electronics, Inc. (f/k/a Diversified Security Solutions, Inc.), from Director of Finance to Chief Financial Officer. From November 2000 to December 2002, Mr. Beck was a financial consultant to various companies. From March 2000 to October 2000, Mr. Beck served as Director of Financial Reporting for Urbanfetch.com, Inc. and from December 1998 to March 2000, Mr. Beck was an audit manager with Andersen LLP. Mr. Beck holds a B.S. from the Fairleigh Dickinson University. He serves on the Chief Financial Officers and SEC Practice Committee of the New York Society for Certified Public Accountants.

Scott Eagle has served as a Director of our company since December 29, 2004. Since November 1998, Mr. Eagle has been at Claria Corporation, a leading behavioral online marketing firm where he currently is Executive Vice President and CMO. Prior to joining Claria, Mr. Eagle was the Vice President of marketing at Concentric Network Corporation from 1996 to 1998. Before Concentric, from 1993 to 1996, Mr. Eagle served as Vice President of Marketing at MFS Communications where he launched regional marketing campaigns for the start-up MFS Intelenet subsidiary. Mr. Eagle began his career at Procter & Gamble in marketing and new product development for consumer packaged goods, managing brands such as Formula 44 and Chloraseptic. Mr. Eagle holds a B.S. from the University of Pennsylvania, Wharton School.

Eric I. Richman has served as a Director of our company since December 29, 2004. Since October 2003, Mr. Richman has been Vice President, Business Development and Strategic Planning at PharmAthene, Inc., a private biotechnology company. From 2000 to 2003, he was Vice President, Corporate Development at MaxCyte, Inc., a private biotechnology company. Mr. Richman was part of the founding team at MedImmune, Inc., a publicly-traded biotechnology company, holding various administrative, financial, strategic planning, marketing and international positions between 1988 and 2000, including Director, International Commercialization with MedImmune, Inc. (1998-2000), and Senior Director of Transplantation Products (1993-1998). He was a key member on the launch teams for MedImmune's biotechnology products, both domestically and internationally. Mr. Richman received a B.S. degree in Biomedical Science in 1984 from the Sophie Davis School of Biomedical Education (CUNY Medical School) and a Masters of Business Administration from the American Graduate School of International Management in 1987.

Thomas Lanier has served as a Director of our company since December 29, 2004. Since 1996, Mr. Lanier has served as an International Advisor for the U.S. Department of the Treasury; during this time he co-wrote the U.S. Treasury's guide to external debt issuance for emerging market borrowers. Mr. Lanier also served as Financial Attache in the Office of International Affairs, U.S. Treasury, Moscow, from 2003 to 2005. From 1988 until 1996, Mr. Lanier worked for Chemical Bank as a U.S. Government Bond Trader (1988-1993), Emerging Markets Salesperson (1993-1994) and Emerging Markets Debt Trader (1994-1996). In 1981, Mr. Lanier graduated from the United States Military Academy at West Point with a Bachelor of Science Degree. Prior to leaving the Army in 1986, he also graduated from the U.S. Army Airborne School and the U.S. Army Flight School and was responsible for planning, organizing and controlling logistical operations on an international project for the Army Chief of Staff. In 1988, Mr. Lanier received a Masters of Business Administration with an emphasis in finance and marketing from the Fuqua School of Business, Duke University.

Significant Employees

Jason Bablak has served as our Vice President - Regulatory Affairs since January 7, 2004. Effective on June 7, 2006, Mr. Bablak’s title is Vice President - Regulatory Affairs and Product Development. From 2000 to 2003, Mr. Bablak served as Vice President, Public Policy and Legal Affairs for the Immune Deficiency Foundation (“IDF”), a national healthcare and patient advocacy organization, and as Vice-President and General Counsel of Primaryimmune Services Inc., a wholly-owned subsidiary of IDF which was created to manage clinical trials. From 1997 to 2000, Mr. Bablak served as Director, Regulatory Affairs for the Plasma Protein Therapeutics Association, an international pharmaceutical trade association representing plasma derivative manufacturers, and from 1995 to 1997 Mr. Bablak served as Regulatory Counsel for the Voluntary Protection Programs Participants’ Association. From 1993 to 1995, Mr. Bablak was a contract attorney for Popham, Haik, Schnobrich & Kaufman. Mr. Bablak received his B.S. degree in biology and environmental science from Allegheny College and his J.D. degree from the University of Pittsburgh School of Law. Mr. Bablak is 39 years old.

Joseph Truitt joined us as our Vice President, Sales and Marketing on July 31, 2006. Mr. Truitt has over 17 years experience in pharmaceutical sales and marketing.  In his most recent position prior to joining us, Mr. Truitt was the Vice President, Sales and Operation at Ora Pharma, Inc., a Johnson & Johnson company, from June 2000 to July 2006, where he directed its commercial operations. His experience includes various sales, marketing and national account positions at both IMS Heath and TAP Pharmaceuticals.  Mr. Truitt holds a BS degree in Marketing from LaSalle University and a MBA from St. Joseph’s University Haub School of Business.  He also served honorably as an Officer in the United States Marine Corps. Mr. Truitt is 42 years old.

Compensation of Directors

Upon their appointment to the Board of Directors, each of our three independent directors received a grant of options to purchase 225,000 shares of common stock at an exercise price of $0.80 per share which vest over a period of three years from the date of grant.

Committees of the Board of Directors

Audit Committee

The Audit Committee currently consists of Mr. Thomas Lanier. Our Board of Directors has determined that Mr. Lanier is “independent” as that term is defined under applicable SEC rules. We currently do not have an audit committee financial expert serving on our Audit Committee because we have not been able to identify a suitable candidate. However, we have been interviewing candidates and intend to appoint a director who qualifies as an “audit committee financial expert,” as defined in Item 401(e) of Regulation S-B promulgated by the SEC, as soon as we are able to locate an individual suitable to our board and who is willing to serve as a director and a member of our audit committee. The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. A copy of this charter is available on our web site www.levpharma.com.

The Audit Committee's responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, (v) reviewing the financial statements contained in the annual report and quarterly reports and (vi) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. The Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the SEC.

Compensation Committee

We have a Compensation Committee currently consisting of Mr. Eric Richman and Mr. Scott Eagle. The Board of Directors has determined both of the members of the Compensation Committee are “independent.” The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee. A copy of this charter is available on our web site at www.levpharma.com.

The Compensation Committee has responsibility for assisting the Board of Directors in, among other things, evaluating and making recommendations regarding the compensation of the executive officers and directors of our company; assuring that the executive officers are compensated effectively in a manner consistent with the stated compensation strategy of our company; producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC; and periodically evaluating the terms and administration of our incentive plans and benefit programs.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics for Officers, Directors and Employees that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.levpharma.com.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, none of our directors, executive officers or persons who beneficially own ten percent or more of our common stock have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers (the “Named Executive Officers”) with annual compensation exceeding $100,000 during the fiscal year ended December 31, 2005.

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)		Securities Underlying Options (#)

Joshua D. Schein, Ph.D.	2005	$335,897	(1)	1,427,450
Chief Executive Officer	2004	$258,080	(2)	--

Judson Cooper	2005	$323,544	(1)	1,427,450
Chairman, Executive Vice President and Secretary	2004	$270,433	(2)	--

Douglas J. Beck	2005	$110,197		100,000
Chief Financial Officer (3)	2004	$0

Yanina T. Wachtfogel	2005	$312,500		--
Former Chief Scientific Officer (4)	2004	$318,510		--
_________________
(1) Includes auto allowance of $ 6,000
(2) Includes auto allowance of $ 1,200
(3) Includes compensation as our Controller since February 21, 2005
(4) Terminated on February 15, 2006

Option Grants in Year Ended 2005

The following table sets forth certain information concerning grants of options to purchase common stock made to the Named Executive Officers during the year ended December 31, 2005 and grants of options made during the year ended December 31, 2004 that were repriced during the year ended December 31, 2005.

	Number of	Percent of Total
	Shares Underlying	Options Granted to Employees	Exercise Price	Expiration
Name	Options Granted	in 2004	Per Share (1)	Date

Joshua D. Schein, Ph.D.	1,427,450	48.3%	$0.30	11/1/2014
Chief Executive Officer

Judson Cooper	1,427,450	48.3%	$0.30	11/1/2014
Chairman, Executive Vice President and Secretary

Douglas J. Beck
Chief Financial Officer	100,000	3.4%	$1.20	3/11/2015
________________
(1) In May 2005, the Board of Directors determined to reduce the option exercise price from $0.85 to $0.30 per share. On December 12, 2005, the stockholders approved the repricing at the annual stockholders’ meeting. The company recorded a compensation charge of $1,427,450. See (i) Management’s Discussion and Analysis and Plan of Operation - Equity and (ii) Note I to our Consolidated Financial Statements in this registration statement.

Aggregated Option Exercises in 2005 and Year End Option Values

The following table provides certain information with respect to the Named Executive Officers concerning the exercise of stock options during the fiscal year ended December 31, 2005 and the value of unexercised stock options held as of such date.
	Number of Shares Underlying		Value of Unexercised In the Money
	Options at December 31, 2005		Options at December 31, 2005 (1)
Name and Position	Exercisable	Unexercisable	Exercisable	Unexercisable

Joshua D. Schein, Ph.D.	1,427,450	0	$713,725	$0
Chief Executive Officer

Judson Cooper	1,427,450	0	$713,725	$0
Chairman, Executive Vice President and Secretary

Douglas J. Beck	0	100,000	$0	$0
Chief Financial Officer
_______________
(1)
Amounts calculated by subtracting the exercise price of the options from the market value of the underlying common stock using the closing sale price on the OTC Bulletin Board of $0.80 per share on December 30, 2005 (the last trading day of the year).

During the fiscal year ended December 31, 2005 no options were exercised.

Employment Agreements

Employment Agreements with Joshua D. Schein and Judson Cooper

We entered into four year employment agreements with each of Joshua D. Schein and Judson Cooper, effective as of November 1, 2004. Pursuant to the respective employment agreements, each of Mr. Schein and Mr. Cooper receives a base salary of $312,500 with an annual 5% increase each November ($328,125 effective November 1, 2005 to October 31, 2006), options to purchase up to 1,427,450 shares of our common stock with an exercise price of $0.85 per share and customary benefits and reimbursements. In the event Messrs. Schein or Cooper are terminated in connection with a change in control of our company, each will receive his salary for the remainder of the term of the employment agreement and all other amounts due pursuant to the employment agreement plus a tax gross-up payment. The exercise price of the options was reduced to $0.30 per share by the Board of Directors in May 2005, and was approved by the stockholders at the annual stockholders’ meeting on December 12, 2005.

Employment Agreement with Douglas J. Beck

We entered into an employment agreement with Douglas J. Beck, our Chief Financial Officer, dated as of June 7, 2006 pursuant to which Mr. Beck will continue to serve as our Chief Financial Officer for an employment period to June 7, 2008. In addition, the additional terms and conditions were agreed to in the employment agreement:

• Mr. Beck will receive an annual base salary of $175,000 for the initial twelve months under the employment agreement and a base salary of $183,500 for the second twelve months under the employment agreement.
• In connection with his entering into the employment agreement, Mr. Beck was granted options to purchase 125,000 shares of our common stock at an exercise price of $0.50 per share, which options vest as follows: 62,500 shares vest on the one-year anniversary of the date of grant and the balance shall vest on the second anniversary of the date of grant. In the event of a change of control (as defined in our 2004 Omnibus Incentive Compensation Plan), the options shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan.
• If Mr. Beck’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to: (i) continuation of his base salary, at the rate then in effect, for a period equal to the lesser of six months or the balance of the term of his employment agreement and (ii) the continued participation in our benefit plans (or comparable plans) for the period of time from the date of termination until the end of the month in which the final severance payment is made. If his employment is terminated by us due to his disability he would be entitled to a severance payment equal to six months of his base salary and the continuation of his benefits for an equivalent period.
• If Mr. Beck’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.
• Mr. Beck is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

Employment Agreement with Jason Bablak

We entered into an employment agreement with Jason Bablak, our Vice President - Regulatory Affairs and Product Development, dated as of June 7, 2006 pursuant to which Mr. Bablak will continue to serve as our Vice President - Regulatory Affairs and Product Development for an employment period to June 7, 2009. In addition, the additional terms and conditions were agreed to in the employment agreement:

• Mr. Bablak will receive an annual base salary of $200,000 during the term of the agreement and will be entitled to an annual bonus of $20,000 on each anniversary date of the commencement date of the agreement provided he remains an employee and satisfactorily performs his obligations under the employment agreement.
• In connection with his entering into the employment agreement, Mr. Bablak was granted options to purchase 500,000 shares of the Registrant’s common stock at an exercise price of $0.50 per share, which options vest as follows: 100,000 shares vest on the commencement date of the employment agreement, options to purchase an additional 300,000 shares shall vest in equal amounts of 100,000 on each of the first three anniversary dates of the commencement date, and a further amount of options to purchase 100,000 shares shall vest upon the occurrence of the milestone event specified in the employment agreement. In the event of a change of control (as defined in our 2004 Omnibus Incentive Compensation Plan), the options shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan.
• If Mr. Bablak’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to: (i) continuation of his base salary, at the rate then in effect, for a period equal to the lesser of six months or the balance of the term of his employment agreement and (ii) the continued participation in our benefit plans (or comparable plans) for the period of time from the date of termination until the end of the month in which the final severance payment is made. If his employment is terminated by us due to his disability he would be entitled to a severance payment equal to six months of his base salary and the continuation of his benefits for an equivalent period.
• If Mr. Bablak’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.
• Mr. Bablak is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

Employment Agreement with Joseph Truitt

On August 2, 2006, we entered into an employment agreement with Joseph Truitt, our new Vice President - Marketing and Sales, pursuant to which:

• Mr. Truitt will serve as our Vice President - Sales and Marketing on an at-will basis and receive an annual base salary of $240,000 during the term of the agreement and will be eligible to receive an annual bonus of up to 35% of his base salary subject to his attainment of performance criteria to be approved by the Board. In addition, the Registrant awarded Mr. Truitt a one-time signing bonus of $30,000 upon the execution of the employment agreement.
• In connection with his entering into the employment agreement, Mr. Truitt was granted options to purchase 600,000 shares of the Registrant’s common stock at an exercise price equal to the closing price of its common stock, as reported on the OTC Bulletin Board on the effective date of the employment agreement. These options vest as follows: 200,000 shares vest on the commencement date of the employment agreement, options to purchase an additional 400,000 shares shall vest in equal amounts of 100,000 on each of the first four anniversary dates of the commencement date. In the event of a Change of Control (as defined in the Registrant’s 2004 Omnibus Incentive Compensation Plan), the options shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan.
• If Mr. Truitt’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to: (i) continuation of his base salary, at the rate then in effect, for a period of twelve months and (ii) the continued participation in our benefit plans (or comparable plans) for the period of time from the date of termination until the end of the month in which the final severance payment is made.
• If Mr. Truitt’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.
• Mr. Truitt is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

2004 Omnibus Incentive Compensation Plan

We rely on incentive compensation in the form of stock options to retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers employees and consultants, to encourage them to remain with us and to enable them to develop and maintain an ownership position in our common stock.

Share Reserve. A total of 10,000,000 shares of our common stock have been reserved for issuance under the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). As of September 30, 2006, options for 5,194,900 shares were outstanding under the 2004 Plan.

Eligibility and Terms of Awards. The 2004 Plan permits the grant of cash-based awards, options, stock appreciation rights, restricted stock units, performance shares, performance units, covered employee annual incentive awards, restricted stock awards and other stock-based awards to our employees and directors. Options will be either incentive stock options, or ISOs, as defined under the Internal Revenue Code of 1986, as amended, or the Code, which may be granted solely to employees (including officers); or nonstatutory stock options, or NSOs, that do not qualify as incentive stock options within the meaning of Section 422 of the Code and which may be granted to employees (including officers), directors and consultants.

Administration. Our Board of Directors administers the 2004 Plan unless it delegates administration of the plan to a committee. In either case, the plan administrator determines the recipients and terms and conditions applicable to each award made under the 2004 Plan, including the exercise or purchase price, the vesting schedule and the ability to exercise an award prior to vesting and the provisions related to the impact of a termination of employment or service on outstanding awards. The plan administrator may also amend the terms of the 2004 Plan and outstanding equity awards, except that no amendment may adversely affect an award without the recipient's written consent. Subject to certain exceptions, the plan administrator may not amend an option to lower its exercise price or exchange an option for an option with a lower exercise price, another equity award, cash, or any other consideration or take any other action that is treated as a repricing under United States generally accepted accounting principles without the prior approval of our stockholders. Amendments to the 2004 Plan are subject to stockholder approval to the extent required by law, rule or regulation.

Stock Options. Stock options are granted pursuant to stock option agreements. The plan administrator determines the exercise price for a stock option subject, in the case of ISOs, to the requirements of Section 422 of the Code. Options granted under the 2004 Plan vest at the rate specified in the option agreement.

The plan administrator determines the term of stock options granted under the 2004 Plan. Generally, the term of these stock options may not exceed ten years. The plan administrator determines the extent to which the optionee shall have the right to exercise the stock option following termination of the optionee's employment or provision of services to our company. In no event may an option be exercised after the maximum term provided for in the stock option agreement.

Acceptable consideration for the purchase of common stock issued under the 2004 Plan will be determined by the plan administrator and may include cash, common stock previously owned by the optionee, consideration received in a “cashless” exercise program implemented by us and other legal consideration approved by the plan administrator.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

Restricted Stock Awards. Restricted stock awards may be purchased through a restricted stock purchase agreement. The purchase price for restricted stock awards must be at least the par value of the stock. The purchase price for a restricted stock award may be payable in cash, the recipient's past services performed for our company, or any other form of legal consideration acceptable to the plan administrator.

Stock Appreciation Rights. A stock appreciation right may be granted pursuant to a stock appreciation right agreement. The plan administrator determines the strike price and term for a stock appreciation right granted under the 2004 Plan. A stock appreciation right granted under the 2004 Plan vests at the rate specified in the stock appreciation right agreement. If an awardee's service relationship with us, or any of our affiliates, ceases, then the awardee, or his or her beneficiary, may exercise any vested stock appreciation right after the date such service relationship ends for the period of time provided in the stock appreciation right agreement. Different post-termination exercise periods may be provided in the stock appreciation right agreement for specific types of terminations such as death, disability or retirement. Our payment to a participant in settlement of a stock appreciation right may be made by the delivery of shares of our common stock, cash, or any combination of the two.

Effect of a Change in Control. Our 2004 Plan provides that, unless otherwise prohibited under applicable law, requirements of an exchange, or as specifically determined by the committee in its grant of an option award, following specified change in control transactions, the equity awards granted under the 2004 Plan will be fully vested and immediately exercisable. In addition, our 2004 Plan provides that if an option holder’s employment is terminated for any reason except cause (as defined in the 2004 Plan) within three months prior to such change of control or within twelve months subsequent to such change of control, the option holder shall have until the earlier of: (i) twelve months following such termination date, or (ii) the expiration of the option term, to exercise any such option.

Report on Repricing of Options

Following consummation of the Public Company Merger and the Recapitalization Merger, our Board of Directors in May 2005 determined that the basis for the exchange of warrants and options to purchase common stock of Old Lev that were outstanding prior to the mergers for warrants and options to purchase our common stock after the mergers should be changed and determined to reduce the exercise price to be proportionate before the merger transaction occurred. Though the number of shares issuable upon exercise of these warrants and options was increased, the parties to the mergers did not proportionately reduce the exercise price of these warrants and options to account for the increase in the number of shares outstanding after the mergers. The reduced exercise price of these warrants and options was calculated by multiplying the number of shares issuable upon exercise of these warrants and options prior to the mergers times the relevant exercise price, and then dividing that dollar amount by the new number of shares issuable upon exercise of these warrants and options after the mergers.

Prior to the mergers, stock options to purchase 500,000 shares of common stock at an exercise price of $0.85 per share were held by each of Joshua D. Schein, Ph.D., our Chief Executive Officer, and by Judson Cooper, our Chairman. After the mergers, pursuant to the exchange ratio in the Agreement, each person’s options were converted into options to purchase 1,427,450 shares of common stock with an exercise price of $0.85 per share (an aggregate of 2,854,900 shares). In May 2005, in addition to repricing certain warrants, the Board further determined, subject to obtaining stockholder approval at our next annual meeting, to reduce the exercise price of these options from $0.85 to $0.30 per share. The Board made the determination to seek stockholder approval because it believed that stockholder approval was necessary to reduce the exercise price of such options under the terms of our 2004 Omnibus Incentive Compensation Plan. In addition, the Board believed that the repricing of these options should be subject to stockholder approval because the reduction in exercise price of the stock options directly benefits our Chief Executive Officer and Chairman. However, it should be noted that our Chief Executive Officer and Chairman are also principal stockholders who voted on this proposal. The stockholders approved this repricing at the annual meeting held on December 12, 2005.

As a result of the option repricing, Messrs. Schein and Cooper each own options to purchase 1,427,450 shares of common stock at an exercise price of $0.30 per share as opposed to the prior exercise price of $0.85 per share. If they exercise all of these options, Messrs. Schein and Cooper would realize a cash savings of, and the proceeds received by the company would be reduced by $785,098 for each of them. A charge of $1,427,450 was recorded to our Consolidated Statement of Operations based upon our stock price when our stockholders approved the repricing at the stockholders’ meeting and subsequent changes to our stock price through December 31, 2005. These charges ceased upon the adoption of SFAS No. 123(R) on January 1, 2006.

Equity Compensation Plan Information

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,629,900	$0.38(1)	6,370,100

Equity compensation plans not approved by security holders	3,364,772	$1.31	-0-

Total	6,994,672	$0.83(1)	6,370,100
____________
(1) The weighted-average exercise price information has been adjusted for the repricing, from $0.85 to $0.30 per share, of options to purchase 2,854,900 shares. See Note I to the Consolidated Financial Statements.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded on the OTC Bulletin Board under the symbol “LEVP.OB” since February 18, 2005. From April 10, 2002 to February 17, 2005 our common stock had been quoted on the OTC Bulletin Board under our prior name “Fun City Popcorn, Inc.” under the symbol “FNCY.” As of September 30, 2006, there were 665 holders of record. This does not reflect those shares held beneficially or those shares held in “street” name.

The table below sets forth the high and low bid prices per share of the common stock for each full quarterly period in the last two fiscal years and the year to date as reported on the OTC Bulletin Board. These prices reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. The registration of the shares of our common stock covered by this prospectus and future registrations of our common stock and the sale of substantial amounts of our common stock in the public markets could adversely affect the prevailing market price of our common stock. On December 4, 2006, the last reported sale price for the common stock on the OTC Bulletin Board was $1.04 per share.

Quarter Ended	High	Low

December 31, 2006*	$1.22	$0.71
September 30, 2006	$0.95	$0.43
June 30, 2006	$0.67	$0.30
March 31, 2006	$0.80	$0.60

December 31, 2005	$0.82	$0.37
September 30, 2005	$1.20	$0.57
June 30, 2005	$1.50	$0.56
March 31, 2005	$1.70	$1.01

December 31, 2004	$2.00	$0.12
September 30, 2004	$0.22	$0.10
June 30, 2004	$0.35	$0.05
March 31, 2004	$0.25	$0.10
_____________________
* Through December 4, 2006.

Dividend Policy

It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of December 1, 2006:

•	By each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	By each of our executive officers and directors; and
•	By all of our executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Lev Pharmaceuticals, Inc., 122 East 42nd Street, Suite 1700, New York, NY 10168. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 114,010,236 shares of our common stock issued and outstanding as of December 1, 2006. Shares of common stock subject to options (or other convertible securities) exercisable within 60 days after December 1, 2006 are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Name of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned

Judson Cooper (1)	29,340,102	25.4%

Joshua D. Schein, Ph.D. (2)	29,901,372	25.9%

Douglas J. Beck (3)	50,000	--

Scott Eagle (4)	150,000	--

Eric I. Richman (4)	150,000	--

Thomas Lanier (4)	221,372	*

All Directors and Executive Officers as a Group (6 persons)	32,339,429	27.6%

Prism Ventures, LLC (5)	27,473,417	24.1%

Emigrant Capital Corp. (6)	16,276,116	14.3%

Richard Stone (7)	6,147,571	5.4%

Southpoint Capital Advisors, LP (8)	16,000,000	13.6%

Hound Partners, LLC (9)	10,000,000	8.6%

Alexandra Global Master Fund, Ltd. (10)	8,602,500	7.4%
___________________
* less than 1%

(1) Consists of (i) 11,000 shares of common stock; (ii) 1,427,450 shares of common stock issuable upon exercise of stock options, (iii) 27,473,417 shares of common stock owned by Prism Ventures, LLC and the limited liability companies referred to in Note 5 below, each of which is owned by Prism Ventures, LLC, a limited liability company in which Mr. Cooper owns a 50% interest, and (iv) 428,235 shares of common stock owned by certain family members of Mr. Cooper.

(2) Includes (i) 1,427,450 shares of common stock issuable upon exercise of stock options and (ii) 27,473,417 shares of common stock owned by Prism Ventures, LLC and the limited liability companies referred to in Note 5 below, each of which is owned by Prism Ventures, LLC, a limited liability company in which Mr. Schein owns a 50% interest.

(3) Includes 50,000 options that vested under the 2004 Stock Option Plan. Does not include unvested options to purchase 175,000 shares of common stock.

(4) Includes 150,000 options that vested under the 2004 Stock Option Plan. Does not include unvested options to purchase 75,000 shares of common stock.

(5) Includes an aggregate of 20,621,658 shares of common stock owned by Newton Partners LLC, Windsor Ventures LLC, Sapphire Ventures LLC, Tudor Technology Ventures LLC and Entry Point Capital LLC, each of which is owned by Prism Ventures, LLC. Each of Judson Cooper and Joshua D. Schein own a 50% interest in Prism Ventures, LLC. The address of Prism Ventures, LLC is 524 Clubhouse Road, Woodmere, New York 11598.

(6) The address of Emigrant Capital Corp. is 6 East 43rd Street, New York, New York 10017.

(7) A consultant to us.

(8) Based on Schedule 13G filed October 25, 2005. Robert W. Butts and John S. Clark II are the managing members of Southpoint Capital Advisors LLC, a Delaware limited liability company (“Southpoint CA LLC”) and of Southpoint GP, LLC, a Delaware limited liability company (“Southpoint GP LLC”). Southpoint CA LLC is the general partner of Southpoint Capital Advisors LP, a Delaware limited partnership (“Southpoint Advisors”). Southpoint GP LLC is the general partner of Southpoint GP, LP, a Delaware limited partnership (“Southpoint GP”). Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership, Southpoint Qualified Fund LP, a Delaware limited partnership, and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”). Southpoint Offshore Fund, Ltd., a Cayman Island exempted company, is also a general partner of the Master Fund. Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 16,000,000 shares of Common Stock of Lev Pharmaceuticals, 12,307,692 of which are shares of Common Stock and 3,692,308 are shares of Common Stock issuable upon conversion of warrants. The principal business address of Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II is 623 Fifth Avenue, Suite 2503, New York, NY 10022.

(9) Based on Schedule 13G filed October 25, 2005. Jonathan Auerbach is the managing member of Hound Performance, LLC (“Hound Performance”) and Hound Partners, LLC (“Hound Partners LLC”), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP (“Hound Partners LP”) and Hound Partners Offshore Fund, LP (“Hound Offshore”). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 4,939,000 shares of common stock of Lev Pharmaceuticals, Inc. (including warrants to purchase 1,139,769 shares of common stock).  Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 5,061,000 shares of common stock of Lev Pharmaceuticals, Inc. (including warrants to purchase 1,167,923 shares of common stock).  Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC has the power to vote, dispose, or direct the voting or disposition of, the 10,000,000 shares of common stock of Lev Pharmaceuticals, Inc. The principal business address of Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, New York 10178.

(10) Based on Schedule 13G filed October 30, 2005. Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM. By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock. Alexandra’s address is c/o AIM, 767 Third Avenue, 39th Floor, New York, New York 10017.

SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 44,397,057 shares of our common stock which may be offered by the selling stockholders identified below. The shares offered in this prospectus include (i) 32,307,692 shares of common stock sold to investors in our October 2006 private placement, (ii) 9,692,308 shares of common stock issuable upon exercise of warrants sold to investors in our October 2006 private placement, (iii) 1,897,057 shares of our common stock issuable upon exercise of warrants issued to registered broker-dealers in connection with our October 2006 private placement, and (iv) 500,000 shares of common stock owned by or issuable upon the exercise of warrants held by certain selling stockholders. All of the shares being offered in this prospectus are subject to contractual registration rights. A description of these rights is contained in “Description of Securities” below.

Summary

Set forth below is a summary of the circumstances that led to the issuance to the listed selling stockholders of the shares of common stock registered hereby.

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The securities were sold in units. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.6 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes.

The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We made our determination of the availability of such exemptions based upon the facts and circumstances surrounding the private placement, including the representations and warranties made by the purchasers in the Securities Purchase Agreement and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares and the related Warrants. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist it in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants will be issued on the substantially the same terms as the Warrants issued to the investors.

We are obligated to register the re-offer and re-sale of the common stock issued in the private offering and the common stock underlying the warrants and this registration statement is being filed pursuant to such obligation. We agreed to file the registration statement within 30 days of closing and have it declared effective within 120 days of the filing date or 180 days from the filing date if the SEC conducts a review of the filing. If the registration statement is not declared effective within such 180 day period, we will issue to each investor, as partial liquidated damages, such number of additional common stock purchase warrants as is equal to 3.0% of the purchase price paid by such investor pursuant to the Securities Purchase Agreement, which warrants will be exercisable for a period of five years at a price of $0.01 per share.

  The additional 500,000 shares included in this prospectus were or may be issued to various consultants in partial consideration of the services rendered by such persons and in each case we agreed in the consulting agreements with such consultants to register the securities we issued to them. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants by the selling stockholders only to the extent that such warrants are exercised for cash.

Selling Stockholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under the Securities Act. The shares offered for resale under this prospectus are being registered for resale by our selling stockholders, as described above, or the transferees of such selling stockholders. Such persons may resell from time to time all, a portion, or none of such shares. In addition, the selling stockholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of the warrants is subject to adjustment and could be materially less or more than the number estimated in the table. However, certain of the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock in the event that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise would exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders may exceed the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of shares of common stock and warrants. Except as noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholder prior to this offering, (iii) the number of shares of common stock being offered, (iv) the number of shares of common stock being offered issuable upon exercise of warrants and (v) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

More specifically, the following table sets forth as to the selling stockholders:

•  the number of shares of our common stock that the selling stockholders beneficially owned prior to offering for resale of any shares of our common stock being registered by the registration statement of which this prospectus is a part;

•  the number of shares of our common stock that may be offered for resale for the selling stockholder’s accounts under this prospectus, including the number of such shares that may be offered by the selling stockholders which are issuable upon exercise of warrants; and

•  the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling stockholders and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. The selling stockholders may sell all, some or none of the common stock being offered pursuant to this prospectus.

The table is prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the shares in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their shares. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described in this section, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.
Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	After Offering
				Number of Shares Beneficially Owned	Percentage of Class

Southpoint Master Fund, LP (1)	16,000,000	12,307,692	3,692,308	0	0
Hound Partners, LP (2)	4,939,000	3,799,231	1,139,769	0	0
Hound Partners Offshore Fund, LP (2)	5,061,000	3,893,077	1,167,923	0	0
Alexandra Global Master Fund, Ltd. (3)	8,602,500	6,617,308	1,985,192	0	0
Emigrant Capital Corp. (4)	16,276,116	4,769,231	1,430,769	10,076,116	8.7%
Gilbert Stein	435,870	76,923	23,077	335,870	*
Barry Friedberg	535,870	153,846	46,154	335,870	*
David Seldin	535,870	153,846	46,154	335,870	*
HMM Investors (5)	360,000	276,923	83,077	0	0
Kenneth Walters	20,001	15,385	4,616	0	0
Katherine Butkevich	20,000	15,385	4,615	0	0
Rosalind Capital Partners, LP (6)	500,000	153,846	46,154	300,000	*
Rodman & Renshaw, LLC (7)	1,698,538	0	1,698,538	0	0
Noam Rubinstein (8)	97,500	75,000	22,500	0	0
Infinium Securities, Inc.(9)	198,519	0	198,519	0	0
CEOcast, Inc.	175,000	175,000	0	0	0
Darren S. Bankston	50,000	0	50,000	0	0
R. Keith Fetter	50,000	0	50,000	0	0
Ira Kalfus, M.D. (10)	225,000	0	225,000	0	0
_______________________
# Percentage ownership is based on 114,010,236 shares outstanding as of December 1, 2006.

* Indicates percentage ownership is less than 1%.

(1) Based on Schedule 13G filed October 25, 2005. Robert W. Butts and John S. Clark II are the managing members of Southpoint Capital Advisors LLC, a Delaware limited liability company (“Southpoint CA LLC”) and of Southpoint GP, LLC, a Delaware limited liability company (“Southpoint GP LLC”). Southpoint CA LLC is the general partner of Southpoint Capital Advisors LP, a Delaware limited partnership (“Southpoint Advisors”). Southpoint GP LLC is the general partner of Southpoint GP, LP, a Delaware limited partnership (“Southpoint GP”). Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership, Southpoint Qualified Fund LP, a Delaware limited partnership, and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”). Southpoint Offshore Fund, Ltd., a Cayman Island exempted company, is also a general partner of the Master Fund. Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 16,000,000 shares of Common Stock of Lev Pharmaceuticals, 12,307,692 of which are shares of Common Stock and 3,692,308 are shares of Common Stock issuable upon conversion of warrants. The principal business address of Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II is 623 Fifth Avenue, Suite 2503, New York, NY 10022.

(2) Based on Schedule 13G filed October 25, 2005. Jonathan Auerbach is the managing member of Hound Performance, LLC (“Hound Performance”) and Hound Partners, LLC (“Hound Partners LLC”), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP (“Hound Partners LP”) and Hound Partners Offshore Fund, LP (“Hound Offshore”). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 4,939,000 shares of common stock of Lev Pharmaceuticals (including warrants to purchase 1,139,769 shares of common stock).  Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 5,061,000 shares of common stock of Lev Pharmaceuticals (including warrants to purchase 1,167,923 shares of common stock).  Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC has the power to vote, dispose, or direct the voting or disposition of, the 10,000,000 shares of common stock of Lev Pharmaceuticals.

(3) Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM. By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock.

(4) Howard P. Milstein possesses dispositive and voting authority of all the shares held by the listed selling security holder.

(5) Howard P. Milstein possesses dispositive and voting authority of all the shares held by the listed selling security holder.

(6) Steven A.J. Salamon possesses dispositive and voting authority of all the shares held by the listed selling security holder.

(7) Thomas G. Pinou holds voting and/or dispositive power over the shares held by the selling stockholder. Rodman & Renshaw, LLC is a NASD member broker-dealer. We do not have any arrangement with Rodman & Renshaw for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. Rodman & Renshaw may be deemed to be an underwriter with respect to its respective sales of shares to be offered by them in this prospectus. Rodman & Renshaw served as placement agent in connection with our private financing in October 2006 pursuant to which the registration statement of which this prospectus forms a part is being filed. Listed shares consist of warrants to purchase 1,698,538 shares of common stock issued as compensation for services provided to us in connection with the October 2006 private placement.

(8) Associated with or employed by Rodman & Renshaw, LLC, a NASD member broker-dealer. We do not have any arrangement with Rodman & Renshaw for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. This selling stockholder may be deemed to be underwriters with respect to their respective sales of shares to be offered by him in this prospectus. This selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(9) Sergei Tchetvertnykh holds voting and/or dispositive power over the shares held by the selling stockholder. Infinium Securities, Inc. is a NASD member broker-dealer. We do not have any arrangement with Infinium Securities for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. Infinium Securities may be deemed to be an underwriter with respect to its respective sales of shares to be offered by them in this prospectus. Infinium Securities provided services to us in connection with the private financing in October 2006 pursuant to which the registration statement of which this prospectus forms a part is being filed. Listed shares consist of warrants to purchase 198,519 shares of common stock issued as compensation for services provided to us in connection with the October 2006 private placement.

(11) The listed selling security holder is currently providing us with consulting services pursuant to a consulting agreement. The shares which may be issued to this selling security holder are underlying warrants granted pursuant to such consulting agreement.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). We have advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 6, 2004, Timothy E. Evon, Thomas T. Evon and William H. Hamen (“Sellers”) sold an aggregate of 1,441,027 shares of FCP common stock to Earnest Mathis, Gary McAdam and Gary A. Agron, each former principal stockholders of our company (“Purchasers”). Messrs. Mathis, McAdam and Agron acquired 480,342 shares, 480,342 shares and 480,343 shares, respectively. The purchase price for the shares was $300,000 plus the assumption by the Purchasers of approximately $66,800 of our liabilities. The Purchasers also agreed to pay the Sellers a portion of any profits earned by the Purchasers upon any resale of the shares. The purchase price was satisfied by the delivery to Sellers from Purchasers of a non-interest bearing $300,000 promissory note due no later than February 6, 2006 and the assumption by the Purchasers of the aforesaid liabilities of our company in the approximate amount of $66,800. On October 2, 2004, Gary J. McAdam, Gary A. Agron and Mathis Family Partners, Ltd., each a former principal stockholder, agreed to provide FCP a line of credit up to an aggregate of $100,000. Any borrowings were to bear interest at 6% per annum, any outstanding amounts were due on demand and the obligation of the lenders to loan any funds terminated upon the Public Company Merger. There were no borrowings under the line of credit. In consideration for the line of credit, FCP issued to each of Gary J. McAdam, Gary A. Agron and Mathis Family Partners, Ltd. 871,317 shares of FCP's common stock or an aggregate of 2,613,951 shares.

In March 2004, we entered into a consulting agreement with Richard Stone and granted to Mr. Stone a fully vested warrant in consideration for assisting us in developing our strategic business plan, obtaining the Sanquin license and consulting on our corporate structure. The warrant was for the purchase of 7,327,576 shares of common stock at an exercise price of $0.10 per share, expiring in March 2014. On August 23, 2004, Mr. Stone exercised these warrants in a “cashless exercise” transaction pursuant to which we issued a total of 6,297,571 shares of common stock. On April 1, 2005, we entered into a one year consulting agreement commencing April 1, 2005 with Richard Stone. We renewed this agreement with Mr. Stone in April 2006. Mr. Stone is paid $120,000 per year for his services, with payments made quarterly. Mr. Stone beneficially owns 5.4% of our outstanding common stock.

DESCRIPTION OF SECURITIES

The following description of the capital stock of Lev Pharmaceuticals, Inc. and provisions of its certificate of incorporation and bylaws is only a summary. Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of December 1, 2006, there are 114,010,236 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of December 1, 2006, warrants to purchase 15,229,137 shares of our common stock were outstanding inclusive of (i) the warrants to purchase 9,692,308 shares of common stock issued to investors in the October 2006 private placement and (ii) the warrants to purchase 1,897,057 shares of common stock issued to registered broker-dealers for services rendered in connection with our October 2006 private placement.

Registration Rights

The shares offered pursuant to this prospectus are being registered for public resale in accordance with our registration obligations to stockholders under three registration rights agreements as well as registration being effected at the direction of our Board of Directors for certain other stockholders.

Under the terms of the registration rights agreement we entered into with the investors in connection with our October 2006 private placement, we agreed to file the registration statement of which this prospectus is a part with the SEC within 30 days from the initial closing date to register for public resale the shares of common stock issued in that private placement and issuable upon exercise of the related warrants. Further, we agreed to use commercially reasonable best efforts to have such registration statement declared effective within 120 days of the filing date or 180 days from filing if the SEC conducts a review of the filing and to keep it continuously effective for two years or such earlier date when all registered shares have been sold. This prospectus forms a part of the registration statement being filed in compliance with this obligation. If the registration statement is not declared effective within the contractually agreed upon time frames, we will issue to each investor, as partial liquidated damages, such number of additional common stock purchase warrants as is equal to 3.0% of the purchase price paid by such investor pursuant to the Securities Purchase Agreement, which warrants will be exercisable for a period of five years at a price of $0.01 per share. There can be no assurance that the registration statement will remain current and effective for the required period. The registration rights agreements described above also afford the investors and the placement agent piggyback registration rights in the event we fail to keep their shares registered during the two year registration period and we file another registration statement during that time.

Investor Rights Agreement with Subsidiary

In connection with an equity financing in March 2004, Lev Development Corp., which is now our wholly-owned subsidiary, and Judson Cooper and Joshua D. Schein, Ph.D., our Chairman and our Chief Executive Officer, respectively, entered into an Investor Rights Agreement with Emigrant Capital Corp. and other investors affiliated with Emigrant. The agreement provides that in the event the subsidiary wishes to sell equity securities, the investors have the right to purchase additional equity securities from the subsidiary on the same terms up to an amount required to maintain their proportionate ownership interest in the subsidiary. Under this agreement, Mr. Cooper and Mr. Schein also granted co-sale rights to the investors with respect to any future sales by Messrs. Cooper and Schein of shares of common stock of the subsidiary. The agreement terminates upon an underwritten initial public offering of the subsidiary’s common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, Frisco, Texas.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon by Goldstein & DiGioia, LLP, New York, New York.

EXPERTS

The financial statements for the years ended December 31, 2005 and 2004 and the periods from July 21, 2003 (inception) to December 31, 2005 included in this prospectus have been audited by Eisner LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information with the SEC. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.levpharma.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption, and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page

Report of independent registered public accounting firm	F-2

Consolidated Balance sheet as of December 31, 2005	F-3

Consolidated Statements of operations for the period from July 21, 2003 (inception) to December 31, 2005 and for the years ended December 31, 2005 and 2004	F-4

Consolidated Statements of changes in stockholders' equity for the year ended December 31, 2005 and the period from July 21, 2003 (inception) to December 31, 2005	F-5

Consolidated Statements of cash flows for the period from July 21, 2003 (inception) to December 31, 2005 and for the years ended December 31, 2005 and 2004	F-6

Notes to financial statements	F-7

Condensed consolidated balance sheets as of September 30, 2006 (Unaudited) and December 31, 2005	F-23

Condensed Consolidated Statements of Operations (Unaudited) for the Three and Nine Months Ended
September 30, 2006 and September 30, 2005 and for the Period from July 21, 2003 (Inception) to September 30, 2006
F-24

Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2006 and September 30, 2005 and for the Period from July 21, 2003 (Inception) to September 30, 2006	F-25

Notes to unaudited condensed consolidated financial statements	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Lev Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet of Lev Pharmaceuticals, Inc. and subsidiary (the “Company”) (a development stage enterprise) as of December 31, 2005, the related consolidated statements of operations and cash flows for the periods from July 21, 2003 (inception) to December 31, 2005 and for each of the years ended December 31, 2005 and December 31, 2004 and the consolidated statements of changes in stockholders’ equity for each of the years ended December 31, 2005 and December 31, 2004 and for the period from July 21, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Lev Pharmaceuticals, Inc. and subsidiary as of December 31, 2005, and the consolidated results of their operations and their consolidated cash flows for the periods from July 21, 2003 (inception) to December 31, 2005 and for each of the years ended December 31, 2005 and December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Eisner LLP

New York, New York
March 10, 2006

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Balance Sheet
December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$3,482,616
Investments - held to maturity	2,487,390
Prepaid expenses	276,829
Other assets	60,081

Total current assets	6,306,916

Fixed assets, net of accumulated depreciation	69,922
Other	16,817

$6,393,655

LIABILITIES
Current liabilities:
Accounts payable	$657,230
Accrued expenses	352,036
Deferred rent	2,519

Total current liabilities	1,011,785

Loan payable, net of discount	316,077
Total liabilities	1,327,862

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock - $0.01 par value, 20,000,000 authorized,
no shares issued and outstanding
Common stock - $0.01 par value, 200,000,000 shares authorized,
81,527,544 shares issued and outstanding at December 31, 2005	815,275
Additional paid-in capital	15,671,368
Deficit accumulated during the development stage	(11,420,850)

Total stockholders' equity	5,065,793

$6,393,655

See notes to consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)
Consolidated Statements of Operations
	Period From
	July 21, 2003	Year
	(Inception) to	Ended
	December 31,	December 31,
	2005	2005	2004
Costs and expenses:
Research and development	$3,502,767	$2,368,834	$1,126,933
Merger cost payments to certain Fun City Popcorn, Inc. shareholders	283,732		283,732
General and administrative
	7,485,637	4,110,005	3,262,461

Loss before other income (expense)	(11,272,136)	(6,478,839)	(4,673,126)

Other income (expense):
Interest income	232,807	181,895	50,912
Interest expense	(11,466)	(11,412)

Net loss	$(11,050,795)	$(6,308,356)	$(4,622,214)

Net loss per share - basic and diluted		($0.08)	($0.07)

Weighted average shares - basic and diluted		79,624,173	62,384,476

See notes to consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Changes in Stockholders' Equity (Notes A, G and I)
Year Ended December 31, 2005 and 2004 and the Period From July 21, 2003 (Inception) to December 31, 2003
						Deficit
						Accumulated
				Additional		During the
Preferred Stock		Common Stock		Paid-in	Subscription	Development
Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Total

Issuance of founders’ shares ($0.01 per share) issued July 22, 2003		37,018,531	$370,185		$(130)	$(370,055)	$0
Sale of shares in December 2003 at $0.26 per share		1,141,960	11,420	$288,580			300,000
Proceeds from subscription receivable in December 2003					130		130
Net loss for the period from July 21, 2003 (inception) to December 31, 2003						(120,225)	(120,225)
Balance - December 31, 2003		38,160,491	381,605	288,580	0	(490,280)	179,905

Sale of common stock in February 2004 at $0.26 per share		3,425,879	34,259	865,741			900,000
Sale of common stock in February and March 2004 at $0.30 per share, net of issuance costs of $51,465		23,913,848	239,138	6,829,357			7,068,495
Issuance of warrants to purchase 7,327,576 shares of common stock to consultants at fair value, in March 2004				1,985,562			1,985,562
Issuance of warrants to purchase 111,341 shares of common stock to consultant at fair value, in August 2004				19,968			19,968
Cashless exercise of warrants in August 2004		6,297,571	62,976	(62,976)			0
Shares deemed issued in connection with Fun City Popcorn, Inc. merger on December 29, 2004		4,505,530	45,055	(109,518)			(64,463)
Issuance of Series A preferred stock and automatic conversion into common shares in connection with the merger of Fun City Popcorn, Inc. on December 29, 2004 (Note A)
Modification of options and warrants in connection with merger treated as compensation expense				75,201			75,201
Net loss for the year ended December 31, 2004						(4,622,214)	(4,622,214)
Balance - December 31, 2004		76,303,319	763,033	9,891,915	0	(5,112,494)	5,542,454

Issuance of common stock and warrants in May 2005, at $1.00 per share, net of issuance cost of $679, 677		5,044,774	50,448	4,314,649			4,365,097
Repricing of warrant (Note I) in May 2005				27,819			27,819
Cashless exercise of warrant in September 2005		179,451	1,794	(1,794)			0
Issuance of warrants for services to purchase 50,000 shares of common stock at fair value in October 2005				11,329			11,329
Repricing of vested options to executive officers in December 2005				1,427,450			1,427,450
Net loss for the year ended December 31, 2005						(6,308,356)	(6,308,356)
Balance - December 31, 2005		81,527,544	$815,275	$15,671,368	$0	$(11,420,850)	$5,065,793

See notes to consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)
Consolidated Statements of Cash Flows

	Cumulative
	Period From
	July 21, 2003	Year
	(Inception) to	Ended
	December 31,	December 31,
	2005	2005	2004
Cash flows from operating activities:
Net loss	$(11,050,795)	$(6,308,356)	$(4,622,214)
Adjustments to reconcile net loss to net cash used
in operating activities:
Repricing of options and warrants	1,455,269	1,455,269
Compensation to consultants from issuance of warrants	2,016,355	10,825	2,005,530
Option and warrants modification resulting from merger	75,201		75,201
Depreciation expense	10,760	10,474	286
Supplier purchase funding	316,077	316,077
Changes in:
Prepaid expenses and other assets	(353,223)	(31,028)	(322,065)
Accounts payable	657,230	657,230
Accrued expenses	352,036	108,411	140,991
Income tax liability	(64,463)	(82,916)	18,453
Deferred lease liability	2,519	(2,338)	4,857

Net cash used in operating activities	(6,583,034)	(3,866,352)	(2,698,961)
Cash flows from investing activities:
Purchase of fixed assets	(80,682)	(73,246)	(7,436)
Purchase of investments	(2,487,390)	(2,487,390)

Net cash used in investing activities	(2,568,072)	(2,560,636)	(7,436)

Cash flows from financing activities:
Proceeds from notes payable to stockholder	18,000
Repayment of notes payable to stockholder	(18,000)		(18,000)
Net proceeds from sale of common stock and warrants	12,633,592	4,365,097	7,968,495
Proceeds from stock subscription receivable	130
Net cash provided by financing activities	12,633,722	4,365,097	7,950,495

Net increase (decrease) in cash and cash equivalents	3,482,616	(2,061,891)	5,244,098
Cash and cash equivalents - beginning of period		5,544,507	300,409
Cash and cash equivalents - end of period	$3,482,616	$3,482,616	$5,544,507

Supplemental non-cash investing and financing activities:

Issuance of 6,297,571 shares of common stock in connection with the cashless exercise of a warrant to purchase 7,137, 249 shares of common stock in August 2004 (Note G.)
Issuance of 179,451 shares of common stock in connection with the cashless exercise of a warrant to purchase 190,327 shares in September 2005 (Note G.)
During the year ended 2005, Sanquin (our supplier) loaned the Company $316,077 for purchases of C1-INH (Note F.)
Debt discount of $268,040 was recorded in connection with our loan to Sanquin for the year ended December 31, 2005 (Note F.)

See notes to consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE A - ORGANIZATION AND BUSINESS

Fun City Popcorn, Inc. (“FCP”), a non-operating public company, was incorporated on September 18, 1985 in the State of Nevada.

On November 5, 2004, FCP entered into an agreement and plan of merger (the “Agreement”) with Lev Development Corp., formerly known as Lev Pharmaceuticals, Inc. (“Lev”), which was incorporated on July 21, 2003 in the State of Delaware. Lev is a development stage company which is engaged in developing and commercializing therapeutic products for the treatment of inflammatory diseases. On December 29, 2004, the merger closed and pursuant to the Agreement, FCP acquired 100% of the outstanding capital stock of Lev through its subsidiary Lev Acquisition Corp. (“LAC”). In connection with the merger, FCP subsequently changed its name to Lev Pharmaceuticals, Inc. and increased its authorized common stock to 200,000,000 shares and its authorized preferred stock to 20,000,000 shares. Under the terms of the Agreement, the stockholders of Lev exchanged all of their issued and outstanding shares of common stock for 5,029,795 shares of FCP common stock, and 4,789,433 shares of FCP Series A voting convertible preferred stock (the “Exchange”). Each Series A voting convertible preferred share was converted automatically into 13.940668 shares of FCP common stock (an aggregate of 66,767,994 common shares). The 71,797,789 shares of common stock represented approximately 94.10% of the ownership interests in FCP following the merger. The outstanding shares of FCP deemed issued for 4,505,530 shares of Lev. In addition, all of the outstanding Lev options and warrants immediately prior to the merger were exchanged for 2,854,900 FCP options and 301,668 FCP warrants. The Exchange, which resulted in the stockholders of Lev having control of FCP, represents a recapitalization of FCP, or a “reverse merger” rather than a business combination. In connection therewith, FCP's historical capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP in the Exchange while Lev's historical accumulated deficit was carried forward. The statement of operations reflects the activities of Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Lev agreed to acquire FCP for $350,000. In December 2004, Lev paid certain FCP stockholders $283,731 which represents the acquisition price of $350,000 less the assumption of a tax liability of $66,269. In connection with the Exchange, the exercise price of the outstanding warrants and options remained the same. The Company recorded a charge of approximately $75,000 for the change in value of the Company's outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value: risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0%; and expected volatility of 70%.

As a development stage enterprise, the Company's primary efforts are devoted to conducting research and development for the treatment of inflammatory diseases and raising capital. The Company has limited capital resources and has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. As of December 31, 2005, the Company had approximately $6 million in cash, cash equivalents and investments. Management believes that cash, cash equivalents and investments on hand as of December 31, 2005 will be sufficient to fund operations through December 31, 2006.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE A - ORGANIZATION AND BUSINESS (CONTINUED)

In May 2005, the Company raised net proceeds of approximately $4,365,000 in a private placement, see Note G. However, the Company will be required to raise additional funds to meet long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to the Company.

In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The consolidated financial statements include the accounts of Lev Pharmaceuticals, Inc. and its wholly-owned subsidiary, Lev Development Corp. All significant intercompany transactions and balances have been eliminated in consolidation. There has been no revenue generated from sales, license fees or royalties. The Company's financial statements are presented as statements of a development stage enterprise.

[2]	Cash and cash equivalents:

The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

[3]	Patents:

The Company has applied or is applying for a number of patents to protect proprietary inventions.  All costs associated with patents are expensed as incurred.

[4]	Research and development costs:

The Company expenses all research and development costs as incurred including equipment for which there is no alternative future use. Such expenses include licensing fees and costs associated with planning and conducting clinical trials.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005
NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[5]	Investments:

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost on the balance sheet.

[6]	Concentration of credit risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. As of December 31, 2005, the Company had approximately $2,590,000 over the FDIC limit.

[7]	Fixed Assets:

Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is five years.

[8]	Income taxes:

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more than likely that these deferred income tax assets will be realized.

[9]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

Note B - Summary of Significant Accounting Policies (continued)

[10]	Equity issuance costs:

Costs incurred to issue the Company's common stock may be temporarily recorded as deferred offering costs. Upon issuance of the securities, those costs are reclassified as a reduction of the offering proceeds. In the event that an offering is not completed within a reasonable time, those costs would be expensed in the period the offering is determined to be unsuccessful.

[11]	Stock-based compensation:

The Company accounts for stock-based compensation to employees in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock is equal to or less than the amount an employee must pay to acquire the stock. The Company will recognize compensation expense in situations where the terms of an option grant are not fixed or where the fair value of the Company's common stock on the grant date is greater than the amount an employee must pay to acquire the stock. The Company has a stock-based incentive plan, which is described in Note I. Had the Company accounted for its employee stock options under the fair value method of SFAS No. 123, “Accounting for Stock Based Accounting Compensation (“SFAS No. 123”)” the Company’s net loss would have changed as follows:

	Year Ended December 31,
	2005	2004
Net loss	$(6,308,356)	$(4,622,214)
Total stock based employee compensation expense determined
under fair value based method for all awards	(470,051)	(1,470,279)
Stock based employee compensation related to re-pricing included in net loss as recorded	1,427,450	0

Pro forma net loss	$(5,350,957)	$(6,092,493)

Net loss per common share (basic and diluted):
As reported	$(0.08)	$(0.07)

Pro forma	$(0.07)	$(0.10)

The weighted average fair value at the date of grant for options granted during the year ended December 31, 2005 and December 31, 2004 was $0.73 and $0.50 per share, respectively, and was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	Year Ended December 31,
	2005	2004
Expected life in years	5	5
Interest rate	3.58 - 4.39	3.36 - 3.58
Volatility	70%	70%
Dividend yield	0%	0%

The fair value of warrants issued to non-employees for services are included in the financial statements and expensed when services are performed. Warrants issued in connection with services or financings were valued at the grant date using the Black-Scholes option-pricing model.

[12]	Future impact of recently issued accounting standards:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (R), “Share Based Payment,” which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB No.25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Consolidated Statements of Operations based on their estimated fair values. The Company adopted SFAS No. 123(R) on January 1, 2006, using modified prospective application described in the statement. Under modified prospective application, the Company will apply the standard to new awards granted or modified effective January 1, 2006. Also, the Company will recognize compensation expense for the unvested portion of awards outstanding as of December 31, 2005 over the remaining service periods. As of January 1, 2006, the Company had $259,523 of unearned compensation cost related to unvested stock option awards. This compensation cost will be recognized over the remaining vesting period, which is estimated to be $138,282 during 2006 and $121,241during 2007. These amounts do not include the impact of any new awards.

SFAS No. 123(R) also requires the tax benefits in excess of recognized compensation expenses to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement may serve to reduce future cash provided by operating activities and increase future cash provided by financing activities, to the extent of associated tax benefits that may be realized in the future; however, it will not have an impact on the Company’s overall cash flows.

[13]	Net loss per share:

The Company prepares its per share data in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS No. 128”). Basic net loss per share is computed on the basis of net loss for the period divided by the weighted average number of shares of common stock outstanding during the period. Potentially dilutive common shares of 6,994,672 and 3,831,568 as of December 31, 2005 and December 31,

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

2004, respectively, related to stock options and warrants, were excluded from the diluted loss per share calculation because their effect would have been anti-dilutive.

NOTE C - INVESTMENTS

Investments with original maturities of 91 days to one year are considered short term investments and are carried at cost. Investments consist of $1,500,000 certificate of deposits and $987,390 United States Treasury Bills. There were no gains or losses for the year ended December 31, 2005.

NOTE D - FIXED ASSETS

Fixed assets as of December 31, 2005 consist of the following:

Office equipment	$69,037
Lab equipment	11,645
80,682
Accumulated depreciation	(10,760)
$69,922

Depreciation expense for the year ended December 31, 2005 was $10,474.

NOTE E - ACCRUED EXPENSES

Accrued expenses as of December 31, 2005 consist of the following:

Research and development - sponsored research	$125,000
Research and development - other	70,526
Research and development - clinical research organization	28,936
Research and development - payroll	16,655
Professional fees	64,311
Payroll - general and administrative	20,466
Other	26,142
Total	$352,036

NOTE F - LOAN PAYABLE

The company purchases its C1-INH product from the Sanquin Blood Supply Foundation (“Sanquin”). Under our agreement with Sanquin, Sanquin provides a loan to the Company for the value of C1-INH purchased. The loan is subject to a purchase money security interest.  Upon regulatory approval, Sanquin will forgive the loan and release any and all security interests. If regulatory approval is not obtained, then the loan must be repaid on the earlier of January 16, 2014 or the termination of the agreement. The principal loan balance outstanding as of

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE F - LOAN PAYABLE (CONTINUED):

December 31, 2005 is $316,077, net of discount of $268,040. This discount relates to interest imputed on the original loan balance as it is non-interest bearing and was recorded as a reduction to product costs included in research and development. The loan is payable in Euros and any currency differences are recorded in our Consolidated Statement of Operations. The Company has recorded interest expense using the effective interest rate method. Interest rates range from 4.31% to 4.82%. The amount included in research and development expense for the year ended December 31, 2005 was $306,858.

NOTE G - STOCKHOLDERS' EQUITY

[1]	Common stock:

Lev issued 37,018,531 shares of common stock at $0.01 par value to its founders (the “Founders' Shares”) effective July 22, 2003 and recorded subscriptions receivable of $130. The Company increased its accumulated deficit by $370,055 in connection with the par value differential of the shares relating to FCP.

In December 2003, Lev received proceeds of $300,000 through the sale of 1,141,960 shares of common stock to a single investor at $0.26 per share and received the payment of the $130 subscription receivable.

Between February and March 2004, Lev received proceeds of approximately $7,968,000, net of issuance costs of approximately $51,000, from the sale of 3,425,879 shares of common stock at $0.26 per share and of 23,913,848 shares of common stock at $0.30 per share.

In February 2005, we increased our authorized common stock to 200,000,000 shares and our authorized preferred stock to 20,000,000 shares.

In May 2005, we completed a private placement of units and raised gross proceeds of $5,044,774 from the sale of 100.9 units. Each unit was sold at a price of $50,000 and consisted of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. Our net proceeds were $4,365,097 after payment of fees and expenses, including the estimated costs of registering the shares of common stock for resale. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in this private placement, not including the warrants issued to the placement agent. The Company entered into a registration rights agreement in connection with a private placement that requires the Company to file a registration statement for the resale of shares of common stock and common stock issuable upon the exercise of warrants. The Company was required to use commercially reasonable efforts to have the registration statement declared effective by October 24, 2005. The Securities and Exchange Commission declared the registration statement effective on October 24, 2005. In addition, the Company is required to use its commercially reasonable efforts to maintain the effectiveness of the registration statement until the

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE G - STOCKHOLDERS' EQUITY
[1] Common stock (continued):

earlier date when all registrable securities (a) have been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act, or (b) two years from the date of the effectiveness of the registration statement. If the Company fails to maintain the effectiveness of the registration statement pursuant to the registration rights agreement then the Company is required to make a cash payment of liquidated damages to the investors of 1% of the amount paid by the investors for each 30 day period, until such deficiency is cured.

The Company has accounted for the registration rights agreement as a separate freestanding instrument and treated the liquidated damages provision as a derivative liability subject to SFAS 133. Accordingly, the liability is recordable at its estimated fair value. The amount of the liability determined by the Company was immaterial.

[2]	Warrants:

In February, 2004, the Company entered into an engagement agreement (the “Engagement Agreement”) with a placement agent (the “Placement Agent”), under which the Placement Agent was engaged to raise funds and assist the Company in an initial public offering. The Engagement Agreement also provided for the sale to the Placement Agent of a contingent warrant for $100,000 to purchase up to 35,686,243 shares of common stock. The Placement Agent raised approximately $550,000 for the Company in February 2004. In June, 2004, the Company entered into an amended and restated engagement agreement (the “Amended Engagement Agreement”) which replaced the Engagement Agreement. In connection with the Amended Engagement Agreement, the warrant to purchase 35,686,243 shares of common stock was cancelled and terminated, and the Placement Agent would receive a defined number of warrants, exercisable at $0.85 per share to purchase up to a maximum of 7,137,249 shares of the Company's common stock based on the amount of funds raised from investors introduced by the Placement Agent. In addition, the Placement Agent would receive a defined amount of cash compensation. The Company was responsible for all expenses in connection with the private placement. No funds were raised under the Amended Engagement Agreement, which expired on September 1, 2004 and no warrants were issued there under.

In March 2004, the Company granted fully vested warrants to two consultants, who had assisted the Company with developing its strategic business plan, obtaining its license for the C1-INH product and consulting on its corporate structure. The warrants are for the purchase of 7,327,576 shares of common stock at an exercise price of $0.10 per share, expiring in March 2014. The aggregate fair value of the warrants using the Black-Scholes option-pricing model, totaled approximately $1,986,000. The weighted-average assumptions used to determine the fair values of the warrants are as follows: risk-free interest rate of 2.64%; expected warrant life of 5 years; dividend yield of 0% and expected volatility of 70%. On August 23, 2004, one of the consultants exercised warrants covering 7,137,249 shares of common stock in a net share settlement. The warrant exercise price of $250,000 was satisfied by reducing the number of

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE G - STOCKHOLDERS' EQUITY
[2] Warrants (continued):

shares exercised. The Company issued 6,297,571 shares of common stock. On September 12, 2005, one of the consultants exercised on a cashless basis warrants to purchase 190,327 shares of common stock and the Company issued 179,451 shares of stock. See Note I - Stock Options. The warrant exercise price was satisfied by reducing the number of shares exercisable.

In August 2004, the Company granted to a consultant, who had assisted the Company with its development programs and clinical trial design, warrants to purchase 111,341 shares of common stock at an exercise price of $0.85 per share, expiring in August 2014. The aggregate fair value of the warrants on their issuance date, using the Black-Scholes option-pricing model, was approximately $20,000. The weighted-average assumptions used to determine the fair values of the warrants are as follows: risk-free interest rate of 3.38%; expected warrant life of 5 years; dividend yield of 0% and expected volatility of 70%.

In October 2005, the Company entered an agreement for public and investor relation services. The consultant was compensated partly in cash and partly through the issuance of a warrant to purchase 50,000 shares of common stock at a $1.10 per share that vested immediately and expires in three years. The fair value of the warrant, using the Black-Scholes option pricing model was $11,329. The weighted-average assumptions used to determine the fair value of the warrants are as follows: risk-free interest rate of 4.23%; warrant life of 3 years; dividend yield of 0% and expected volatility of 70%. In connection with the services, $10,825 was charged to operations and the contract expires on January 5, 2006.

The weighed average fair value at the date of grant for warrants granted during the years ended December 31, 2005 and December 31, 2004 was $0.26 and $0.77, respectively, using the Black-Scholes pricing option model.

Warrant activity is summarized as follows:

		Weighted-
		Average
		Exercise
	Shares	Price

Outstanding as of December 31, 2003:
Granted	43,125,160	$0.72
Exercised (1)	(7,137,249)	$0.10
Cancelled	(35,686,243)	$0.85

Warrants outstanding and exercisable
as of December 31, 2004	301,668	$0.38
Granted (2)	3,555,099	$1.24
Exercised (3)	(190,327)	$0.04
Cancelled (2)	(301,668)	$0.38

Warrants outstanding and exercisable
as of December 31, 2005	3,364,772	$1.31

(1)	Exercised on a cashless basis for a net share issuance of 6,297,571 shares in August, 2004.
(2)	Includes repriced warrants of 301,668, see Note I.
(3)	Exercised on a cashless basis for a net share issuance of 179,451 shares in September, 2005.

The following table summarizes information about warrants outstanding at December 31, 2005:

		Weighted
		Average
	Number	Remaining
	Outstanding	Contractual
Exercise	And	Life
Price	Exercisable	(In Years)

$ 0.30	111,341	8.6
$ 1.10	50,000	2.8
$ 1.35	3,203,431	4.4

	3,364,772

NOTE H - COMMITMENTS AND CONTINGENCIES

[1]	Sanquin Blood Supply Foundation:

Sanquin is an Amsterdam-based not-for- profit organization that provides blood and plasma products and related services, and carries out research and education in the Netherlands.  The Company has a series of agreements (the “Sanquin Agreements”) with Sanquin, including an option agreement, a distribution and manufacturing services agreement and a license agreement. The Sanquin Agreements are intended to

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE H - COMMITMENTS AND CONTINGENCIES
[1]	Sanquin Blood Supply Foundation: (continued)

allow the Company to conduct clinical trials of the C1-INH (the “Product”) manufactured and supplied by Sanquin, and to sell the Product following regulatory approval.

(a)	Option agreement:

In September, 2003, the Company and Sanquin entered into an option agreement (the “Option Agreement”) under which Sanquin granted to the Company an option for an exclusive, world-wide license to certain Sanquin technology and underlying patents. The Company paid Sanquin a non-refundable fee of $25,000 in exchange for the rights to this option. In January, 2004, the Company exercised its option under the Option Agreement (see License Agreement below).

(b)	Distribution and manufacturing services agreement:

In January, 2004, the Company and Sanquin entered into a distribution and manufacturing services agreement (the “Distribution Agreement”) under which Sanquin agreed to manufacture and supply agreed-upon quantities of the Product to the Company, as soon as Sanquin obtained an export license during 2005, for an agreed-upon minimum price, which is subject to change. In connection with quantities supplied for the clinical trial prior to regulatory approval, Sanquin has provided a loan to the Company in the amount of the Product purchased, which is subject to a purchase money interest in the Product. The Company expects to purchase approximately $3,600,000 of Product for use in the clinical trial and such future purchases will be added to our loan account. Upon regulatory approval, Sanquin will forgive the loan and release any and all security interests. If regulatory approval is not obtained, the loan is payable on January 16, 2014. Title to the Product transfers to the Company upon delivery. The Product is being used to conduct Phase III clinical trials. Sanquin also granted to the Company the exclusive right to distribute, market and sell the Product in the U.S. and certain other countries, upon receiving regulatory approval to do so in each respective country.

The Distribution Agreement terminates on December 31, 2007, unless extended by the Company for up to two three-year periods or by mutual agreement of the parties prior to its expiration. In addition, either party may terminate the Distribution Agreement upon breach, as defined, by the other party that is not cured within 30 days of written notice. Commencing with the commercial launch of the product and thereafter, the Company must purchase from Sanquin a minimum of approximately $6,900,000 of the Product per calendar year.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

(c) License agreement:

In January, 2004, the Company obtained an exclusive world-wide license agreement (the “License Agreement”) with Sanquin, thus exercising its option under the Option Agreement. The Company has the right to grant sub-licenses under the License Agreement. The License Agreement gives the Company the right to perform research for, make, use and sell the licensed technology and licensed products, as defined.

In consideration for the granting of the license, the Company agreed to pay Sanquin, within 60 days of execution of the License Agreement, $82,000, the agreed-upon amount of expenses incurred by Sanquin for the preparation, filing and maintenance of the underlying patents through the date of execution of the License Agreement. In addition, the Company shall make the following payments to Sanquin during the course of the License Agreement: (i) royalties on net sales, as defined, of therapeutic products or diagnostic products, as defined; (ii) a non-refundable, non-creditable one-time license access fee of $175,000 within 60 days of execution of the License Agreement; (iii) minimum annual royalties beginning in the first year of commercialization, as defined; and (iv) 10% of the consideration received from patent infringement settlements. In addition, the Company is required to create a comprehensive research plan for the commercial exploitation of the licensed technology. The Company is continuing to work with Sanquin on the design of the research plan for AMI. The Company agreed to commit a minimum of $125,000 per annum during the first three years following the execution of the License Agreement toward research on the licensed technology conducted by Sanquin and other parties. In February 2004, the Company paid $257,000 in connection with execution of the License Agreement and such amounts were recorded in the statement of operations for the year ended December 31, 2004 as research and development expense.

The License Agreement will terminate upon the expiration of the last to expire patent underlying the related technology. In the event of expiration of the License Agreement, the Company will have a royalty-free, fully paid-up, non-exclusive license to the technology. Either party may terminate the License Agreement upon breach by the other party that is not cured within 30 days of written notice. The Company will have the right to terminate the License Agreement for any reason, with 90 days' written notice to Sanquin at which time the Company will be responsible to pay certain defined outstanding obligations. Sanquin may terminate the License Agreement if the Company does not perform, as defined, under the License Agreement and such failure to perform is not cured within 60 days after written notice to the Company.

[2]	Service agreements:

In March, 2005, the Company entered into an agreement with a clinical research organization for the design, management and implementation of clinical development programs. The Company made a payment of approximately $57,000 as a deposit against monthly invoices. The estimated fees for the services to be provided are approximately 700,000 in 2006 and 2007. Approximately $419,500 has been incurred and recorded through December 31, 2005.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE H - COMMITMENTS AND CONTINGENCIES (CONTINUED)

[3]	Operating lease:

On July 1, 2004, the Company entered into an agreement to sublease office space through August 31, 2006 (the “Office Sublease”) and paid a security deposit of $16,817. The Office Sublease contains provisions for escalation of rental payments, a rental holiday during the first month of the sublease and a proportionate share of utilities and real estate taxes. In addition, the Company is required to make additional payments for utilities and real estate taxes. Prior to July 1, 2004, the Company utilized space provided by a founder/officer without remuneration. During the years ended December 31, 2005 and December 31, 2004, rent expense was $60,166 and $32,255, respectively before sublease income. In addition, the Company sublets a portion of its office space to third parties on a month-to-month basis. Rental income from these subleases amounted to $28,065 and $11,212 for the years ended December 31, 2005 and December 31, 2004, respectively. As of December 31, 2005, the Company recorded a deferred lease liability of $2,519, which represents the excess of rent expense recognized on a straight-line basis over the term of the office sublease over rental payments.

Future minimum rental payments under the Office Sublease are as follows:

Year Ending	Operating
December 31,	Lease

2006	$46,000

[4]	Employment Agreements:

On November 1, 2004, the Company entered into employment agreements (the “Employment Agreements”), expiring on October 31, 2008 (the “Initial Term”), with the Chief Executive Officer and with the Chairman and Executive Vice President of the Company (the “Employees”), who are also significant stockholders of the Company. Under the terms of the Employment Agreements, the Employees each receive annual base compensation of $312,500, (increased to $328,125 on November 1, 2005) which will increase every year by the greater of 5% or the percentage increase of the Labor Consumer Price Index, and fully vested options to purchase 1,427,450 shares of the Company's common stock exercisable at $0.85 per share, which will expire on November 1, 2014. In July 2005, the Board determined to obtain stockholder approval to reduce the exercise price from $0.85 to $0.30 per share and in December 2005 our stockholders approved the repricing. Under the provisions of the Employment Agreements, the Employees will receive a cash payment equal to their salary for the remainder of the term of the Employment Agreements upon any occurrence of a change in control of the Company, as defined in the Employment Agreements. The Employment Agreements will be automatically renewed for additional one-year periods (the “Renewal Terms”) unless either party notifies the other in writing of its intention not to renew within 90 days prior to the expiration of the Initial Term or any Renewal Terms (the Initial Term together with the Renewal Terms are referred to as the “Term”). Upon termination, as defined in the Employment Agreements, the Employees will continue to receive compensation through the end of the current Term, unless such Term is reduced.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE I - STOCK OPTIONS AND WARRANTS:

In March, 2004 (the “Effective Date”), the Company's Board and stockholders adopted the 2004 Omnibus Incentive Compensation Plan (the “Plan”). The Plan has been adopted as a means of attracting, motivating, and retaining the best available personnel for positions of substantial responsibility within the Company, and in order to provide additional incentive to directors, employees, and other eligible individuals (the “Awardees”). Under the Plan, the initial maximum number of options to acquire shares of the Company's common stock that were available for issuance to Awardees was 3,500,000.

Awards include options, restricted shares, stock appreciation rights, performance shares and cash-based awards (the “Awards”). The Plan contains certain anti-dilution provisions in the event of a stock split, stock dividend or other capital adjustment, as defined. The Plan provides for the Board or a Committee of the Board (the “Committee”) to grant Awards to Awardees and to determine the exercise price, vesting term, expiration date and all other terms and conditions of the Awards, including acceleration of the vesting of an Award at any time. All options granted under the Plan are intended to be non-qualified (“NQO”) unless specified by the Committee to be incentive stock options (“ISO”), as defined by the Internal Revenue Code. NQOs may be granted to employees, consultants or other individuals at an exercise price, equal to, below or above the fair value of the common stock on the date of grant. ISOs may only be granted to employees of the Company and may not be granted at exercise prices below fair value of the common stock on the date of grant (110% of fair value for employees who own 10% or more the Company). Under the Plan, following the termination of an Awardee's employment or active involvement with the Company, the Committee shall determine the extent to which the Awardee has the right to exercise outstanding options. The Plan will terminate at the earliest of (i) its termination by the Committee or (ii) March 18, 2014. Awards granted before termination of the Plan will continue under the Plan until exercised, cancelled or expired.

On December 29, 2004, the Company increased the number of shares available for issuance under the Plan from 3,500,000 to 10,000,000. In addition, on such date the Company issued options to purchase 675,000 shares of common stock under the Plan to three directors at an exercise price of $0.80 per share that vest equally over three years. On March 11, 2005, the Company issued options to purchase 100,000 shares of stock under the Plan to its Chief Financial Officer at an exercise price of $1.20 that vest equally over two years.

Following the merger between Lev and a subsidiary of FCP, in May 2005 the Company's Board of Directors determined that the basis for the exchange of options and warrants to purchase common stock of Lev outstanding prior to the merger for options and warrants to purchase common stock of the Company should be changed. Though the number of shares issuable upon exercise of these options and warrants was increased, the parties to the merger did not proportionately reduce the exercise price of these options and warrants to account for the increase in the number of shares outstanding after the merger. Accordingly, in May 2005, the exercise price of outstanding warrants to purchase 190,327 shares was reduced from $0.10 to $0.04 per share. Also, the exercise price of outstanding warrants to purchase 111,341 shares was reduced from $0.85 to $0.30 per share. At the date of this repricing, the Company recognized a charge to the Statement of Operations of $27,819 for the incremental fair values of these warrants using the Black-Scholes option pricing model. The weighted-average assumptions used to determine the fair values of the warrants are as follows: risk-free interest rate of 3.83%; expected warrant life of 3 years; dividend yield of 0% and expected volatility of 70%.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE I - STOCK OPTIONS AND WARRANTS (CONTINUED)

In July 2005, the Board further determined to obtain stockholder approval at the Company's next annual meeting (held on December 12, 2005), to reduce the exercise price, from $0.85 to $0.30, of outstanding options to purchase 1,427,450 shares of common stock held by each of the Chief Executive Officer and the Chairman, respectively (an aggregate of 2,854,900 shares). The stockholders approved the repricing. The Company recorded a charge to the Statement of Operations at the repricing date and at each reporting date, based upon subsequent changes in values of the price of Company’s stock and recorded an aggregate charge for these employee stock options of $1,427,450. These charges will cease upon adoption of SFAS 123R in 2006.

As of December 31, 2005, there are 6,370,100 options available to grant under the Plan.

Activity related to the Stock Option Plan is summarized as follows:

			Weighted
			Average
			Exercise
	Outstanding		Price
Outstanding as of December 31, 2003:
Granted	3,529,900		$0.84

Outstanding as of December 31, 2004	3,529,900		$0.84

Granted	2,954,900	(1)	$0.33
Cancelled	(2,854,900	)(1)	$(0.85)
Outstanding as of December 31, 2005	3,629,900		$0.42
(1) Includes repriced options

The following table summarizes information about stock options outstanding as of December 31, 2005:

		Weighted
		Average
		Remaining
		Contractual
Exercise	Number	Life	Number
Price	Outstanding	(In Years)	Exercisable
$0.30	2,854,900	8.8	2,854,900
$0.80	675,000	9.0	225,000
$1.20	100,000	9.2	0

	3,629,900		3,079,900

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2005

NOTE J - INCOME TAXES

There is no provision (benefit) for federal or state income taxes for the years ended December 31, 2005 and December 31, 2004 since the Company has incurred operating losses and has established a valuation allowance equal to the total deferred tax asset.

The tax effect of temporary differences and net operating losses are as follows as of December 31, 2005:

Deferred tax asset and valuation allowance:
Research and development cost	$2,266,000
Net operating loss carryforwards	1,817,000
Options and warrants	648,000
Other	70,000

Total deferred tax asset	4,801,000
Valuation allowance	(4,801,000)

Net deferred tax asset	$0

At December 31, 2005, the Company has available, for tax purposes, unused net operating loss carryforwards of approximately $4,327,000 that expire from 2023 to 2025. The Company has approximately $247,000 of research and development credits that expire from 2024 to 2025. The increase to the valuation allowance from December 31, 2004 to December 31, 2005 was $3,133,000. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards prior to August 23, 2004 was limited due to a cumulative change in ownership of more than 50% that occurred within a three-year period.

A reconciliation of the effect of applying the federal statutory rate and the effective income tax rate used to calculate the Company's income tax provision is as follows:

	December 31,
	2005	2004
Statutory federal income tax rate	34%	34%
State income tax rate, net of federal taxes		5
Permanent difference	0.3	(2.9)
Valuation allowance	(34.3)	(36.1)

Income tax provision	0%	0%

LEV PHARMACEUTICALS , INC. AND SUBSIDIARY
(a development stage enterprise)
Condensed Consolidated Balance Sheets	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,199,337	$3,482,616
Investments - held to maturity	---	2,487,390
Prepaid expenses	196,870	276,829
Other assets	17,496	60,081

Total current assets	1,413,703	6,306,916

Fixed assets, net of accumulated depreciation	89,830	69,922
Other assets	---	16,817

	$1,503,533	$6,393,655

LIABILITIES
Current liabilities:
Accounts payable	$535,212	$657,230
Accrued expenses	636,473	352,036
Deferred lease liability	---	2,519
Total current liabilities	1,171,685	1,011,785
Loan payable, net of debt discount	1,006,216	316,077
Total liabilities	2,177,901	1,327,862

Commitments and contingencies

STOCKHOLDERS' (DEFICT)EQUITY
Preferred stock - $0.01 par value, 20,000,000 authorized, no shares issued and outstanding
Common stock - $0.01 par value, 200,000,000 shares authorized, 81,702,544 and 81,527,544 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	817,025	815,275
Additional paid-in capital	16,214,582	15,671,368
Deficit accumulated during the development stage	(17,705,975)	(11,420,850)
Total stockholders' (deficit) equity	(674,368)	5,065,793
	$1,503,533	$6,393,655

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period From July 21,2003 (Inception) to September 30,
	2006	2005	2006	2005	2006
Costs and expenses:
Research and development	$1,556,341	$554,730	$3,492,834	$1,580,519	$6,995,601
Merger costs					283,732
General and administrative	999,903	688,982	2,863,452	1,791,297	10,349,089
Loss before other income	(2,556,244)	(1,243,712)	(6,356,286)	(3,371,816)	(17,628,422)

Other income:
Interest income	19,535	60,800	98,533	126,276	331,340
Interest expense	(11,996)	(3,127)	(27,372)	(3,127)	(38,838)

Net loss	$(2,548,705)	$(1,186,039)	$(6,285,125)	$(3,248,667)	$(17,335,920)

Net loss per share- basic and diluted	$(0.03)	$(0.01)	$(0.08)	$(0.04)
Weighted average shares- basic and diluted	81,702,544	81,385,154	81,623,408	79,001,223

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine Months	Nine Months	July 21, 2003
	Ended	Ended	(Inception) to
	September 30,	September 30,	September 30,
	2006	2005	2006
Net loss	$(6,285,125)	$(3,248,667)	$(17,335,920)
Adjustments to reconcile net loss to net cash used
in operating activities:
Compensation to consultants from issuance of
warrants and common stock	222,450	27,819	2,238,305
Repricing of options and warrants			1,455,269
Option and warrants modification from merger			75,201
Depreciation expense	13,458	7,044	24,219
Amortization of debt discount	36,553		36,553
Stock-based compensation expense to employees	322,515		322,515
Accretion of investment income	(12,610)		(12,610)
Supplier purchase funding	653,586	237,883	969,663
Changes in:
Prepaid expenses and other assets	139,360	141,275	(213,363)
Accounts payable	(122,018)	138,639	535,212
Accrued expenses	284,437	(46,099)	636,473
Deferred lease liability	(2,519)	(1,459)
Income taxes payable		(82,916)	(64,463)
Net cash used in operating activities	(4,749,913)	(2,826,481)	(11,332,946)
Cash flows from investing activities:
Purchase of fixed assets	(33,366)	(59,684)	(114,049)
Proceeds from the sale of investments	2,500,000		2,500,000
Purchase of investments		(1,500,000)	(2,487,390)
Net cash provided by (used in) investing activities	2,466,634	(1,559,684)	(101,439)
Cash flows from financing activities:
Proceeds from stock subscription receivable			130
Proceeds from notes payable to stockholders			18,000
Repayment of notes payable to stockholders			(18,000)
Net proceeds from sale of common stock and warrants		4,365,097	12,633 592
Net cash provided by financing activities		4,365,097	12,633,722
Net (decrease) increase in cash and cash equivalents	(2,283,279)	(21,068)	1,199,337
Cash and cash equivalents - beginning of period	3,482,616	5,544,507
Cash and cash equivalents - end of period	$1,199,337	$5,523,439	$1,199,337

Supplemental non-cash flow from investing and financing activities:
During the nine months ended September 30, 2006 and 2005, our supplier (Sanquin) loaned the Company $945,072 and $237,883 for purchases of CI-INH, see note E. In connection with the loan, the Company recorded a debt discount of $291,486 and $0 for the nine months ended September 2006 and 2005, respectively.

During the nine months ended September 30, 2006, the Company issued warrants to a consultant to purchase 50,000 shares of our common stock at $1.10 per share that vest immediately and expire on January 19, 2009. The fair value of these warrants was $14,524 using the Black Scholes option pricing model.

During the nine months ended September 30, 2006, the Company issued 175,000 shares of common stock to an investor relations firm in connection with a one- year consulting agreement. The fair value of these shares was $78,750, see Note G.

For the nine months ended September 30, 2006, the Company agreed to issue to a consultant for services to be rendered warrants to purchase an aggregate of 225,000 shares of common stock at an exercise price of $0.62 per share that expire in seven years. Warrants to purchase 100,000 of these shares vested on the date of issuance and the remainder will vest only if the consultant satisfies certain performance criteria. The value of the 100,000 vested warrants was $43,879 using the Black Scholes pricing option model. The Company recorded the value of 125,000 unvested warrants at $85,297 based upon the Black Scholes option pricing model related to the performance condition because as of September 30, 2006, it is probable that the performance condition will be satisfied, see Note G.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND BUSINESS

Fun City Popcorn, Inc., (the “Company” or “FCP”), a non-operating public company, was incorporated on September 18, 1985 in the state of Nevada.

On November 5, 2004, FCP entered into an agreement and plan of merger (the "Agreement") with Lev Development Corp., formerly known as Lev Pharmaceuticals, Inc. ("Lev"), which was incorporated on July 21, 2003 in the State of Delaware. Lev is a development stage company that is engaged in developing and commercializing therapeutic products for the treatment of inflammatory diseases. On December 29, 2004, the merger closed and pursuant to the Agreement, FCP acquired 100% of the outstanding capital stock of Lev through its subsidiary Lev Acquisition Corp. ("LAC"). In connection with the merger, FCP changed its name to Lev Pharmaceuticals, Inc. and increased its authorized common stock to 200,000,000 shares and its preferred stock to 20,000,000 shares. Under terms of the Agreement, the stockholders of Lev exchanged all of their issued and outstanding shares of common stock for 5,029,795 shares of FCP common stock, and 4,789,433 Series A voting convertible preferred shares (the "Exchange"). Each Series A voting convertible preferred share is automatically convertible into 13.940668 shares of FCP common stock (an aggregate 66,767,994 common shares). The 71,797,789 shares of common stock represent approximately 94.10% of the ownership interests in FCP. The outstanding shares of FCP were deemed issued for 4,505,530 shares of Lev. In addition, all of the outstanding Lev options and warrants immediately prior to the merger were exchanged for 2,854,900 FCP options and 301,668 FCP warrants. The Exchange which, resulted in the stockholders of Lev having control of FCP, represents a recapitalization of FCP, or a "reverse merger" rather than a business combination. In connection therewith, FCP's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP in the Exchange while Lev's historical accumulated deficit was carried forward. The statement of operations reflects the activities of Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Lev paid $350,000 for the acquisition of FCP including $283,731 to certain stockholders and assuming the outstanding tax liability of $66,269. In connection with the Exchange, the exercise price of the outstanding warrants and options remained the same. We recorded a charge of approximately $75,000 for the change in value of our outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value; risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0% and expected volatility of 70%.

As a development stage enterprise, the Company's primary efforts are devoted to conducting research and development for inflammatory diseases and raising capital. The Company has limited capital resources and has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. As of September 30, 2006, the Company had approximately $1.2 million in cash and cash equivalents. Management believes that cash and cash equivalents on hand as of September 30, 2006 together with the net proceeds of approximately $19.7 million from a private placement, see Note H, will be sufficient to fund operations for the next twelve months.

In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Basis of Presentation:

The consolidated financial statements include the accounts of Lev Pharmaceuticals, Inc. and its wholly-owned subsidiary Lev Development Corp. All significant intercompany transactions and balances have been eliminated in consolidation. The Company is devoting its efforts to research and development and there has not been any revenues generated from sales, license fees or royalties. The Company's financial statements are presented as statements of a development stage enterprise. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto that are included in the Company's Annual Report on Form 10-KSB for the fiscal period ended December 31, 2005.

[2] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Equity instruments are valued using assumptions which may vary significantly between periods.

[3] Stock-based compensation:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS No. 123(R)”), which requires all stock-based payments, including grants of stock options, to be recognized in the Statement of Operations as compensation expense, based on their fair values on the grant date. Under the provisions of SFAS No.123(R), the estimated fair value of options granted under the Company’s Employee 2004 Omnibus Incentive Compensation Plan (“Plan”) are recognized as compensation expense over the option-vesting period. The Company has adopted SFAS No. 123(R), the modified-prospective-transition method, in which compensation expense is recognized beginning with the effective date of the adoption for all stock-based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and that remain unvested on the date of adoption. During the three and nine months ended September 30, 2006, the Company recorded $216,333 and $322,514 of stock-based employee compensation expense, respectively.

Prior to December 31, 2005, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option plans. Under the provisions of APB 25, no compensation expense was recognized when stock options were granted with exercise prices equal to or greater than market value on the date of grant, provided that pro forma net loss and net loss per share disclosures were made as required by the original provisions of SFAS No. 123. The following table illustrates the effect on net loss and loss per share if the fair value method had been applied under SFAS No. 123 to the prior period.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net loss applicable to common shareholders, as reported	$(1,186,039)	$(3,248,667)
Add: Total stock-based employee compensation expense determined under fair value method (1)	(148,812)	(431,594)
Pro forma net loss	$(1,334,851)	$(3,680,261)
Basic and diluted loss per share
As reported	$(0.01)	$(0.04)
Pro forma	$(0.02)	$(0.05)

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3] Stock-based compensation (continued):

The following table illustrates the breakdown of total stock compensation expense by function for the three and nine months ended September 30, 2006:

Stock option expense by function:

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Research and development expense	$1,473,212	$3,377,444
Stock option expense	83,129	115,390
Total	$1,556,341	$3,492,834

General and administrative expense	$866,699	$2,656,327
Stock option expense	133,204	207,125
Total	$999,903	$2,863,452

Under the modified prospective method of transition under SFAS No. 123(R), the Company is not required to restate its prior period financial statements to reflect expensing of stock-based compensation under SFAS No. 123(R). Therefore, the results for the period ended September 30, 2006 are not directly comparable to the same period in the prior year.

Prior to the adoption of SFAS No. 123(R), the Company presented cash flows resulting from the tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Condensed Consolidated Statement of Cash Flows (Unaudited). SFAS No. 123(R) requires cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows since the Company has incurred net operating losses from operations. The Company did not realize any tax benefits from stock options during the three and nine months ended September 30, 2006.

For purposes of the disclosure in the foregoing table and for purposes of determining estimated fair value under SFAS No.123(R), the Company has computed the estimated fair values of all share-based compensation using the Black-Scholes option -pricing model and has applied the assumptions set forth in the following table. The Company calculated expected volatility based upon comparable companies in the industry. The following table illustrates the assumptions used in the Company’s Black-Scholes option pricing model to determine the stock option expense for the three and nine months ended September 30, 2006 and 2005.
	Risk Free Interest Rate	Dividend Yield	Volatility Factor	Estimated Life (Years)	Weighted Average Remaining Contractual Life (Months)
For the three and nine months ended September 30, 2006 and 2005	3.58% - 4.99%	0%	70.0%	5	98

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its employee stock options. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which can result in changes to these assumptions and methodologies, which could materially impact the Company’s fair value determination.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3] Stock-based compensation (continued):

A summary of option activity under the Plan as of September 30, 2006 and changes during the nine month period then ended is presented below.
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding, December 31, 2005	3,629,900	$0.42
Granted	1,565,000	0.60
Exercised	--	0.00
Forfeited	--	0.00
Outstanding, September 30, 2006	5,194,900	$0.47	8.21	$2,254,240

Exercisable shares as of September 30, 2006	3,429,900	$0.32	8.81	$1,840,440

Summary Details for Plan:

There were no options canceled or exercised during the nine month period ended September 30, 2006, therefore, there was no intrinsic value of options exercised or canceled. Additionally, the weighted average, grant date fair value of options granted during the nine months was approximately $655,846 or $0.42 per share using the Black Scholes option pricing model. For the three and nine months ended September 30, 2006 the Company recorded $77,927 to research and development expense for the value of performance-based conditions of the options to purchase 120,000 shares of common stock because it is more likely then not that the performance condition will be met. For subsequent periods, the value of these options will be charged or credited to the Statement of Operations until the performance condition is met based upon our stock price. If the milestone is not met, then the cumulative charges will be reversed to the Statement of Operations. A summary of the status of the Company’s unvested options as of September 30, 2006, and changes during the three and nine month period then ended is presented below.

Unvested options issued under the Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Unvested balance, December 31, 2005	550,000	$0.87
Granted	1,565,000	0.60
Vested	(350,000)	0.69
Forfeited	—	0.00
Unvested balance, September 30, 2006	1,765,000	$0.67	8.45	$70,296

As of September 30, 2006, there was $552,631 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This expense is expected to be recognized over a weighted-average period of 20 months.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3] Stock-based compensation (continued):

The following chart shows the effect of stock option expense on the Consolidated Statement of Operations:

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Loss before other income and stock option expense	$(2,339,910)	$(1,243,712)	$(5,891,450)	$(3,371,816)
Stock option expense	(216,334)	---	(322,514)	--
Loss before other income	$(2,556,244)	$(1,243,712)	$(6,213,964)	$(3,371,816)
Net loss before stock option expense	$(2,332,371)	$(1,186,039)	$(5,962,611)	$(3,248,667)
Stock option expense	(216,334)	---	(322,514)	---
Net loss	$(2,548,705)	$(1,186,039)	$(6,285,125)	$(3,248,667)
Basic and diluted loss per share before stock option expense	$(0.03)	$(0.01)	$(0.07)	$(0.04)
Stock option expense per share	(0.00)	---	(0.00)	---
Basic and diluted loss per share	$(0.03)	$(0.01)	$(0.08)	$(0.04)

[4] Net loss per share:

Basic net loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. There were potentially dilutive common shares of 8,709,672 for the three and nine months ended September 30, 2006 and potentially dilutive common shares of 6,944,672 for the three and nine months ended September 30, 2005 since stock options and warrants were excluded from the diluted loss per share calculation because their effect would have been anti-dilutive.

[5] Investments:

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost on the balance sheets. Held to maturity, investments with original maturities of 91 days to one year are considered short- term investments and are carried at cost.

[6] Fixed assets:

  Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is five years.

[7] New Accounting Pronouncements:

On September 15, 2006 the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements.  The Statement provides guidance for using fair value to measure assets and liabilities.  This Statement references fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The Statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value.  The Statement does not expand the use of fair value in any new circumstances.  It is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The adoption of SFAS No. 157 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 prescribes a recognition threshold and measurement criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return, among other items. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition with respect to uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not anticipate that the adoption of this Statement will have a material effect on our financial position or results of operation.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - FIXED ASSETS

Fixed assets, at cost, consist of the following:

	September 30, 2006 (Unaudited)	December 31, 2005
Lab Equipment	$11,645	$11,645
Office Equipment	102,403	69,037
Total	114,048	80,682
Accumulated Depreciation	(24,218)	(10,760)
	$89,830	$69,922

The Company recorded depreciation expense of $4,856 and $3,226 for the three months ended September 30, 2006 and September 30, 2005, and $13,458 and $7,044 for the nine months ended September 30, 2006 and September 30, 2005, respectively.

NOTE D - ACCRUED EXPENSES

Accrued expenses consisted of the following:
	September 30, 2006 (Unaudited)	December 31, 2005
Research and development - sponsored research	$202,750	$125,000
Research and development - other	396,487	70,526
Research and development - clinical research organization	--	28,936
Research and development - payroll	6,260	16,655
Professional fees - general and administrative	27,000	64,311
Payroll- general and administrative	--	20,466
Other - general and administrative	3,976	26,142
	$636,473	$352,036

NOTE E - LOAN PAYABLE

The Company purchases its C1-INH product from the Sanquin Blood Supply Foundation (“Sanquin”). Under our agreement with Sanquin, Sanquin provides a loan to the Company for the value of C1-INH purchased. The loan is subject to a purchase money security interest.   Upon regulatory approval, Sanquin will forgive each loan and release all security interests. If regulatory approval is not obtained, then each loan is payable on the earlier of January 16, 2014 or the termination of the agreement. The principal loan balance outstanding as of September 30, 2006 was $1,006,216 net of debt discount of $522,974. This debt discount relates to interest imputed on the original loan balance as it is non-interest bearing and was recorded as a reduction to product costs that were included as research and development expense. The loans are payable in Euros and any currency differences are recorded in our Unaudited Consolidated Statement of Operations. The Company has recorded interest expense using the effective interest rate method. Interest rates range from 4.31% to 7.64%. For the three months ended September 30, 2006 and September 30, 2005, interest expense was $11,965 and $3,127 respectively. For the nine months ended September 30, 2006 and September 30, 2005, interest expense was $15,376 and $3,127, respectively. The amount included in research and development expense for product cost for the three months ended September 30, 2006 and September 30, 2005 was $195,244 and $202,593, respectively. The amount included in research and development expense for product cost for the nine months ended September 30, 2006 and September 30, 2005 was $653,586 and $237,883, respectively.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTE F - EMPLOYMENT AGREEMENTS

The Company entered into employment agreements with its Chief Financial Officer (“CFO”) and Vice President - Regulatory Affairs and Product Development, on June 7, 2006 for two and three years, respectively. The Company’s CFO will receive an annual base salary of $175,000 for the initial year and increasing to $183,500 for the second year. The CFO was granted options to purchase 125,000 shares of our common stock at an exercise price of $0.50 per share, the fair market value at the date of grant, 72,500 options vest on each anniversary date. The Company’s Vice President - Regulatory Affairs and Product Development will receive an annual base salary of $200,000 during the term of the agreement and will be entitled to an annual bonus of $20,000 on each anniversary date. In addition, our Vice President- Regulatory Affairs and Product Development was granted options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share, the fair market value at the date of grant, which options vest as follows: 100,000 shares vest on the commencement date of the employment agreement, 300,000 shares shall vest equally over three years and 100,000 shares shall vest upon the occurrence of the milestone event specified in the employment agreement. The option agreements contain a change of control provision. The employment agreements provide for a severance payment if the employee is terminated without cause.

The Company entered into an employment agreement with its Vice President - Marketing and Sales on August 2, 2006. Pursuant to this agreement, the Company’s Vice President - Sales and Marketing receives an annual base salary of $240,000 during the term of the agreement and will be eligible to receive an annual bonus of up to 35% of the base salary subject to his attainment of performance criteria to be approved by the Board. In addition, the Company awarded the Vice President - Sales and Marketing a one-time signing bonus of $30,000 upon the execution of the employment agreement. In connection with the employment agreement, the Vice President - Sales and Marketing was granted options to purchase 600,000 shares of the Company’s common stock at an exercise price equal of $0.65 per share, the fair value at the date of grant. These options vest as follows: 200,000 shares vest on the commencement date of the employment agreement, and options to purchase an additional 400,000 shares shall vest in equal amounts of 100,000 on each of the first four anniversary dates of the commencement date. The option agreement provides for a change of control provision. The employment contract provides for a severance payment if the employee is terminated without cause.

NOTE G - CONSULTING AGREEMENTS

On January 19, 2006, the Company entered into an agreement with an investor relations firm to provide services. The Company issued warrants to purchase 50,000 shares of common stock at $1.10 per share that will expire in three years. The fair value of warrants was $14,524 based on the Black Scholes option pricing model. The weighted average assumptions used to determine fair market value of the warrants are as follows: interest rate of 4.34%, expected warrant life of 3 years, dividend yield of 0% and expected volatility of 70%.

On May 4, 2006, the Company has entered into a one-year consulting agreement for services from an investor relations firm. The Company issued 175,000 shares of common stock at a fair value of $78,750. An additional 175,000 shares are issuable in six months if the agreement is not cancelled. The Company cancelled this agreement on November 1, 2006. The monthly fee is $10,000.

On June 28, 2006, the Company agreed to issue to a consultant for research and development services, warrants to purchase an aggregate of 225,000 shares of common stock at an exercise price of $0.62 per share and expiring in seven years. Warrants to purchase 100,000 of these shares vested on the date of issuance and the remainder will vest only if the consultant satisfies a milestone performance obligation as specified in the consultant’s agreement. In addition, a maximum of 80,000 additional warrants will be granted to this consultant in the event he satisfies additional performance milestones. The consultant is due $100,000 through February 2007 and can earn an additional $180,000 for the attainment of an additional milestone as defined in the consulting agreement. The Company valued the 100,000 vested warrants at $43,879 based upon the Black Scholes option pricing model. The weighted average assumptions used to determine fair market value of the warrants is as follows: interest rate of 5.23%; expected warrant life of 7 years; dividend yield of 0% and expected volatility of 70%. For the three and nine months ended September 30, 2006, the Company recorded the value of 125,000 unvested warrants at $85,297 based upon the Black Scholes option pricing model related to the performance condition because it is more probable then not that as of September 30, 2006, the performance criteria will be met. The weighted average assumptions used to determine fair market value of the warrants is as follows: interest rate of 4.60%; expected warrant life: 7 years; dividend yield of 0% and expected volatility of 70%. In addition, the Company incurred $170,000 of expenses related to this agreement of through September 30, 2006 which includes an amount of $100,000 for the expected milestone payment. For subsequent periods, the value of the warrant will be credited or charged to the Statement of Operations at each reporting by December 31, 2006 to reflect subsequent changes in value until the milestone has been met. If the milestone has not been met, then cumulative charges will be reversed to the Statement of Operations.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTE H - SUBSEQUENT EVENT

On October 16, 2006 and October 20, 2006, the Company closed on a private placement for the sale of an aggregate of $21,000,000 million of its securities sold in units to certain institutional and other accredited investors. The securities sold in units by the Company in the private placement consist of 32,307,692 shares of its common stock and 9,692,308 warrants to purchase common stock, at a purchase price of $0.65 per share. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. After giving effect to the payment of commissions and offering expenses, Lev received approximately $19.7 million in net proceeds. The Company paid commissions of approximately $1.3 million and has agreed to issue 1,698,538 and 198,519 warrants to registered broker-dealers that assisted us in the financing (the “Agent Warrants”). The Agent Warrants are being issued at $0.84 per share and $1.18 per share and expire five years from the date of issue. The Company will incur additional expenses to register the shares and warrants. The Company has agreed to file a registration statement within 30 days of the initial closing date covering the resale of the shares of common stock that were issued in the financing, including the shares which may be issued upon exercise of the warrants. Under a registration rights agreement entered into with the investors, the Company is obligated to file a registration statement within 30 days from the initial closing date and to have the Securities and Exchange Commission declare the registration statement effective within 120 days from the filing date, or 180 days from such date if the SEC undertakes a full review of the registration statement. The Company is also required to maintain effectiveness of the registration statement for two years. In addition, the Company agreed to issue 630,000 additional warrants to the investors, as liquidated damages, in the event the Registration Statement is not declared effective within the time periods prescribed by the Registration Rights Agreement, which warrants would be exercisable at $0.01 per share, expiring in five years. The Company will evaluate the accounting implications for the warrants issued in this private placement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption, and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company.

We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Lev Pharmaceuticals, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$4,661.00
Printing and Engraving Expenses#	10,000.00
Accounting Fees and Expenses	21,000.00
Legal Fees and Expenses	25,000.00
Miscellaneous#	5,000.00

Total	$65,661.00
_____________
# Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In July 2003, we issued 37,018,531 shares of common stock at a price of $0.00001 per share to our founders and received aggregate consideration of $130. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In December 2003, we received proceeds in a private placement of $300,000 through the sale of 1,141,960 shares of common stock at $0.26 per share. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In February and March 2004, we received proceeds in a private placement of approximately $7,968,000, net of issuance costs of approximately $51,000, from the sale of 3,425,879 shares of common stock at $0.26 per share and from the sale of 23,913,848 shares of common stock at $0.30 per share. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In March 2004, we granted warrants to two consultants in consideration for services rendered. The warrants were exercisable for 7,327,576 shares of common stock at an exercise price of $0.10 per share. In August 2004, one of the consultants exercised warrants covering 7,137,249 shares in a net share settlement and we issued 6,297,571 shares of common stock. In August 2004, we also granted warrants to a consultant in consideration for services rendered in connection with development programs and clinical trial design. The warrants were exercisable for 111,341 shares of common stock at an exercise price of $0.85 per share. The exercise price was reduced to $0.30 per share by the Board of Directors in May 2005. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On October 2, 2004, Gary J. McAdam, Gary A. Agron and Mathis Family Partners, Ltd., each a former principal stockholder of FCP, agreed to provide FCP a line of credit up to an aggregate $100,000. Any borrowings were to bear interest at 6% per annum, any outstanding amounts were due on demand and the obligation of the lenders to loan any funds terminated upon the Public Company Merger. There were no borrowings under the line of credit. In consideration of providing the line of credit, FCP issued to each of Gary J. McAdam, Gary A. Agron and Mathis Family Partners, Ltd. 871,317 shares of FCP’s common stock or an aggregate of 2,613,951 shares. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On November 5, 2004, FCP, Lev Sub and Old Lev entered into the Agreement. On December 29, 2004, the Public Company Merger closed and pursuant to the Agreement, Lev Sub merged into Old Lev and the combined entity became a wholly-owned subsidiary of FCP. As a result of the Public Company Merger, FCP issued 5,029,794 shares of common stock and 4,789,433 shares of Series A Preferred Stock to holders of outstanding Old Lev common stock. On December 29, 2004, the Board of Directors and stockholders of FCP approved the Recapitalization Merger by which FCP merged into the company, a newly formed, wholly-owned subsidiary of FCP. On February 17, 2005, the Recapitalization Merger closed and the issued and outstanding Series A Preferred Stock of FCP was automatically converted into an aggregate of 66,767,995 shares of common stock of the company, which along with the 4,505,530 shares of FCP common stock outstanding prior to the Public Company Merger and the 5,029,794 shares of common stock issued to the Old Lev stockholders in the Public Company Merger resulted in a total of 76,303,319 shares of common stock of the company outstanding as of February 17, 2005. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In May 2005, we completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We sold 100.9 units for gross proceeds of approximately $5 million. Our net proceeds were $4,365,100 after payment of fees and expenses. We paid approximately $450,000 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In September 2005, a consultant exercised a warrant covering 190,327 shares in a net share settlement and we issued 179,451 shares of common stock. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On October 7, 2005, we agreed to issue to consultants for services to be rendered warrants to purchase an aggregate of 150,000 shares of common stock at an exercise price of $1.10 per share and expire in three years. Warrants to purchase 100,000 of these shares will be issued in two tranches over a 180 day period if the underlying consulting agreement is not terminated prior thereto. The agreement was cancelled on January 5, 2006 and we issued warrants to purchase a total of 50,000 shares of common stock to this consultant in October 2005. In connection with the offer and sale of these securities, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Since November 2004 and through October 2006, we have issued to directors, officers and employees options to purchase 8,349,800 shares of common stock and currently have outstanding 5,494,900 options at exercise prices ranging between $0.30 and $1.20 per share. Upon the exercise of these options, we would receive proceeds of $2,721,170, unless they are exercised under a “cashless exercise” right. The number of options currently outstanding includes 1,427,450 options held by each of our Chairman and our Chief Executive Officer which options were repriced and currently have an exercise price of $0.30 per share, as approved by our shareholders in December 2005 and gives effect to the cancellation of an aggregate of 2,854,900 options previously held by our Chairman and our Chief Executive Officer, which options were cancelled in connection with the repricing transaction. The issuance of securities described above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering as the recipients acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and the securities were issued without general solicitation or advertising.

On January 19, 2006, we issued warrants to purchase 50,000 shares of common stock at $1.10 per share that expire in three years to a consultant for services to be rendered pursuant to a consulting agreement. Warrants to purchase an additional 50,000 common stock at $1.10 per share that expire in three years will be issued ninety-one days thereafter, if the consulting agreement is not terminated. This agreement was terminated by Lev and the second tranche of warrants was not issued. These securities were issued in reliance on Section 4(2) of the Securities Act of 1933.

On May 4, 2006, we issued 175,000 shares of our common stock to an investor relations firm in connection with entering into a one-year consulting services agreement. The issuance of securities described above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering as the recipients acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and the securities were issued without general solicitation or advertising.

On June 28, 2006, we agreed to issue to a consultant for services to be rendered warrants to purchase an aggregate of 225,000 shares of common stock at an exercise price of $0.62 per share and expire in seven years. Warrants to purchase 100,000 of these shares vested on the date of issuance and the remainder will vest only if the consultant satisfies certain performance criteria. In addition, a maximum of 20,000 additional warrants will be granted to this consultant in the event he satisfies additional performance criteria prior to December 1, 2006. The issuance of securities described above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering as the recipients acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and the securities were issued without general solicitation or advertising.

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of Common Stock, $.01 par value and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The securities were sold in units. The Warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.7 million for continued funding of its clinical trials, additional research and development efforts, and general working capital purposes. The securities were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We made our determination of the availability of such exemptions based upon the facts and circumstances surrounding the private placement, including the representations and warranties made by the purchasers in the Securities Purchase Agreement and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares and the related Warrants. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist it in the financing, including commissions of approximately $1.1 million to Rodman & Renshaw, LLC, which we engaged as placement agent for the financing. We also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants will be issued on the substantially the same terms as the Warrants issued to the investors.

ITEM 27. EXHIBITS

(a)    Exhibits, including those incorporated by reference.

Exhibit Number	Description

2.1
Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated November 5, 2004 (incorporated by reference herein to Exhibit 2.1 to Form 8-K filed November 10, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated as of December 8, 2004 (incorporated by reference herein to Exhibit 2.2 to the Form 10-K/SB filed December 29, 2004).

3.1	Certificate of Incorporation (incorporated by reference herein to Exhibit A to the Information Statement on Schedule 14C filed January 26, 2005).
3.2	Bylaws (incorporated by reference herein to Exhibit B to the Information Statement on Schedule 14C filed January 26, 2005).
4.1	2004 Omnibus Incentive Compensation Plan (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed January 4, 2005).
4.2	Form of Investor Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed May 9, 2005).
4.3	Form of Agent Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.2 to Form 8-K filed May 9, 2005).
4.4	Warrant issued to Ashton Partners dated March 17, 2004 (incorporated by reference herein to Exhibit 4.4 to Registration Statement on Form SB-2/A filed on October 24, 2005).
4.5	Warrant issued to Lawler Scientific, LLC dated August 9, 2004 (incorporated by reference herein to Exhibit 4.5 to Registration Statement on Form SB-2/A filed on October 24, 2005).
4.6	Form of Warrant issued in connection with October 2006 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed October 20, 2006).
5.1	Opinion of Goldstein & DiGioia LLP.*
10.1	Employment Agreement dated as of November 1, 2004 between Lev Pharmaceuticals, Inc. and Judson Cooper (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed January 4, 2005).
10.2	Employment Agreement dated as of November 1, 2004 between Lev Pharmaceuticals, Inc. and Joshua D. Schein (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed January 4, 2005).
10.3
Distribution and Manufacturing Services Agreement between Lev Pharmaceuticals, Inc. and Sanquin Blood Supply Foundation dated as of January 16, 2004 (incorporated by reference herein to Exhibit 10.3 to Form 10-KSB filed March 31, 2005). #

10.3.1
First Amendment to the Distribution and Manufacturing Services Agreement between Lev Development Corp. and Sanquin Blood Supply Foundation dated as of January 30, 2006 (incorporated by reference herein to Exhibit 10.3.1 to Form 10-KSB filed March 31, 2006).

10.3.2
Amendment No. 2 to Distribution and Manufacturing Services Agreement between Lev Development Corp. and Sanquin Blood Supply Foundation dated as of January 31, 2006 (incorporated by reference herein to Exhibit 10.3.2 to Form 10-KSB filed March 31, 2006). #

10.4
Exclusive License Agreement between Lev Pharmaceuticals, Inc. and Sanquin Blood Supply Foundation dated as of January 27, 2004 (incorporated by reference herein to Exhibit 10.4 to Form 10-KSB filed March 31, 2005). #

10.5	Registration Rights Agreement dated as of March 19, 2004 (incorporated by reference herein to Exhibit 10.5 to Registration Statement on Form SB-2/A filed on October 24, 2005).
10.5.1
Form of Amendment No. 1 to 2004 Registration Rights Agreement dated as of July 21, 2005 (incorporated by reference herein to Exhibit 10.5.1 to Registration Statement on Form SB-2/A filed on October 24, 2005).

10.6	Form of Investor Registration Rights Agreement dated as of May 3, 2005 (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed May 9, 2005).

10.6.1
Form of Amendment No. 1 to Registration Rights Agreement dated as of July 18, 2005 (incorporated by reference herein to Exhibit 10.6.1 to Registration Statement on Form SB-2/A filed on October 24, 2005).

10.7	Form of Placement Agent Registration Rights Agreement dated as of May 3, 2005 (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed May 9, 2005).
10.7.1
Form of Amendment No. 1 to Placement Agent Registration Rights Agreement dated as of June 14, 2006 (incorporated by reference herein to Exhibit 10.7.1 to Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed on June 16, 2006).

10.8	Investor Rights Agreement dated as of March 19, 2004 (incorporated by reference herein to Exhibit 10.8 to Registration Statement on Form SB-2/A filed on October 24, 2005).
10.9	Employment Agreement dated as of June 7, 2006 between Lev Pharmaceuticals, Inc. and Douglas Beck (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed June 12, 2006).
10.10	Employment Agreement dated as of June 7, 2006 between Lev Pharmaceuticals, Inc. and Jason Bablak (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed June 12, 2006).
10.11	Employment Agreement dated as of August 2, 2006 between Lev Pharmaceuticals, Inc. and Joseph Truitt (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed August 3, 2006).
10.12	Form of Securities Purchase Agreement dated as of October 16, 2006 (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed on October 20, 2006).
10.13	Form of Registration Rights Agreement dated as of October 16, 2006 (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed on October 20, 2006).
21.1	Subsidiary of the Registrant (incorporated by reference herein to Exhibit 21.1 to Form 10-KSB filed March 31, 2006).
23.1	Consent of Goldstein & DiGioia LLP.*
23.2	Consent of Eisner LLP.*
24.1	Power of Attorney (included on page II-5 of the Registration Statement on Form SB-2).
_____________________
* Filed herewith.
# Confidential treatment has been granted with respect to portions of this document pursuant to Rule 24b-2 of the Securities Exchange Act. The redacted portions of this document were filed separately with the Securities and Exchange Commission.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on December 7, 2006.

LEV PHARMACEUTICALS, INC.

By:	/s/ Joshua D. Schein
Joshua D. Schein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Joshua D. Schein	Chief Executive Officer and Director	December 7, 2006
Joshua D. Schein	(Principal Executive Officer)

/s/ Judson Cooper*	Chairman of the Board, Executive	December 7, 2006
Judson Cooper	Vice President and Secretary

/s/ Douglas J. Beck	Chief Financial Officer	December 7, 2006
Douglas J. Beck	(Principal Financial and Accounting Officer)

/s/ Scott Eagle*	Director	December 7, 2006
Scott Eagle

/s/ Eric I. Richman*	Director	December 7, 2006
Eric I. Richman

/s/ Thomas Lanier*	Director	December 7, 2006
Thomas Lanier

* By:	/s/ Joshua D. Schein
Joshua D. Schein
Attorney-in-fact

EXHIBITS

Exhibit Number	Description
2.1
Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated November 5, 2004 (incorporated by reference herein to Exhibit 2.1 to Form 8-K filed November 10, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Fun City Popcorn, Inc., Lev Acquisition Corp. and Lev Pharmaceuticals, Inc., dated as of December 8, 2004 (incorporated by reference herein to Exhibit 2.2 to the Form 10-K/SB filed December 29, 2004).

3.1	Certificate of Incorporation (incorporated by reference herein to Exhibit A to the Information Statement on Schedule 14C filed January 26, 2005).
3.2	Bylaws (incorporated by reference herein to Exhibit B to the Information Statement on Schedule 14C filed January 26, 2005).
4.1	2004 Omnibus Incentive Compensation Plan (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed January 4, 2005).
4.2	Form of Investor Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed May 9, 2005).
4.3	Form of Agent Warrant issued in connection with May 2005 Private Placement (incorporated by reference herein to Exhibit 4.2 to Form 8-K filed May 9, 2005).
4.4	Warrant issued to Ashton Partners dated March 17, 2004 (incorporated by reference herein to Exhibit 4.4 to Registration Statement on Form SB-2/A filed on October 24, 2005).
4.5	Warrant issued to Lawler Scientific, LLC dated August 9, 2004 (incorporated by reference herein to Exhibit 4.5 to Registration Statement on Form SB-2/A filed on October 24, 2005).
4.6	Form of Warrant issued in connection with October 2006 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed October 20, 2006).
5.1	Opinion of Goldstein & DiGioia LLP.*
10.1	Employment Agreement dated as of November 1, 2004 between Lev Pharmaceuticals, Inc. and Judson Cooper (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed January 4, 2005).
10.2	Employment Agreement dated as of November 1, 2004 between Lev Pharmaceuticals, Inc. and Joshua D. Schein (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed January 4, 2005).
10.3
Distribution and Manufacturing Services Agreement between Lev Pharmaceuticals, Inc. and Sanquin Blood Supply Foundation dated as of January 16, 2004 (incorporated by reference herein to Exhibit 10.3 to Form 10-KSB filed March 31, 2005). #

10.3.1
First Amendment to the Distribution and Manufacturing Services Agreement between Lev Development Corp. and Sanquin Blood Supply Foundation dated as of January 30, 2006 (incorporated by reference herein to Exhibit 10.3.1 to Form 10-KSB filed March 31, 2006).

10.3.2
Amendment No. 2 to Distribution and Manufacturing Services Agreement between Lev Development Corp. and Sanquin Blood Supply Foundation dated as of January 31, 2006 (incorporated by reference herein to Exhibit 10.3.2 to Form 10-KSB filed March 31, 2006). #

10.4
Exclusive License Agreement between Lev Pharmaceuticals, Inc. and Sanquin Blood Supply Foundation dated as of January 27, 2004 (incorporated by reference herein to Exhibit 10.4 to Form 10-KSB filed March 31, 2005). #

10.5	Registration Rights Agreement dated as of March 19, 2004 (incorporated by reference herein to Exhibit 10.5 to Registration Statement on Form SB-2/A filed on October 24, 2005).
10.5.1
Form of Amendment No. 1 to 2004 Registration Rights Agreement dated as of July 21, 2005 (incorporated by reference herein to Exhibit 10.5.1 to Registration Statement on Form SB-2/A filed on October 24, 2005).

10.6	Form of Investor Registration Rights Agreement dated as of May 3, 2005 (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed May 9, 2005).

10.6.1
Form of Amendment No. 1 to Registration Rights Agreement dated as of July 18, 2005 (incorporated by reference herein to Exhibit 10.6.1 to Registration Statement on Form SB-2/A filed on October 24, 2005).

10.7	Form of Placement Agent Registration Rights Agreement dated as of May 3, 2005 (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed May 9, 2005).
10.7.1
Form of Amendment No. 1 to Placement Agent Registration Rights Agreement dated as of June 14, 2006 (incorporated by reference herein to Exhibit 10.7.1 to Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed on June 16, 2006).

10.8	Investor Rights Agreement dated as of March 19, 2004 (incorporated by reference herein to Exhibit 10.8 to Registration Statement on Form SB-2/A filed on October 24, 2005).
10.9	Employment Agreement dated as of June 7, 2006 between Lev Pharmaceuticals, Inc. and Douglas Beck (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed June 12, 2006).
10.10	Employment Agreement dated as of June 7, 2006 between Lev Pharmaceuticals, Inc. and Jason Bablak (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed June 12, 2006).
10.11	Employment Agreement dated as of August 2, 2006 between Lev Pharmaceuticals, Inc. and Joseph Truitt (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed August 3, 2006).
10.12	Form of Securities Purchase Agreement dated as of October 16, 2006 (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed on October 20, 2006).
10.13	Form of Registration Rights Agreement dated as of October 16, 2006 (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed on October 20, 2006).
21.1	Subsidiary of the Registrant (incorporated by reference herein to Exhibit 21.1 to Form 10-KSB filed March 31, 2006).
23.1	Consent of Goldstein & DiGioia LLP.*
23.2	Consent of Eisner LLP.*
24.1	Power of Attorney (included on page II-5 of the Registration Statement on Form SB-2).
_____________________
* Filed herewith.
# Confidential treatment has been granted with respect to portions of this document pursuant to Rule 24b-2 of the Securities Exchange Act. The redacted portions of this document were filed separately with the Securities and Exchange Commission.